EXHIBIT 4.15

DATED 29 SEPTEMBER, 2008

M-REAL CORPORATION AND OTHERS

and

SAPPI LIMITED AND OTHERS

MASTER BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of the
 M-real Graphic Paper Business

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(ACC/JRYC)

CA081780036

23.	EMPLOYEES	34

24.	FURTHER UNDERTAKINGS	36

25.	SELLERS’ MARKS	37

26.	INTELLECTUAL PROPERTY	37

27.	INSURANCE	39

28.	BOOKS AND RECORDS	39

29.	SET-OFF	40

30.	EFFECT OF COMPLETION	40

31.	REMEDIES AND WAIVERS	40

32.	ASSIGNMENT	40

33.	FURTHER ASSURANCE	40

34.	ENTIRE AGREEMENT	41

35.	RIGHTS OF THIRD PARTIES	41

36.	NOTICES	41

37.	ANNOUNCEMENTS	43

38.	CONFIDENTIALITY	43

39.	COSTS AND EXPENSES	44

40.	INDUCEMENT FEE	45

41.	COUNTERPARTS	45

42.	INVALIDITY	45

43.	HUSUM PM8 COATER CALL OPTION	45

44.	SOUTH AFRICA OPTION	46

45.	KANGAS PROPERTY OPTION	47

46.	GUARANTEE	49

47.	INDEMNITIES ON AN AFTER TAX-BASIS	51

Attachments

Attachment 1	Accounts

Attachment 2	Accounting Principles and Policies of M-real

Attachment 3	Carve-Out Accounts

Attachment 4	Press Announcement

Attachment 5	Format of Completion Statements

Attachment 6	Data Room List

Attachment 7	Disclosure Letter

Attachment 8	Business Employees at the close of business on 26 September, 2008

Attachment 9	Business Intellectual Property Assignments

Attachment 10	INTENTIONALLY LEFT BLANK

Attachment 11	Transitional Services Term Sheet

Attachment 12	Lock-Up Agreement

Attachment 13	Long-term Wood Supply Agreement

Attachment 14	Long-term Pulp Supply Agreements

Attachment 15	Husum Mill PM8 Exclusive Marketing Agreement

Attachment 16	Äänekoski PM2 Exclusive Marketing Agreement

Attachment 17	Long-term Energy Agreements

Attachment 18	Business Properties Transfer Deed

Attachment 19	Kangas PM2 Property lease

Attachment 20	Kangas Asset Transfer Agreement

Attachment 21	Kirkniemi Asset Transfer Agreement

Attachment 22	German Share Transfer Agreement

Attachment 23	Hallein Coater Asset Sale and Transfer Agreement

Attachment 24	Vendor Loans

Attachment 25	M-real Vendor Loan Note

Attachment 26	Commercial Arrangements Term Sheet

Attachment 27	Diverse Energy Issues Term Sheet

Attachment 28	Thosca-Holz Option Letter

Attachment 29	Standby Underwriting Agreement

Attachment 30	Allocation of Obligations Table

Attachment 31	Mill Business Fixed Asset Register

Attachment 32	Mill Business Vehicles

Attachment 33	CHP Outstanding Lease Payments Schedule

THIS MASTER BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT
is made this 29th DAY OF SEPTEMBER, 2008

BETWEEN:

1.                                   M-REAL CORPORATION, a company incorporated in Finland whose registered office is at Revontulentie 6, 02100 Espoo, Finland (P.O. Box 20, FIN-02020 Metsä, Finland) (registered in Finland with No. 0635366-7) (“M-real”);

AND

2.                                  EACH OF THE SHARE SELLERS AND BUSINESS SELLERS whose names are set out in Schedule 13 (together with M-real, the “Relevant Sellers” or “Sellers”);

AND

3.                                   SAPPI LIMITED, a company incorporated in the Republic of South Africa whose registered office is at Sappi House, 48 Ameshoff Street, Braamfontein, Johannesburg, South Africa (“Sappi” or “the Purchaser”);

AND

4.                                   EACH OF THE SHARE PURCHASERS AND BUSINESS PURCHASERS whose names are set out in Schedule 13 (together with Sappi, the “Relevant Purchasers” or “Purchasers”).

WHEREAS:

(A)                            The Relevant Sellers (each as to the Shares or any of the Business Assets, as the case may be, set out against its name in Schedule 13) have agreed to sell the Graphic Paper Business and to assume the obligations imposed on the Relevant Sellers under this Agreement.

(B)                            The Relevant Purchasers (each as to the Shares or any of the Business Assets, as the case may be, set out against its name in Schedule 13) have agreed to purchase the Graphic Paper Business and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

(C)                            Certain Relevant Sellers and certain Relevant Purchasers have agreed to enter into certain of the Transaction Documents as set out in the Attachments to this Agreement.

(D)                            M-real and Sappi have a definitive plan to sell the Coaters.

WHEREBY IT IS AGREED as follows:-

1.                                  INTERPRETATION

(A)                            Certain words and expressions used in this Agreement are defined in Schedule 1.

(B)                            The Schedules and Attachments form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and Attachments.

2.                                  SALE AND PURCHASE OF BUSINESS ASSETS

2.1                           On the terms of, and subject to the conditions, set out in this Agreement, the Relevant Sellers shall sell and the Relevant Purchasers shall purchase the Business comprising the assets listed below as a going concern as at, and with effect from, the Completion Date:

(i)                                  the Business Goodwill;

(ii)                               the Business Plant and Machinery;

(iii)                            the Business Stocks;

(iv)                             the Business Receivables;

(v)                                the benefit (subject to the burden) of the Business Contracts;

(vi)                             subject to clause 2.5, the Business Intellectual Property;

(vii)                          the Business Properties;

(viii)                      without prejudice to clause 28 , the Business Information and Books and Records;

(ix)                           the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims (less any costs incurred by the Relevant Seller in effecting such assignment or transfer (including, without limitation, any increases in premiums or the loss of any benefit in relation to any insurance arrangement of any member of the Sellers’ Group)); and

(x)                              any monetary amounts received by the Relevant Sellers (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim under an insurance policy (less any costs incurred by the Relevant Seller in effecting such assignment or transfer (including, without limitation, any increases in premiums or the loss of any benefit in relation to any insurance arrangement of any member of the Sellers’ Group))  to the extent such claim relates to any Business Asset or Assumed Liability, but not to the extent that any such claim relates to any Losses which have been made good prior to Completion or are recoverable under an indemnity by the Relevant Sellers to the Relevant Purchasers under this Agreement,

(together the “Business Assets”), but excluding the following assets (the “Excluded Assets”):

(a)                               the Kangas PM2;

(b)                               any element of the Business Assets set out in this clause 2.1 (i), (iii), (iv), (v), (vi), (viii), (ix) and (x) in each case that relates to the Relevant Sellers’ business and operation in South Africa;

(c)                               cash in hand or cash at the bank used in the Business, including all cash pooling arrangements as shown in the cash book of M-real or any other member of the Sellers’ Group, prepared in accordance with normal cut-off procedures as at the close of business on the Completion Date;

(d)                               amounts recoverable in respect of Taxation (including, for the avoidance of doubt, all sums due or recoverable (whether by way of credit, deduction, refund or otherwise) as relate to Finnish VAT in connection with the supply of goods and services or the purchase of raw materials and other goods and services of the Mill Business) attributable to periods of time ending on or before Completion, or in respect of any acts, events or transactions occurring on or before Completion;

(e)                               the benefit of any insurance policy of the Seller or any other member of the Sellers’ Group relating to any member of the Group, the Business or any of the Business Assets or Business Employees;

(f)                                   the Sellers’ Marks; and

(g)                               without prejudice to the Thosca Holz Option Letter, any shares owned by any member of the Sellers’ Group.

2.2                           As at, and with effect from, the Completion Date, the Relevant Purchasers will assume the Assumed Liabilities.

2.3                           M-real has the right to transfer, or the right to procure that the Relevant Sellers transfer the legal and beneficial title to the Business Assets and, except as provided for in Schedule 9, sell or procure the sale of the Business Assets free from Encumbrances (excluding the Business Intellectual Property which M-real sells or procures the sale of free from all options, charges and liens) and all other rights exercisable by or claims of third parties.

2.4                           Notwithstanding any other provisions of this Agreement, each member of the Sellers’ Group shall retain its rights, title and interest in and to, and no member of the Purchaser’s Group shall pursuant to this Agreement obtain any rights, title or interest in or to, the Excluded Assets.

2.5                           Clause 2.1 shall operate as an assignment of such of the Business Intellectual Property as is not the subject of a registration or an application for registration (including, for the avoidance of doubt, the unregistered marks “MEGA”, “EUROBULK”, “GALERIE BRITE”, “GALERIE LITE”, “ALLEGRO” and “FURIOSO”) with effect from Completion.  All Business Intellectual Property which is registered or which is the subject of an application for registration shall be assigned to the Relevant Purchasers pursuant to the Business Intellectual Property Assignments.

2.6                           The Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of clause 2.1.

3.                                  SALE AND PURCHASE OF THE SHARES AND RECEIVABLES

3.1                           On the terms of, and subject to the conditions set out in, this Agreement (including, for the avoidance of doubt, clause 4.6), Deutsche Holding shall sell or procure the sale and the Relevant Purchaser shall purchase or procure the purchase of, the legal and beneficial interest in the German Shares as at and with effect from Completion, together with all rights attached or accruing to them at Completion.

3.2                           On the terms of, and subject to the conditions set out in, this Agreement, NL Holding shall sell or procure the sale and the Relevant Purchaser shall purchase or procure the purchase of, the legal and beneficial interest in the Biberist Shares as at and with effect from Completion, together with all rights attached or accruing to them at Completion.

3.3                           The Shares shall be sold free from all Encumbrances and all other rights exercisable by or claims of third parties.

3.4                           The Relevant Sellers shall procure that on or prior to Completion any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

3.5                             Against payment of an amount equal to the Estimated Inter-Group Debt at the Completion Time, and subject to any relevant adjustments in accordance with clause 8 only, each Relevant Seller shall sell and assign, and M-real shall procure that any relevant member of the Sellers’ Group who is not a Relevant Seller shall sell and assign, the legal and beneficial interest in the receivables which comprise Inter-Group Debt to the Relevant Purchasers who shall purchase or procure the purchase of such receivables.

3.6                             The Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause 3.

4.                                    CONDITIONS

4.1                             The obligations of each party under this Agreement (other than those contained in this clause 4, clause 6, clauses 20.7 to 20.8, clauses 34 to 42 and clauses 46 to 51 which are unconditional) are conditional in all respects upon the conditions set out in Schedule 2 being satisfied or waived in accordance with this Agreement.

4.2                             Without prejudice to the generality of clause 4.3, Sappi undertakes and agrees with the Relevant Sellers that:

(i)                                   it will post a circular to the shareholders of Sappi (the “Sappi Circular”) as soon as reasonably practicable and in any event within 14 days of the date of this Agreement; and

(ii)                                the Sappi Circular will contain:

(a)                              a notice duly convening a general meeting of Sappi referred to in paragraph 1 of Schedule 2, such notice to include the resolution(s) substantially in the form referred to in paragraph 1 of Schedule 2;

(b)                              (subject to the fiduciary duties of the directors of Sappi) a recommendation from the directors of Sappi to its members to vote in favour the resolution(s) substantially in the form referred to in paragraph 1 of Schedule 2; and

(c)                              to the extent it has obtained and can lawfully disclose the same, details of the undertakings or other commitments of the major shareholders of Sappi who have committed to subscribe for Sappi Shares in, or otherwise support, the Rights Issue.

4.3                             Each of the Relevant Sellers and the Relevant Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions set out in Schedule 2 as soon as possible and in any event by the Termination Date. M-real (acting on behalf of the Sellers) and Sappi (acting on behalf of the Purchasers) shall, on becoming aware, immediately give written notice to the other of:

(i)                                   the fulfilment of each and any of the conditions set out in Schedule 2 of this Agreement; and

(ii)                                any circumstances which could reasonably be expected to prevent any of the conditions set out in Schedule 2 from being satisfied or which could reasonably be expected to delay the fulfilment of such conditions.

4.4                             For the purpose of satisfying the conditions set out in paragraphs 2 and 3 of Schedule 2, the reasonable endeavours referred to in clause 4.3 shall include the making of the requisite filings as soon as is practicable to the European Commission and Relevant Competition Authorities in the United States and Turkey and in this respect shall include the co-operation between M-real, on behalf of the Sellers’ Group, and Sappi, on behalf of the Purchaser’s Group, in any process involving the European Commission or any relevant Competition Authority in the United States or Turkey, such co-operation shall include, without limitation (subject to appropriate protection in respect of confidential information), the provision of information, the communication of documents and the submission of arguments in good time.

4.5                             Without prejudice to the generality of the foregoing each of M-real, on behalf of the Sellers’ Group, and Sappi, on behalf of the Purchaser’s Group, shall in connection with the preparation and submission of Submissions to the European Commission or any relevant Competition Authority in the United States or Turkey:

(i)                                   consult with each other as to the form and content of any Submissions;

(ii)                                procure that relevant drafts or re-drafts of any Submissions are provided as soon as practicable and in sufficient time to allow the other party and its advisers to review and provide comments on such drafts and re-drafts;

(iii)                             take account of the reasonable comments of the other party and its advisers on such drafts and re-drafts;

(iv)                              disclose promptly to the other party copies of all correspondence from and details of any discussions with the European Commission or any relevant Competition Authority which has been provided to the Sellers’ Group or the Purchaser’s Group and/or their respective advisers;

(v)                                 procure that the other party and/or its advisers are given a reasonable opportunity to attend all meetings or hearings and to participate in all significant discussions with the European Commission or any relevant Competition Authority;

(vi)                              regularly review with each other the progress of any notifications or filings; and

(vii)                           keep the other party informed promptly of any developments which are material or potentially material to the obtaining of the approvals, referred to in paragraphs 2 and 3 of Schedule 2,

PROVIDED THAT where a Submission includes information which is reasonably considered by a party to be competitively sensitive that party may at its option provide such information only to the other party’s legal advisers on an external counsel basis.

4.6                             After M-real has received notice of the fulfilment or waiver of each of the conditions set out in Schedule 2, M-real shall cause Deutsche Holding to take all reasonably necessary steps to ensure that the fiscal year of Stockstadt GmbH is shortened, if the Completion Date falls prior to or after 31 December, 2008, such that it ends on the Completion Date. M-real shall further procure and take all necessary steps to ensure that the existing Profit and Loss Pooling Agreement existing between Deutsche Holding and Stockstadt GmbH is terminated with legal effect as of the end of the Completion Date, provided, however, that (i) Deutsche Holding shall be entitled to receive the profit, if any, under the Profit and Loss Pooling Agreement for the period from 1 January, 2008 until the end of the Completion Date and the respective liability, if any, of Stockstadt GmbH shall be treated as a debt owed by it to Deutsche Holding (such debt being, for the avoidance of doubt, within the definition of Inter-Group Debt) and (ii) Stockstadt GmbH shall be entitled to any claim for compensation of loss, if any, under the Profit and Loss Pooling Agreement for the period from 1 January, 2008 until the end of the Completion Date and the respective claim, if any, of Stockstadt GmbH shall be treated as a debt owed to it by Deutsche Holding (such debt being, for the avoidance of doubt, within the definition of Inter-Group Receivables), it being understood that the liability or claim of Stockstadt GmbH, as the case may be, shall be determined in accordance with the Stockstadt Statutory Accounts and included in the Completion Statements with such amount.

4.7                             The conditions set out in paragraph 1, 4, 5, 7 and 8 of Schedule 2 shall not be capable of waiver by any party.

4.8                             The conditions set out in paragraph 6 of Schedule 2 shall be capable of waiver in whole or in part by Sappi only.

5.                                    TERMINATION RIGHTS

5.1                             Sappi shall be entitled to terminate this Agreement by written notice to M-real if there shall have occurred or be reasonably likely to occur a “Significant Adverse Change” in the period between the date of this Agreement and Completion which is not capable of remedy pursuant to arrangements satisfactory to Sappi (acting reasonably) EXCLUDING in any such case any change, event or circumstance resulting from:

(i)                                     changes in international or national financial, monetary, economic, political or financial markets conditions (including without limitation interest rates, exchange rates or commodity prices) however arising;

(ii)                                  any national emergency, act of terrorism, war, conflict, outbreak of hostilities or riot or other civil disturbance;

(iii)                               changes in conditions affecting the paper industry generally;

(iv)                                changes in laws, regulations and accounting practices;

(v)                                   matters fairly disclosed in the Disclosure Letter;

(vi)                                the negotiation, execution, announcement or performance of this Agreement or any other Transaction Document, or any arrangements contemplated by those agreements (including, without limitation, any prospective or actual change of control arising from the transaction documents); or

(vii)                             actions contemplated or required to be taken or omitted to be taken pursuant to this Agreement or any other Transaction Document or with Sappi’s consent.

5.2                             If the conditions set out in paragraph 2 of Schedule 2 are not fulfilled or waived on or before 11 January, 2009, M-real and Sappi will enter into a good faith negotiation for a period ending on 31 January, 2009 regarding the fulfilment of the conditions in paragraph 2 of Schedule 2. If, by the end of the above mentioned negotiation period, M-real and Sappi do not reach a mutually acceptable agreement, either party shall be entitled, at its sole and absolute discretion, to terminate this Agreement forthwith, at any time, by written notice to the other parties. Any such termination shall not affect M-real’s rights under clause 40.

5.3                             If any fact which will prevent the conditions set out in paragraphs 2, and 3 of Schedule 2 from being satisfied on or before the Termination Date comes to the knowledge of a party, then the relevant party shall inform the other parties and thereafter each party shall be entitled to terminate this Agreement by written notice to the other parties.

5.4                             Without prejudice to clause 5.2, if the conditions set out in Schedule 2 are not fulfilled or waived on or before the Termination Date, this Agreement shall automatically terminate.

5.5                             If the Agreement is terminated or terminates in accordance with this clause 5 the obligations of each party under this Agreement shall automatically terminate PROVIDED THAT the rights and liabilities of the parties which have accrued prior to termination shall subsist.

6.                                    CONDUCT OF BUSINESS BEFORE COMPLETION

6.1                             Subject to clause 6.2, the Relevant Sellers shall procure that the Graphic Paper Business will be carried on in the ordinary and usual course and that no member of the Sellers’ Group shall, between the date of this Agreement and Completion, undertake any act or course of conduct which is outside the ordinary course of the Graphic Paper Business. The Relevant Sellers shall procure that no member of the Sellers’ Group shall undertake any of the acts or matters specified in clause 6.3 without the prior written consent of the Relevant Purchasers, (such consent not to be unreasonably withheld or delayed).

6.2                             Clause 6.1 shall not operate so as to restrict or prevent, in each case in relation to the Graphic Paper Business:

(i)                                   the disposal of all or of any part of the Kangas PM2;

(ii)                                the undertaking in good faith of any matter reasonably necessary in an emergency or disaster situation with the intention of minimising any adverse effect on the Graphic Paper Business thereof (and of which the Relevant Purchasers will be promptly notified);

(iii)                             the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Sellers’ Group prior to the date of this Agreement or after the date of this Agreement but in accordance with the provisions of clause 6.1;

(iv)                              any matter undertaken at the written request of the Relevant Purchasers, provided that the Relevant Purchasers shall only be entitled to give instructions where following such instructions would be lawful (in particular under competition law aspects);

(v)                                 any matter reasonably required to be undertaken in connection with the completion of the Pre-sale Reorganisation;

(vi)                              any Sellers’ Group cash pooling arrangements or hedging (in relation to energy agreements);

(vii)                           any matter contemplated by this Agreement or any action taken by the Relevant Sellers or any member of the Sellers’ Group pursuant to this Agreement;

(viii)                        any action or omission which the Relevant Sellers or any member of the Sellers’ Group is required to take or omit to take by any applicable law or regulation, Tax Authority or other authority;

(ix)                            the management of the working capital of the Graphic Paper Business with a view to achieving the Target Net Working Capital amount and then maintaining it at or around that amount;

(x)                               any disposal of stocks, obsolete assets or redundant assets, or any payment of cash in each case consistent with ordinary course business practice in the running of the Graphic Paper Business;

(xi)                            the release or discharge of any charge or Encumbrance over any of the Business Properties; and

(xii)                         entering into arrangements for the purposes of settling or agreeing merchant rebates providing that the Relevant Sellers shall consult with the Relevant Purchasers in settling or agreeing the same if they may lawfully do so.

6.3                             The acts and matters referred to in clause 6.1 as outside the ordinary course are the following and in each case in relation to the Graphic Paper Business:

(i)                                   any disposal (not being a disposal in the ordinary course of business) of any interest in any part of the Graphic Paper Business;

(ii)                                the acquisition or disposal of any interest in Immovable Property;

(iii)                             any offer by a member of the Sellers’ Group to engage any new Senior Employee at any annual salary or fee per employee (on the basis of full time employment) in excess of €150,000 per annum, provided such a total shall not exceed €600,000 in aggregate, in each case exclusive of any amount in respect of VAT;

(iv)                              save than in emergency, enter into any agreement or incur any commitment involving any capital expenditure in excess of €1,000,000 per item and €10,000,000 in aggregate, in each case exclusive of any amount in respect of VAT;

(v)                                 any dismissal of any Senior Employee, other than for cause or unless not to do so would, in the reasonable opinion of M-real, materially damage the Graphic Paper Business;

(vi)                              acquire or agree to acquire any material share, shares or other interest in any company, partnership or other venture;

(vii)                           incur any additional external borrowings or incur any other external indebtedness;

(viii)                        any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee;

(ix)                            other than the payment of any bonuses in connection with the transaction contemplated by this Agreement, provide or agree to provide any gratuitous payment or benefit to any Employee or any of his dependants;

(x)                               discontinue or amend any employee benefit scheme or arrangement to any material extent or commence to wind them up or terminate them or cause them to cease to admit new members;

(xi)                            communicate to any Employee any material plan, proposal or intention to discontinue, amend, wind up, terminate or exercise any discretion in relation to any employee benefit scheme or arrangement;

(xii)                         pay any benefits under any employee benefit scheme or arrangements otherwise than in accordance with the terms of the documents governing such scheme or arrangements (and not under any discretionary power otherwise than in the ordinary course);

(xiii)                      save than in the ordinary course and in respect of the transactions contemplated by this Agreement (including in respect of agreements or commitments in respect of the Coaters), the entry into any agreement or commitment (whether formal or informal) with any employee representative body (howsoever described, and whether legally binding or otherwise);

(xiv)                       save for the Mill Business Efficiency Programme, any increase or decrease (other than as a result of natural attrition or pursuant to a programme disclosed to Sappi) in the total number of Employees at each location of the Graphic Paper Business outside a margin of +/-2% of the total number of Employees at each such location;

(xv)                          any material changes to pension arrangements for which the Graphic Paper Business is liable or termination of funds or announcements to staff of the same;

(xvi)                       any amendment, including any increase in emoluments (including, without limitation, pension contributions, bonuses, commissions, holiday pay and benefits in kind), to the terms of employment of any category of Employees which would result in an increase in cost after the date of this Agreement of the Graphic Paper Business in excess of

€500,000 (exclusive of any amount in respect of VAT) save for increases in emoluments made in accordance with the normal practice of the Sellers’ Group or in accordance with standard industry increases or collective bargaining agreements;

(xvii)                    any grant of any guarantee or indemnity for the obligations of any person in relation to the Graphic Paper Business;

(xviii)                 any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the Group or securities convertible into any of the foregoing and any debt for equity swaps in relation to the Graphic Paper Business to ensure no negative consideration is paid under this Agreement;

(xix)                     the entering into of any transaction by any member of the Group with any member of the Sellers’ Group other than on terms that are currently in force or on arm’s length terms and in the ordinary course of business;

(xx)                        the creation or grant of any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business), guarantee, indemnity or other form of security or Encumbrance or equity on, over or affecting any of the Business Assets or the whole or any part of the undertaking or assets of any member of the Group other than rights arising under retention of title clauses (or equivalent provisions the effect of which is that property does not pass until payment is made);

(xxi)                     the making of any loan or lease to any person (other than to any other member of the Group or to any member of the Sellers’ Group, including the participation or contribution to any cash-pooling arrangements of the Sellers’ Group);

(xxii)                  the repaying, redemption or repurchasing of any of the share capital of any Group Company;

(xxiii)               the entering into, or exercising of an option in relation to, or amendment of any agreement or incurring any commitment which is not capable of being terminated without compensation at any time within twelve months’ notice or less or which is not in the ordinary and usual course of business or which involved or may involve total annual expenditure in excess of €500,000, exclusive of any amount in respect of VAT;

(xxiv)                save for any payments or distributions due pursuant to the Profit and Loss Pooling Agreement between Deutsche Holding and Stockstadt GmbH and, if the applicable withholding tax exemption has been obtained, the distribution of retained earnings by Biberist, the declaration, or payment of any dividend or other distribution to shareholders;

(xxv)                   the amendment of, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the Graphic Paper Business;

(xxvi)                in respect of an event arising after the date of this Agreement, the settlement of any insurance claim by the Relevant Seller or any member of the Relevant Seller’s Group in excess of €2,000,000 materially below the amount claimed;

(xxvii)             the making of any change to its accounting practices or policies or amending its constitutional documents;

(xxviii)          in relation to any Properties:

(a)                                the carrying out of any material structural alteration or addition to, or materially effecting any change of use of, such Properties;

(b)                                the termination or service of any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the Graphic Paper Business taken as a whole;

(c)                                the agreement of any new rent or fee payable under any lease, tenancy or licence which is material in the context of the Graphic Paper Business taken as a whole;

(d)                                the entering into or variation of any agreement, lease, tenancy, licence or other commitment which is material in the context of the Graphic Paper Business taken as a whole;

(e)                                the selling, conveyance, transfer, assignment or charging of any of the Properties or granting of any rights or easements over any of the Properties or the entering into of any covenants or other Encumbrances affecting any of the Properties or agreement to do any of the foregoing; and

(xxix)              the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

6.4                             If the Completion Date is likely to fall after 31 December, 2008, M-real and Sappi agree that they shall enter into a good faith negotiation from 15 December, 2008 to agree any amendments to this clause 6 to reflect likely changes to the Graphic Paper Business from 1 January, 2009.

7.                                    CONSIDERATION

7.1                             The Initial Consideration for the sale of the Business Assets and the Shares is based on the Enterprise Value less the Estimated Net Debt and shall be paid by the Relevant Purchasers to the Relevant Sellers at Completion.

7.2                             The Initial Consideration shall be made up of the Consideration Shares which shall (for the purpose of this clause 7 and the preparation of the Completion Statements and the adjustments in clause 8) have a value of €50,000,000, the Proceeds of the Rights Issue and the balance by the M-Real Vendor Loan Note.

7.3                             The Consideration Shares shall be listed on the JSE and endorsed “non-resident” or the equivalent in respect of dematerialised shares.

7.4                             No later than two Business Days prior to the Completion Date, M-real shall notify the Purchaser in writing to whom the Consideration Shares (and in which proportion) should be issued. The Consideration Shares shall be allotted, issued and delivered to M-real (or its nominee(s)) and the M-real Vendor Loan Note shall be issued and delivered to M-real on the Completion Date as provided in paragraphs 1(B) (iv) and (vi) of Schedule 3.

7.5                             On the Completion Date, the Relevant Purchasers shall issue to M-real the Vendor Loans which M-real agrees to immediately transfer and assign to Sappi on Completion.

7.6                             In addition to the Initial Consideration, the Relevant Purchasers shall in consideration for the transfer of the receivables comprising the Inter-Group Debt (as set out clause 3.5), pay to the Sellers’ Group at Completion an amount equal to the Estimated Inter-Group Debt.

7.7                             The Initial Consideration and the Estimated Inter-Group Debt shall be paid to the Relevant Sellers in accordance with paragraph 1(B)(ii) of Schedule 3.

7.8                             The Consideration shall be allocated in accordance with Schedule 6.

7.9                             Reduction of Consideration:

(i)                                     If any payment is made by any Relevant Seller to any Relevant Purchaser in respect of any claim for any breach of this Agreement or pursuant to an indemnity under this Agreement, the payment shall be made by way of adjustment of the Consideration paid by the Relevant Purchaser for the particular category of Business Asset, Shares or receivables (if any) to which the payment and/or claim relates under this Agreement and the Consideration shall be (and shall be treated as having been) reduced by the amount of such payment;

(ii)                                  If:

(a)                                the payment and/or claim relates to more than one category of Business Asset, Shares or receivables, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets, Shares or receivables by reference to the proportions in which the Consideration is allocated in accordance with Schedule 6; or

(b)                                the payment and/or claim relates to no particular category of Business Asset,  Shares or receivables, it shall be allocated rateably to all Business Assets, Shares and receivables by reference to the proportions in which the Consideration is allocated in accordance with Schedule 6, and in each case the Consideration shall be (and shall be treated as having been) reduced by the amount of such payment.

7.10                      The Relevant Sellers acknowledge and agree that the Consideration Shares have not been and will not be registered under the Securities Act and the Consideration Shares issued pursuant to this Agreement are “restricted securities” within the meaning of Rule 144 under the Securities Act.  The Consideration Shares purchased by M-real pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof.  M-real shall not offer to sell or otherwise dispose of the Consideration so acquired by it in violation of any of the registration requirements of the Securities Act.

7.11                       The Relevant Purchasers acknowledge that the M-real Vendor Loan Note is freely transferable and may be sold, encumbered or otherwise disposed of by M-real on and subject to the terms and conditions set out in the M-real Vendor Loan Note.

8.            COMPLETION STATEMENTS AND ADJUSTMENTS

8.1         Each of the Relevant Sellers and the Relevant Purchasers shall comply with their respective obligations in Schedule 6 in relation to the Completion Statements.

8.2         If the value of the Adjustment Payment is a negative amount, the absolute value of the Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid in total in cash to the Relevant Purchasers by the Relevant Sellers within seven Business Days of agreement or determination of the value of the Adjustment Payment; or

8.3         If the value of the Adjustment Payment is a positive amount, the value of the Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid in total to the Relevant Sellers by the Relevant Purchasers within seven Business Days of agreement or determination of the value of Adjustment Payment.

8.4         Any Adjustment Payment pursuant to clause 8.3 shall not take into account any Net Working Capital Adjustment if such adjustment is in excess of €50,000,000. The first €30,000,000 of any Net Working Capital Adjustment due from the Relevant Purchasers shall be paid by the Relevant Purchasers in cash to the Relevant Sellers. If the Net Working Capital Adjustment is greater than €30,000,000, the Relevant Purchasers shall, subject to clause 8.5 below and up to a face value limit of €20,000,000 (the “Kirkniemi Trade Receivables Cap”), be entitled to make up the balance by the transfer to the Relevant Sellers of Kirkniemi Trade Receivables with a total face value equal to the balancing amount but may elect to pay all or any of such (or where there are insufficient Kirkniemi Trade Receivables shall pay) additional €20,000,000 or lesser amount (as applicable) in cash. Subject to the Completion Statements being in agreed form and to clauses 8.2 and 8.3, the Relevant Purchasers agree that any required transfer of Kirkniemi Trade Receivables will begin on the fifth Business Day following Completion.

8.5         If the Completion Date falls after 31 December, 2008 the Kirkniemi Trade Receivables Cap shall be adjusted by the percentage amount relative to the percentage increase or decrease of the price of finished goods in respect of the Graphic Paper Business at the date of this Agreement when compared with the price of such goods on the Completion Date. Any dispute as to the amount of this percentage shall be determined in accordance with the provisions of Part 3 of Schedule 6.

8.6         If the value of the Inter-Group Debt Adjustment Payment is a negative amount, the absolute value of the Inter-Group Debt Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid to the respective Relevant Purchaser by the respective Relevant Seller, and by M-real on behalf of the relevant member of the Sellers’ Group who is not a Relevant Seller, within seven Business Days of agreement or determination of the value of the Inter-Group Debt Adjustment Payment.

8.7         If the value of the Inter-Group Debt Adjustment Payment is a positive amount, the value of the Inter-Group Debt Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid to the respective Relevant Seller, and to M-real on behalf of the relevant member of the Sellers’ Group who is not a Relevant Seller, by respective Relevant Purchaser within seven

Business Days of agreement or determination of the value of the Inter-Group Debt Adjustment Payment, in each case against the assignment of the respective receivable of the amount corresponding to the Inter-Group Debt Adjustment Payment.

8.8         If the value of Inter-Group Receivables Adjustment Payment is a negative amount, the value of Inter-Group Receivables Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid to the respective Relevant Seller, or to M-real on behalf of the relevant member of the Sellers’ Group who is not a Relevant Seller, by the respective Group Company within seven Business Days of agreement or determination of the value of the Inter-Group Receivables Adjustment Payment.

8.9         If the value of Inter-Group Receivables Adjustment Payment is a positive amount, the value of Inter-Group Receivables Adjustment Payment together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment, shall be paid to the relevant Group Company by the Relevant Seller or by M-real, on behalf of the relevant member of the Sellers’ Group who is not a Relevant Seller, within seven Business Days of agreement or determination of the value of the Inter-Group Receivables Adjustment Payment.

8.10       The Relevant Sellers and the Relevant Purchasers agree that, upon all payments pursuant to clauses 8.6, 8.7, 8.8 and 8.9 having been made, all liabilities relating to payment of Inter-Group Debt shall be finally and conclusively settled as between the relevant member of Sellers’ Group and the respective Relevant Purchaser and that all Inter-Group Receivables shall be finally and conclusively settled. Subject to such payments, M-real shall procure that no member of Sellers’ Group will raise any claims relating to Inter-Group Debt against any Group Company, and the Relevant Purchasers shall procure that no Group Company and no member of the Purchaser’s Group will raise any claims relating to Inter-Group Receivables against any member of the Sellers’ Group.

8.11       The Relevant Purchasers agree that they will pay to the Relevant Sellers the Merchant Rebate Adjustment where such amount is a positive value, and the Relevant Sellers agree they will pay to the Relevant Purchasers the Merchant Rebate Adjustment where such amount is a negative value (in which event the payment will be the absolute amount of such negative value), within seven Business Days of agreement or determination of the same. The Merchant Rebate Adjustment is the difference between the value of the Merchant Rebates at 30 June, 2008 as determined for the purpose of calculating the Completion Statements and the actual value of those Merchant Rebates at the Completion Time (which shall be determined by calculating a pro rata adjustment of the value of the Merchant Rebates to the Completion Time). Any dispute as to the basis on which the Merchant Rebate Adjustment has been calculated shall be determined in accordance with Part 3 of Schedule 6 and references in that Schedule to “Completion Statements” shall be to the “Merchant Rebate Adjustment” and to “Completion” to the date on which the final actual payment of Merchant Rebates is made (which shall be within a reasonable period following the Completion Date).

8.12       For the avoidance of doubt:

(i)           without prejudice to the Relevant Sellers’ obligations, if any, in clause 8.11, the Relevant Purchasers shall be responsible for the payment of the Merchant Rebates as from the

Completion Time and shall indemnify the Relevant Sellers for any failure to make such payments; and

(ii)          subject to Relevant Sellers indemnifying the Relevant Purchasers for any reasonable amount and to the extent agreed by the Relevant Purchasers in advance of any such merchant rebate payment in respect of period up to the Completion Date, the Relevant Purchasers shall be responsible for the payment of all merchant rebates in respect of the Coaters and the Know-How Business.

8.13       The Relevant Sellers shall be entitled to the Supplier Rebates and the Relevant Purchasers undertake that they will immediately transfer any such rebates received by a member of the Purchaser’s Group to the Relevant Sellers.

8.14       All payments referred to in this clause 8 shall constitute an adjustment to the Initial Consideration or the Estimated Inter-Group Debt and (save as permitted by clause 8.4) shall be made in immediately available funds in Euros in each case without any set-off, restriction or condition and without any deduction or withholding (save only as required by law) by telegraphic transfer to the account or accounts of the Relevant Purchasers or (as the case may be) the Relevant Sellers.

9.            TRANSFER OF RISK

            The Relevant Sellers and Relevant Purchasers agree that risk in respect of the Business Assets and the Group shall pass to the Relevant Purchasers on Completion.

10.         COMPLETION

10.1       Subject to clause 10.2 below, or as otherwise stated in this Agreement, Completion of the sale and purchase of the Business Assets shall take place at 10.00 a.m. on the Completion Date at the offices of the Sellers’ Solicitors at One Bunhill Row, London EC1Y 8YY (or on such other date or at such other time or place as M-real and Sappi may agree).

10.2       Completion of the sale and purchase of the Business Properties will occur at the offices of Roschier, at Keskuskatu 7A, FI-00100 Helsinki, Finland.

10.3       In case the Completion Date does not fall on a Business Day, Completion shall take place on the last Business Day before the Completion Date provided that in such case effectiveness of Completion shall, unless agreed otherwise by the Relevant Sellers and Relevant Purchasers, occur on the Completion Date.

10.4       Completion of the sale and purchase of the German Shares shall take place on the Completion Date at the offices of the relevant notary public in Germany in accordance with paragraph 4(A) of Schedule 3.

10.5       Completion of the sale and purchase of the Biberist Shares shall take place on the Completion Date at the offices of Bäer & Karrer AG at Brandschenkestrasse 90, CH-8027 Zurich, Switzerland in accordance with paragraph 4(B) of Schedule 3.

10.6       At Completion, each of the Sellers and the Relevant Purchasers shall do or procure the doing of those things respectively listed in respect of them in Schedule 3.

10.7       The Sellers and the Purchasers shall not be obliged to complete the sale and purchase of any of the Shares or the Business Assets unless the sale and purchase of all of them shall have been completed in accordance with Schedule 3.

10.8       The cash element of the Initial Consideration and the Estimated Inter-Group Debt shall be payable by or on behalf of the Relevant Purchasers in immediately available funds in Euros at Completion as referred to in paragraph 1(B)(ii) of Schedule 3.

10.9       The Consideration Shares shall be issued to M-real (or its nominee(s)) at Completion as referred to in paragraph 1(B) (iv) of Schedule 3.

10.10     The M-real Vendor Loan Note shall be issued to M-real at Completion as referred to in paragraph 1(B)(vi) of Schedule 3.

10.11     Receipt of funds, Consideration Shares and the M-real Vendor Loan Note in accordance with clauses 10.8, 10.9 and 10.10 shall constitute a good discharge of the Relevant Purchasers in respect of the payment of the Initial Consideration and Estimated Inter-Group Debt but not, for the avoidance of doubt, in respect of the Relevant Purchasers’ other obligations under clause 8.

11.          VAT

11.1       All sums payable for the sale of the Business Assets shall be deemed to be exclusive of any VAT which may be chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes; and accordingly if any VAT is chargeable in respect of the sale of the Business Assets, the Relevant Purchasers shall pay to the Relevant Sellers (in addition to and at the same time as paying the Initial Consideration) an amount equal to such VAT, against delivery of an appropriate VAT invoice.

11.2       Without prejudice to the generality of clause 11.1 above:

(i)           M-real and the Relevant Purchaser acknowledge that the sale of the Business Assets which constitute the Mill Business (the “Mill Business Assets”) is intended to be treated as a transfer of a business for the purpose of Article 19(a) of the Finnish Act on Value Added Tax (30 December 1993/1501, as amended) (the “Finnish VAT Act”) and the Relevant Purchaser hereby confirms that it will, following Completion, use the Mill Business Assets for VAT deductible purposes. Both M-real and the Relevant Purchaser agree that this statement is considered to be the Relevant Purchaser’s statement as referred to in Section 209(f) of the Finnish VAT Act;

(ii)          M-real and the Relevant Purchaser acknowledge that no VAT will be chargeable in respect of the sale and purchase of the Business Properties listed in Part A of Schedule 9;

(iii)         the right and obligation to carry out VAT adjustments based on the investments in the Business Properties, subject to Article 120 of the Finnish VAT Act, shall transfer to the Relevant Purchaser at Completion in accordance with subsection 4 of Article 19(a) of the Finnish VAT Act. M-real undertakes to provide the Relevant Purchaser, on Completion, with the account (the “Account”) as referred to in Section 1 of Article 209(g) and a copy referred to in Section 3 of Article 209(g) of the Finnish VAT Act, to the extent M-real has received such accounts from previous holders of the Business Properties. M-real represents and warrants that no other accounts have been given by any previous holder of the Business Properties as referred to in Section 3 of Article 209(g) of the Finnish VAT Act.  M-real represents and warrants that the Account includes all matters provided in Article 209(h) of the Finnish VAT Act and is also in all respects free from defects;

(iv)         M-real shall indemnify the Relevant Purchaser against all liabilities, damages and costs that the Relevant Purchaser suffers as a result of any defect or inadequacy in the Account, including any such defect or inadequacy arising after the date of the establishment of the Account  in respect of which M-real would be required, in accordance with Section 2 of Article 209(g) of the Finnish VAT Act, to render a supplementary account, regardless of whether M-real has in fact rendered such a supplementary account. M-real shall not be required to indemnify the Relevant Purchaser in respect of any liabilities, damages or costs arising (directly or indirectly) as a result of any matter taking place after Completion, or as a result of any failure of the Relevant Purchaser to use the Business Properties for VAT deductible purposes. The Relevant Purchaser shall compensate M-real for any benefit the Relevant Purchaser obtains (in the form of additional deductions or refund of VAT) as a result of any defect or inadequacy in the Account, provided that a supplementary account is rendered by M-real in accordance with section 2 of Article 209(g) of the VAT Act;

(v)          the Relevant Purchaser hereby confirms in accordance with Section 209(i) of the Finnish VAT Act that it shall use the Business Properties for business activities following Completion and that it shall, by Completion, be entered in the Finnish VAT register; and

(vi)         if, notwithstanding the provisions of this clause 11.2, the relevant Tax Authority shall determine that VAT is chargeable in respect of the supply of all or any part of the Mill Business Assets under this Agreement, the Relevant Seller shall notify the Relevant Purchaser of that determination within 7 days of its being so advised that Tax Authority and the Relevant Purchaser shall pay to the Relevant Seller by way of additional consideration in accordance with clause 11.1, a sum equal to the amount of VAT determined by the Tax Authority to be so chargeable, together with any related interest or penalties imposed by the Tax Authority (if any), within 30 days of the Relevant Seller notifying the Relevant Purchaser of that determination (against delivery by the Relevant Seller of an appropriate VAT invoice).

12.         ACTION AFTER COMPLETION

12.1       If so requested by the Relevant Purchasers, the Relevant Sellers shall, for a period of three months or for so long thereafter as the Relevant Purchasers may reasonably request following Completion, join with the Relevant Purchasers in sending out notices (such notices to be agreed between the Relevant Sellers and the Relevant Purchasers prior to being sent out) to all third party suppliers and third party customers in relation to the Business and other business contacts relating to the Business informing them of the transfer of the Business.

12.2       The Relevant Sellers shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Business and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the Business and partly to one or more of the remaining businesses of the Sellers’ Group which are received by any member of the Sellers’ Group on or after Completion shall be passed as soon as practicable to the Relevant Purchaser.

12.3       The Relevant Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses of the Sellers’ Group and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to one or more of the remaining businesses of the Sellers’ Group and partly to the Business which are received by the Purchaser’s Group on or after Completion shall be passed as soon as practicable to the relevant member of the Sellers’ Group.

12.4       Without limiting clause 14.4(i), all moneys or other items belonging to the Relevant Purchaser or to any other member of the Purchaser’s Group which are received by the Relevant Sellers or any other member of the Sellers’ Group on or after Completion and were comprised within or were represented by the Business or any of the Business Assets sold at Completion pursuant to this Agreement shall be promptly paid over or delivered to the Relevant Purchasers or the relevant member of the Purchaser’s Group and, pending such payment, shall be held on trust (or procured to be held in trust) by the Relevant Sellers or such other member of the Sellers’ Group for the Relevant Purchasers or the relevant member of the Purchaser’s Group.

12.5       All moneys or other items belonging to the Relevant Sellers or to any other member of the Sellers’ Group which are received by the Relevant Purchasers or any other member of the Purchaser’s Group on or after Completion and were excluded from the Business or any of the Business Assets sold at Completion pursuant to this Agreement shall be promptly paid over or delivered to the Relevant Sellers or the relevant member of the Sellers’ Group and, pending such payment, shall be held on trust (or procured to be held in trust) by the Relevant Purchasers for the Relevant Sellers (or such other relevant member of the Sellers’ Group, as the case may be).

13.         THIRD PARTY CONSENTS FOR THE SALE OF BUSINESS ASSETS

13.1       Where any consent or agreement of any third party (other than a relevant regulatory or anti-trust authority) is required for the transfer of any of the Business Assets (other than in relation to the transfer of any Business Contract or the performance of any Business Contract by the Relevant Purchasers) and such consent or agreement has not been obtained at or before Completion, (subject to any transfer by operation of law) the sale of the relevant Business Asset shall not take effect, notwithstanding Completion, until that consent or agreement has been obtained and each of the Relevant Sellers (or the relevant member of the Sellers’ Group) and the Relevant Purchasers shall (at the expense of the Relevant Purchasers) use their respective reasonable endeavours after Completion to obtain it as soon as possible.

13.2       After Completion, and until such time as any consent or agreement referred to in clause 13.1 is obtained the Relevant Seller (or the relevant member of the Sellers’ Group) shall be deemed to hold the benefit of the relevant Business Asset referred to in clause 13.1 on trust for the Relevant Purchasers, or where holding on trust is not possible under local law the Relevant Sellers and the Relevant Purchasers shall make such other arrangements between themselves to provide to the Relevant Purchasers the benefits of the relevant Business Assets.

14.          TRANSFER OF BUSINESS CONTRACTS AND LICENCES

14.1       Subject to clause 14.2, the Relevant Purchasers shall become entitled to the benefits (subject to the burden) of the Business Contracts and this Agreement shall constitute an assignment of the benefit of the Business Contracts to the Relevant Purchasers with effect from Completion.

14.2       This Agreement shall not constitute an assignment or attempted assignment of any Business Contract if the assignment or attempted assignment is not possible or would constitute a breach of the relevant Business Contract.

14.3       Where a Third Party Consent is required to the assignment of the benefit of, or novation of, a Business Contract or to some other arrangement required to be put in place in respect of those Business Contracts which relate in part only to the Business whereby the relevant part is severed and transferred, the Relevant Sellers shall use all reasonable endeavours (without incurring any costs or expenses) with the co-operation of the Relevant Purchasers (such co-operation to include, without limitation, the provision by the Relevant Purchasers of a guarantor or guarantors of the obligations under the relevant Business Contract, if required) to obtain any Third Party Consent to assignment or novation or to such severance arrangement of all relevant Business Contracts both before and after Completion.

14.4       After Completion, and until any necessary Third Party Consent is obtained, the following provisions shall apply:

(i)           the Relevant Sellers shall be deemed to hold the benefit of that Business Contract (to the extent permitted under the relevant Business Contract) on trust for the Relevant Purchasers (if to do so would not constitute a breach of such Business Contract), or where holding on trust is not possible under local law the Relevant Sellers and the Relevant Purchasers shall make such other arrangements between themselves to provide to the Relevant Purchasers the benefits of the relevant Business Contract (including wherever possible licences of Intellectual Property), including the enforcement of all rights of the Relevant Sellers against any other party thereto;

(ii)          if it is permissible under the relevant Business Contract, the Relevant Purchasers shall perform for or on behalf of the Relevant Sellers (but at the Relevant Purchasers’ expense) the obligations of the Relevant Sellers under that Business Contract failing to be performed on or after Completion; and

(iii)         to the extent that the Relevant Purchasers are lawfully able to do so, and subject to the Relevant Purchasers receiving the benefits of the Business Contract, the Relevant Purchasers hereby undertake to pay the Relevant Sellers such amount as is required to indemnify each member of the Sellers’ Group against any act or omission of the Relevant Purchasers to perform or comply with any obligation of M-real which falls to be performed or complied with after Completion, as referred to in paragraph (ii) of this clause 14.4, provided that this clause 14.4 will not apply to the Energy Plant Contracts.

14.5       Where the performance and discharge by the Relevant Purchasers of the obligations and liabilities arising under a Business Contract would constitute a breach by the Relevant Sellers of the terms of such Business Contract, the Relevant Sellers shall, until the Third Party Consent is obtained, continue so far as reasonably practicable to perform and discharge the relevant Business Contract to the extent necessary to avoid any such breach PROVIDED THAT:

(i)            the Relevant Sellers shall exercise their rights in respect of such Business Contract as the Relevant Purchasers may direct or approve (acting reasonably) and not otherwise and shall account to the Relevant Purchasers for any sums arising thereunder;

(ii)          the Relevant Purchasers (at their own expense) shall provide the Relevant Sellers with such documents, facilities and assistance and/or enter into such other arrangements as the Relevant Sellers shall reasonably deem necessary or require for the purpose of performing and discharging the Business Contract, in each case in such manner that the Relevant Sellers are not in breach thereof;

(iii)         the Relevant Sellers shall be deemed to hold the benefit of such Business Contract (to the extent permitted under the relevant Business Contract) on trust for the Relevant Purchasers (if to do so would not constitute a breach of such Business Contract) and such benefit will be promptly paid over to the Relevant Purchasers; and

(iv)          the Relevant Purchasers shall reimburse the Relevant Sellers any costs and expenses reasonably incurred by the Relevant Sellers, and shall on behalf of the Relevant Sellers discharge any liabilities in each case arising as a result of such performance and discharge by the Relevant Sellers and shall provide all reasonable facilities and assistance to the Relevant Sellers free of charge for such purpose (including, without limitation, providing the services of the Business Employees, access to the Business Properties and the use of the Business Assets) and shall pay to the Relevant Seller such amount as is required to indemnify each member of the Sellers’ Group in respect of the same, provided that this clause 14.5 shall not apply to the Energy Plant Contracts.

14.6       M-real shall, on behalf of itself and the Sellers Group’, within 5 Business Days of execution of this Agreement seek a Third Party Consent from Fortum in relation to the transfer, assignment or novation of the Energy Plant Contracts to the Relevant Purchasers.

14.7       If the Third Party Consent of Fortum in relation to all of the Energy Plant Contracts is granted then the Energy Plant Contracts shall be so transferred, assigned or novated to the Relevant Purchasers.

14.8       If the Third Party Consent of Fortum in relation to the Energy Plant Contracts is not able to be obtained by the Relevant Sellers or relevant members of the Sellers’ Group, then the Relevant Sellers or the relevant members of the Sellers’ Group shall enter into energy plant contracts on equivalent terms, mutatis mutandis, as those in place between Fortum and the Relevant Sellers or the relevant members of the Sellers’ Group in order to vest in the Relevant Purchasers all the benefits thereof as if it were a party to such agreements itself.

14.9       For the purposes of Schedule 6, M-real shall be deemed to have complied with its obligations under this clause 14.9 if the provisions of:

(i)            clause 14.7 or 14.8 are complied with; and

(ii)           the Energy Plant Contracts (including, for the avoidance of doubt, the CHP Lease) have been transferred to the Relevant Purchasers in accordance with the provisions of clauses 2, and/or 14.7 or 14.8.

14.10     Without prejudice to the provisions of Schedule 6, if M-real has not complied with its obligations under clause 14.9 at Completion, Sappi shall pay €20m to M-real within 7 Business Days of

M-real complying with clause 14.9 providing M-real complies with clause 14.9 within 30 Business Days of Completion.

14.11     M-real and Sappi shall use their best efforts to have the Stockstadt Lease between Stockstadt GmbH and Molsindra Vermietungsgesellschaft mbH & Co. Objekt Stockstadt KG (the “Lessor”)  amended to the effect that any links to M-real shall cease and M-real shall be released of any obligations towards the Lessor or Stockstadt GmbH arising from the Stockstadt Lease. In particular, the termination right of the Lessor under section 11.3 of the Stockstadt Lease relating to M-real’s group credit facility and the right of Lessor to request M-real to assume the Stockstadt Lease under the lease assumption agreement shall be cancelled. In return for such changes Sappi is prepared to give the Lessor reasonable comfort with respect to the fulfilment of the Stockstadt Lease by Stockstadt GmbH on a level which is comparable to the comfort given by M-real so far. In the event the Lessor should be unwilling to renegotiate and amend the Stockstadt Lease but the Stockstadt Lease is not terminated by the Lessor, Sappi shall indemnify and hold harmless M-real from and against any losses and damages in connection with the Stockstadt Lease to the extent such losses and damages relate to the period after the Completion Date. Should M-real have to assume the Stockstadt Lease pursuant to the lease assumption agreement, M-real shall act at the instruction and for the account of the Relevant Purchaser as if the Relevant Purchaser was a party to the Stockstadt Lease and Sappi shall indemnify and hold harmless M-real from and against any losses and damages in connection with the Stockstadt Lease to the extent such losses and damages relate to the period after the Completion Date.

15.          ASSUMED LIABILITIES AND ASSURANCES

15.1       The Relevant Purchasers hereby agree with the Relevant Sellers that they will duly and properly perform, assume and pay and discharge when due, and pay to the Relevant Sellers such amount as is required to indemnify the Relevant Sellers and each other relevant member of the Sellers’ Group against, all Assumed Liabilities save to the extent any such Assumed Liability is recoverable under Schedules 14 and 15.

15.2       In this Agreement “Assumed Liabilities” means:

(i)           all outstanding or unperformed obligations of the Relevant Sellers and each other member of the Sellers’ Group under the Business Contracts (including, for the avoidance of doubt, all trade payables) whether falling due for observance or performance before, at or after Completion, excluding those obligations to the extent arising from events occurring on or prior to Completion except to the extent they are provided for in the Carve-Out Accounts or to the extent taken account in the Net Working Capital Adjustment or in an Adjustment Payment or otherwise in the Completion Statements;

(ii)          without prejudice to clause 19.9 (ii), all obligations and liabilities (including all business rents, rates and other periodic outgoings) in respect of the Business Properties whether falling due for observance or performance before, at or after Completion, excluding those obligations and liabilities to the extent arising from events occurring on or prior to Completion except to the extent they are provided for in the Carve-Out Accounts or to the extent taken account in the Net Working Capital Adjustment or otherwise in an Adjustment Payment or otherwise in the Completion Statements; and

(iii)         all liabilities arising in connection with the condition of, or any defect in, any Business Stocks, excluding those liabilities to the extent arising from events occurring on or prior to

Completion except to the extent they are provided for in the Carve-Out Accounts or to the extent taken account in the Net Working Capital Adjustment or otherwise in an Adjustment Payment or otherwise in the Completion Statements.

15.3       The Relevant Purchasers covenant that, at any time and from time to time on or after Completion they will execute and deliver all such further instruments of assumption and acknowledgements as any member of the Sellers’ Group may reasonably request in order to effect the release and discharge in full of the relevant member of the Sellers’ Group in respect of any Assumed Liability and the Relevant Purchasers’ assumption of the Assumed Liabilities and the substitution of the Relevant Purchasers as the primary obligors in respect of the Assumed Liabilities in each case on a non-recourse basis to the Sellers’ Group.

15.4       The Relevant Purchasers covenant that, at any time and from time to time on or after Completion they will execute and deliver all such further instruments of assumption and acknowledgements as any member of the Sellers’ Group may reasonably request in order to effect the release and discharge in full of any Assurance howsoever structured given at any time by any member of the Sellers’ Group to any person in respect of any obligation or liability of any member of the Group and the Relevant Purchasers’ assumption of, and the substitution of the Relevant Purchasers as the primary obligors in respect of, each such Assurance, in each case on a non-recourse basis to members of the Sellers’ Group.

15.5       The Relevant Purchasers hereby agree with each of the Relevant Sellers (on behalf of themselves and each other member of the Sellers’ Group) that they will assume and pay and discharge when due, and pay to the Relevant Sellers such amount as is required to indemnify each member of the Sellers’ Group against the Assurances referred to in clause 15.4 (other than to the extent that they have been released and discharged in accordance with clause 15.4).

15.6       Each of the Relevant Sellers covenant that, at any time and from time to time on or after Completion, they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Relevant Purchasers may reasonably request in order to effect the release and discharge in full of any Assurance howsoever structured given by any member of the Group or otherwise by the Business to any person in respect of any obligation or liability of any member of the Sellers’ Group and shall procure the assumption of, and the substitution of an appropriate member of the Sellers’ Group as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Purchaser’s Group.  Pending such release and discharge, the Relevant Sellers hereby agree with the Relevant Purchasers (on behalf of themselves and each member of the Group) that they will assume and pay and discharge when due, and pay to the Relevant Purchasers such amount as is required to indemnify each member of the Group against, all such Assurances.

16.          BUSINESS RECEIVABLES

16.1       As soon as practicable following Completion, the Relevant Sellers shall deliver to the Relevant Purchasers details of the Business Receivables.

16.2       Notwithstanding clause 16.1, as soon as practicable following the satisfaction of the conditions in paragraphs 2 and 3 of Schedule 2 the Relevant Sellers shall use reasonable endeavours to deliver details of the Business Receivables to the Relevant Purchasers.

16.3                    Subject to clause 8.4, the Relevant Sellers agree that the Relevant Purchasers alone shall be responsible for the collection of any of the Business Receivables and that:

(i)                                   the Relevant Purchasers shall be entitled to take such steps as it may think fit to recover any outstanding Business Receivables;

(ii)                                the Relevant Sellers shall not take, and shall procure that no other member of the Sellers’ Group takes, any step to collect the Business Receivables, and shall not do anything to hinder their collection by the Relevant Purchasers; and

(iii)                            if the Relevant Sellers or any other member of the Sellers’ Group should receive any communication or payment in respect of any Business Receivable, the Relevant Sellers shall or shall procure that written details of any such communication or payment are given to the Relevant Purchasers as soon as reasonably practicable following receipt thereof.

16.4                    Where anything (including any service or payment) is to be provided by a member of the Purchaser’s Group under any of the Business Contracts after Completion, but any payment (whether by way of deposit, prepayment, provision of a service or otherwise) in respect of the price or cost of it has been received by a member of the Sellers’ Group before Completion, the Relevant Sellers shall procure that the relevant member of the Sellers’ Group pays a sum equal to the amount of that payment to the relevant member of the Purchaser’s Group immediately following Completion, following receipt of which the member of the Purchaser’s Group shall provide such thing or service or payment and shall hold such sum on trust for that member of the Purchaser’s Group until it is paid over.

16.5                    Where anything (including any service or payment) is to be provided by a member of the Purchaser’s Group under any of the Business Contracts after Completion, but any payment (whether by way of deposit, prepayment provision of a service or otherwise) has been made by a member of the Sellers’ Group in respect of the price or cost of it before Completion, the Relevant Purchasers shall procure that that relevant member of the Purchaser’s Group pays a sum equal to the amount of that payment to the relevant member of the Sellers’ Group as soon as reasonably practicable following the member of the Purchaser’s Group becoming aware of such thing or service and shall hold such sum on trust for that member of the Sellers’ Group until it is paid over.

16.6                    Any sums received by the Relevant Purchasers or the Relevant Sellers (or any other member of the Sellers’ Group) from a third party from whom monies are due both to the Relevant Sellers (and/or another member of the Sellers’ Group) in respect of any other business and to the Relevant Purchasers in respect of the Business which monies were separately invoiced prior to Completion, where the monies are not clearly identifiable or apportionable as relating in whole or in part to a debt in respect of the Business or a debt of the Relevant Sellers (or another member of the Sellers’ Group) in respect of any other business, shall be deemed first to be in satisfaction of the liability which first arose.

16.7                    Any sum received by the Relevant Purchasers from a third party from whom monies are due both to the Relevant Sellers (and/or another member of the Sellers’ Group) and to the Relevant Purchasers under a single invoice rendered to that third party which does not constitute a payment of the whole amount due under such invoice but only in part thereof shall be payable as follows:

(i)                                   if the payment is accompanied by a statement (express or implied) by the third party as to which goods it is made in respect of, then in accordance with such statement; and

(ii)                                if no such statement as to the aforesaid matters is made by the third party, then to each of the parties entitled under the relevant invoice, the pro rata proportion of the part payment made which corresponds to the proportion of the entire amount invoiced due to that party,

ALWAYS PROVIDED THAT if, in circumstances where a payment is apportioned in accordance with the provisions of sub-clause (ii) above, it is subsequently ascertained which goods the part payment was made in respect of, then the party or parties to whom such payment would have been made, had it been known at the time that such monies were received to whom such payment should have been made, shall be entitled to call for such amount to be paid over by the party or parties who received such payment in the first instance, who shall promptly pay over the same. The provisions of sub-clause (ii) above shall apply, mutatis mutandis, to any sum received by the Relevant Sellers (and/or any other member of the Sellers’ Group) in respect of any such invoice and the Relevant Sellers shall procure compliance with such provisions by any relevant member of the Sellers’ Group.

16.8                    The Relevant Sellers (or any other member of Sellers’ Group) shall be under no liability to the Relevant Purchasers if any of the Business Receivables are not paid save where such non-payment was caused by the Relevant Sellers’ wilful default or negligence in the performance of its obligations under this clause 16.

17.                           SELLERS’ WARRANTIES AND PURCHASERS’ REMEDIES

17.1                    Subject as provided in this Agreement, M-real, on behalf of itself and the Relevant Sellers, warrants to the Relevant Purchasers as at the date of this Agreement in the terms of the Warranties set out in Schedule 4.

17.2                    The only Warranties given:

(i)                                   in respect of the Properties are those contained in paragraph 16 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to the Properties;

(ii)                                in respect of Environmental Matters are those contained in paragraph 17 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to Environmental Matters;

(iii)                             in respect of Intellectual Property (including for the avoidance of doubt, any Intellectual Property subsisting in any IT Systems), know-how and contracts, arrangements and engagements relating thereto are those contained in paragraph 18 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to Intellectual Property, know-how and contracts, arrangements and engagements relating thereto;

(iv)                              in respect of IT Systems (or agreements relating thereto) are those contained in paragraph 18 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to IT Systems (or agreements relating thereto);

(v)                                 in respect of Tax are those contained in paragraph 22 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to Tax;

(vi)                              in respect of all employment and pension matters are those contained in paragraphs 20 and 21 respectively of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to employment and pension matters; and

(vii)                           in respect of the Accounts and the Carve-Out Accounts are those contained in paragraph 9 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to Accounts and Management Accounts.

17.3                    The liability of the Relevant Sellers under or in relation to the Warranties shall be limited as set out in Schedule 5.

17.4                    Any payment made by the Relevant Sellers in respect of any claim under the Warranties shall be made, to the extent possible, by way of an adjustment to the Consideration.

17.5                    The Relevant Purchasers acknowledge and agree that the Relevant Sellers make no representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Relevant Purchasers (howsoever provided) on or prior to the date of this Agreement, including without limitation, in the Disclosure Letter, the Data Room or in the documents provided to the Relevant Purchasers or their advisers in the course of the Relevant Purchasers due diligence exercise.

17.6                    The Relevant Purchasers acknowledge that they do not rely and have not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the Warranties and acknowledge that neither the Relevant Sellers nor any member of the Sellers’ Group or any of their respective agents, officers or employees or any other person has given such warranties, representations, covenants, undertakings, indemnities or other statements.

17.7                    The Relevant Purchasers acknowledge and agree that they are not aware of any matter on or before the date of this Agreement which would form the basis of a claim for breach of Warranty.

17.8                    Notwithstanding that the Relevant Purchasers become aware at any time that there has been any breach of any of the Warranties or any other term of this Agreement, the Relevant Purchasers shall not be entitled to rescind this Agreement or treat it as terminated but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law. The Relevant Purchasers waive all and any rights of rescission in respect of this Agreement they may have (howsoever arising or deemed to arise) other than any such rights in respect of fraud.

17.9                    Each of the Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.

17.10             If after the signing of this Agreement and before Completion (as appropriate):

(i)                                  any Relevant Seller shall become aware that any of the Warranties set out in paragraphs 1, 2, 4 and 6(A) of Schedule 4 of this Agreement was untrue or inaccurate as of the signing of this Agreement; or

(ii)                               any event shall occur or matter shall arise of which any Relevant Seller becomes aware which would result in any of the Warranties set out in paragraphs 1, 2, 4 and 6(A) of Schedule 4 of this Agreement being untrue or inaccurate at Completion had the Warranties set out in paragraphs 1, 2, 4 and 6(A) of Schedule 4 of this Agreement been repeated on Completion, the Relevant Sellers shall notify the Relevant Purchasers in writing as soon as practicable and in any event prior to Completion setting out full details of the matter and the Relevant Sellers shall make any investigation concerning the event or matter and take such action, at their own cost, as the Relevant Purchasers may reasonably require.

17.11              Any notification pursuant to clause 17.10 shall not operate as a disclosure pursuant to paragraph 10 of Schedule 5 and the Warranties set out in paragraphs 1, 2, 4 and 6(A) of Schedule 4 of this Agreement shall not be subject to such notification.

17.12             The Relevant Sellers further warrant to the Relevant Purchasers that the Warranties set out in paragraphs 1, 2, 4 and 6(A) of Schedule 4 of this Agreement will be true and accurate at Completion as if they had been repeated at Completion.

17.13             For the avoidance of doubt, clauses 17.10 to 17.12 shall only apply to the Warranties specifically set out in those clauses and not any other Warranty set out in Schedule 4 of this Agreement.

18.                           PURCHASERS’ WARRANTIES

18.1                     The Purchaser, on behalf of itself and the Relevant Purchasers, warrants to the Relevant Sellers as at the date of this Agreement that:

(i)                                  each of the Relevant Purchasers has the requisite power and authority to enter into and perform this Agreement and any other documents (including, without limitation, the M-real Vendor Loan Note and the Vendor Loans) which are to be entered into pursuant to this Agreement to which they are a party (the “Purchasers’ Completion Documents”).

(ii)                               this Agreement constitutes and the Purchasers’ Completion Documents will, when executed by the Relevant Purchasers, constitute binding obligations of the Relevant Purchasers in accordance with the respective terms of each such document.

(iii)                            the execution and delivery of, and the performance by each of the Relevant Purchasers of their respective obligations under this Agreement and the Purchasers’ Completion Documents to which each is respectively a party will not:

(a)                                result in a breach of any provision of the memorandum or articles of association or equivalent constitutional documents of the Relevant Purchasers;

(b)                               result in a breach of, or constitute a default under, any instrument to which the Relevant Purchasers are a party or by which the Relevant Purchasers are bound and which is material in the context of the transactions contemplated by this Agreement;

(c)                                so far as the Relevant Purchasers are aware, result in a breach of any existing order, judgment or decree of any court or governmental agency to which the Relevant Purchasers are a party or by which the Relevant Purchasers are bound and which is material in the context of the transactions contemplated by this Agreement; or

(d)                                save as contemplated by this Agreement, require the Relevant Purchasers to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect; and

(iv)                              save as disclosed in a letter to M-real of even date herewith, no member of the Purchaser’s Group is engaged in any legal or arbitration proceedings which may have or have had during the preceding 12 months a significant effect on the financial or trading position of the Purchaser’s Group and no such legal or arbitration proceedings are threatened or pending nor to the best of the knowledge, information and belief of the Purchaser (having made all reasonable enquires), are there any circumstances which may give rise to any such legal or arbitration proceedings.

18.2                    If after the signing of this Agreement and before Completion (as appropriate):

(i)                                  any Relevant Purchaser shall become aware that any of the warranties set out in clause 18.1 above was untrue or inaccurate as of the signing of this Agreement; or

(ii)                               any event shall occur or matter shall arise of which any Relevant Purchaser becomes aware which would result in any of the warranties set out in clause 18.1 above being untrue or inaccurate at Completion had the warranties set out in clause 18.1 above been repeated on Completion, the Relevant Purchasers shall notify the Relevant Sellers in writing as soon as practicable and in any event prior to Completion setting out full details of the matter and the Relevant Purchasers shall make any investigation concerning the event or matter and take such action, at their own cost, as the Relevant Sellers may reasonably require.

18.3                    Any notification pursuant to clause 18.2 above shall not operate as a disclosure pursuant to paragraph 10 of Schedule 5 and the warranties set out in clause 18.1 above shall not be subject to such notification.

18.4                    The Relevant Purchasers further warrant to the Relevant Sellers that the warranties set out in clauses 18.1(i) to 18.1(iii) (but not, for the avoidance of doubt, clause 18.1(iv)) above will be true and accurate at Completion as if they had been repeated at Completion.

19.                           SELLERS’ UNDERTAKINGS

19.1                    The Relevant Sellers agree and undertake to provide the Relevant Purchasers (and will use all reasonable endeavours to procure that their auditors provide the Relevant Purchasers) with all such assistance as the Relevant Purchasers reasonably require to produce the Sappi Circular, including without limitation in respect of financial information relating to the Business Assets to be included therein.

19.2                    Subject to their reasonable external costs being covered by the Relevant Purchasers, the Relevant Sellers agree and undertake to provide the Relevant Purchasers with such assistance as the Relevant Purchasers reasonably require to produce any offering circular or prospectus relating to any Financing, including:

(i)                                  furnishing the Relevant Purchasers with all financial statements and financial data relating to the Business Assets that would be required to be included in the relevant offering circular or prospectus:

(a)                                under applicable South African or US rules and regulations (and, in the case of an offering of high-yield notes, that are customarily included in offering memoranda for offerings conducted in accordance with Rule 144A and Regulation S in the European high-yield market); or

(b)                                in order to allow the granting by auditors of negative assurance comfort under SAS 72 ‘look-a-like’;

(ii)                               using all reasonable endeavours to procure that their auditors provide such accountants’ comfort letters (including a statement that such auditors have conducted a SAS 100 or ISRE 2410 review, as applicable for each relevant offering document, on any interim financial statements included in such offering circular or prospectus) and consents as reasonably requested by the Relevant Purchasers; and

(iii)                            providing such assistance to the Relevant Purchasers as they may reasonably request in connection with any listing of securities issued in any Financing on the JSE, the London Stock Exchange or an unregulated stock exchange in the European Union, as applicable.

19.3                    The Relevant Sellers undertake that as at Completion, the make-up of working capital as between the Kangas Mill, the Kirkniemi Mill, the Stockstadt Mill and the Biberist Mill and as between each different component of working capital shall in each case be in accordance with the ordinary course operations of those mills and in each case consistent with past practice.

19.4                    Save as required by law of any relevant jurisdiction (including, for the avoidance of doubt, any disclosure to a Tax Authority), the Relevant Sellers agree not to use or disclose the Business Information to any person other than the Relevant Purchasers after Completion.

19.5                    The Relevant Sellers undertake to carry out the Pre-Sale Reorganisation as soon as reasonably practicable following the signing of this Agreement and in any event so as to be completed prior to Completion in accordance with paragraph 6 of Schedule 2 of this Agreement.

19.6                    Subject to the Relevant Purchasers indemnifying the Relevant Sellers for any reasonable costs in respect of the same (including, without limitation, any increases in any premiums or the loss of any benefit in relation to any insurance agreement), the Relevant Sellers undertake to use reasonable endeavours to pursue any insurance claim that the Relevant Purchasers may reasonably request that the Relevant Sellers pursue in order to vest the benefit of clause 2.1(x) in the Relevant Purchasers so far as is reasonably practicable.

19.7                    M-real shall use reasonable endeavours to procure that the Kangas PM2 is removed from the Kangas PM2 Property within 3 years of Completion Date and shall ensure that the Kangas PM2 Property is made safe in accordance with normal standards upon the removal of the Kangas PM2. If M-real has not been able to remove the Kangas PM2 and make the Kangas PM2 Property safe within 3 years of the Completion Date, M-real and Sappi agree to enter into a good faith negotiation in order to determine how the Kangas PM2 should be removed from the Kangas PM2 Property, including if appropriate, a discussion as to the extension of the Kangas PM2 Property Lease.

19.8                    M-real shall use reasonable endeavours to procure that Biberist shall distribute prior to Completion all its retained earnings as per the Biberist statutory accounts for the year ended 31 December, 2007, insofar as the same are freely distributable and insofar as agreed by M-real and Sappi (the “Biberist Retained Earnings”), subject to the following terms and conditions:

(i)                                  that Biberist has obtained an advance written tax ruling, reasonably satisfactory to both M-real and Sappi, of the Swiss Federal Tax Administration confirming that there is no Swiss dividend withholding treatment of the Biberist Retained Earnings;

(ii)                               that such tax ruling shall be obtained by the statutory auditor of Biberist (as set out in Schedule 7 (B)) or any other independent person acceptable to M-Real and Sappi and shall be binding upon M-Real and Sappi for the purpose of this Agreement;

(iii)                            that the statutory auditor of Biberist (as set out in Schedule 7 (B)) confirms (based on an interim balance sheet drawn up as per 30 September, 2008 (or, if the distribution is to be made after 31 December, 2008, based on a balance sheet drawn up as per 31 December, 2008, if available) consistent with the accounting practice of Biberist according to Swiss GAAP) in writing to M-real (who shall provide a copy of such confirmation to Sappi) that the dividend distribution complies with Swiss company law and with the Articles of Association of Biberist; and

(iv)                             that Biberist shall, at the latest, distribute the Biberist Retained Earnings three Business Days prior to the Completion Date,

provided that M-real and Sappi shall not procure and Biberist shall not be required to make a distribution to an extent which would constitute a repayment of capital (Einlagerückgewähr) or a violation of its legally protected reserves (gesetzlich geschützte Reserven). If such tax ruling can only be obtained after Completion (or if the only tax ruling which can be obtained after Completion is not satisfactory to both M-real and Sappi), M-real shall discuss in good faith what steps can reasonably be taken to ensure Sappi can reasonably procure that the Biberist Retained Earnings are distributed to NL Holding, net of any costs or expenses and net of any amount of Swiss withholding tax which may be deductible in accordance with such ruling or such other steps in relation to the Biberist Retained Earnings as are reasonable.

M-real and Sappi shall procure that the costs (other than in relation to any tax ruling obtained and any costs in relation to confirming the Swiss dividend withholding tax exemption) are borne by Biberist.

19.9                    The Relevant Sellers shall be responsible for, and shall indemnify the Relevant Purchasers in respect of any liabilities incurred by the Relevant Purchasers in respect of:

(i)                                 the Mill Business Efficiency Programme;

(ii)                              any compensation which is required by a relevant Environment Authority to be paid out in relation to waste water effluent discharges at the Business Property at Kirkniemi in respect of the period on or before Completion (“Kirkniemi Discharge Compensation”);

(iii)                           any cost ultimately borne by the Relevant Purchaser under clause 23.7(ii) as a result of any relevant payable under clause 23.7 which was due and payable on or before the Completion Date not having been borne by the Relevant Sellers or the relevant member of the Seller’s Group in accordance with clause 23.7(i) except to the extent such cost is a Tax Liability for the purposes of Schedule 14;

(iv)                            any interest payments which are accrued but not paid in respect of the period on or before Completion by Stockstadt GmbH before the date they are due;

(v)                               any Pre-Sale Reorganisation Liabilities; and

(vi)                            any overdue payments which are due in respect of the Graphic Paper Business at Completion or current payments which are more than 60 days from invoice at Completion which have not been paid to the Relevant Purchasers pursuant to supply arrangements with Winkowski for a period of 6 months from the date of Completion provided that the Relevant Purchasers have continued to do business with Winkowski for so long as it is reasonable and practicable for the Relevant Purchasers to do so. The parties agree that in the event the Sellers’ Group is able to procure credit insurance in respect of the payments the subject of this indemnity prior to Completion this clause 19.9 (vi) shall ceased to have effect. The Purchaser shall procure that forthwith on receipt of any payment pursuant to this indemnity it shall assign or procure the assignment by the relevant member of the Purchaser’s Group of the of the receivable in respect of which the indemnity is paid.

19.10              Prior to Completion, M-real shall cause Deutsche Holding to take all reasonably necessary steps to ensure that the fiscal year of CN Papiervertriebs GmbH and of the German Subsidiary is shortened such that the respective fiscal year ends on or after the Completion Date. M-real shall further procure and take all necessary steps to ensure that the existing domination and profit and loss pooling agreement between Stockstadt GmbH and the German Subsidiary is terminated with legal effect as of the end of the respective shortened fiscal year of the German Subsidiary.

20.                            PURCHASERS’ UNDERTAKINGS

20.1                     Sappi agrees and undertakes to the Relevant Sellers that the Sappi Shares forming the Consideration Shares to be issued shall:

(i)                                  be fully paid or credited as fully paid, rank pari passu in all respects with the Sappi Shares in issue on the Completion Date (including the right to receive all dividends and other distributions declared, made or paid on or after the Completion Date);

(ii)                               not be issued subject to any pre-emptive right, option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance and all other rights exercisable by or claims by third parties other than at the creation of the Relevant Sellers or any member of the Sellers’ Group; and

(iii)          be issued in accordance with applicable law and the articles of association or by-laws or equivalent constitutional documents of the Purchaser.

20.2                    Sappi undertakes to the Relevant Sellers that it and its directors, as at the Completion Date, shall have the power and authority to allot and issue the Consideration Shares to be issued to the Relevant Sellers under this Agreement in the manner contemplated by this Agreement without any sanction or consent by the members of the Purchaser or any class of them and the allotment shall comply with the South African Companies Act No 61 of 1973, the JSE Listings Requirements and all other relevant laws and regulations of South Africa and elsewhere.

20.3                    Sappi agrees and undertakes that the Sappi Circular and any other public document issued by it in relation to the transactions contemplated by this Agreement, including for the avoidance of doubt any rights issue or other equity or debt raising, will be issued in accordance with the rules of the JSE and all other relevant laws and regulations of South Africa and elsewhere.

20.4                    The Relevant Purchasers agree and undertake that (in the absence of fraud) they have no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Seller’s Group or any Employee on whom it may have relied before agreeing to any term or entering into this Agreement or any other agreement or document entered into pursuant hereto.

20.5                    Without prejudice to clause 28.2, the Relevant Purchasers shall procure that, for a period of six years after Completion, each of the Relevant Sellers and their accountants shall as soon as reasonably practicable and in any event within five Business Days of request for the same be given reasonable access to any employees, officers, advisers or premises of any member of the Group and any of their respective books and records which may reasonably be required by the Sellers or any other member of the Sellers’ Group in connection with any report, return, statement, audit, filing or other requirement under any applicable law or regulation or otherwise required in respect of the Sellers’ Business.

20.6                    Without prejudice to clause 19.7, the Relevant Purchaser of the Kangas Property agrees to grant a right of access, in accordance with the Kangas PM2 Property Lease and for the purpose of removing the Kangas PM2 from the Kangas PM2 Property, to M-real or a relevant third party with effect from Completion and for a period of 3 years or such other period until the Kangas PM2 is sold and removed from the Kangas PM2 Property.  The Relevant Purchaser agrees that it will enter into the Kangas PM2 Property Lease in this respect and M-real undertakes that it shall not assign or transfer the Kangas PM2 Property Lease to any third party.

20.7                    Sappi will procure that the Rights Issue is formally launched as soon as reasonably practicable after the conditions (other than the condition in paragraph 8 of Schedule 2) in Schedule 2 have been satisfied or waived in full or as otherwise as agreed in writing between M-real and Sappi.

20.8                    Sappi undertakes to M-real that it and the other members of the Purchaser’s Group have no secured outstanding debt obligation (whether secured by mortgage, charge, pledge, lien or any other security interest or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor) other than secured outstanding debt obligations which are permitted under clauses 22.5 (negative pledge) and 22.7 (financial indebtedness) of the €600,000,000 revolving credit facility agreement arranged for Sappi by BNP Paribas, JP Morgan plc and SG Corporate and Investment Banking dated 29 June, 2005 (as amended from time to time) and that the M-real Vendor Loan Note to be issued pursuant to the transactions contemplated by this Agreement shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

21.                             RESTRICTIONS ON SELLERS’ BUSINESS ACTIVITIES

21.1                    The Relevant Sellers shall, and shall procure that the Sellers’ Group shall cease to use any trade mark consisting of or comprising “Galerie Art by Metsä-Serla” (“GAMS”) in any jurisdiction.

21.2                    The Relevant Sellers shall not, and shall procure that none of the Sellers’ Group shall:

(i)                                   make any further use of the “Zanders Mega” marks (“ZM”) in any jurisdiction; or

(ii)                                renew any of the ZM registrations; or

(iii)                             for a period of 3 years following Completion, use or apply for registration of or register any trade marks including the word Mega for any products or services, except as otherwise agreed in writing between the parties;

(iv)                              for so long as the Relevant Purchaser continues to have a significant commercial interest in the “MEGA” mark, use or apply for registration of or register any trade marks that include the word MEGA in relation to products or services that are the same as or similar to those in relation to which the Relevant Purchaser has used or is using the MEGA mark (whether alone or in combination with any other mark) in the 3 year period following Completion, except as otherwise agreed in writing between the parties;

(v)                                 use or seek registration of any trade marks including the word Galerie (including Galerie Vision or Galerie Image) except as otherwise agreed in writing by the parties.

21.3                    Subject to clause 21.4, the Relevant Sellers undertake that they will not (and to procure no member of the Sellers’ Group will) for a period of three years from the Completion Date be directly or indirectly engaged or interested in carrying on a Coated Graphic Paper Business anywhere in the world.

21.4                    Nothing in this clause 21, shall prevent or restrict in any way the Relevant Sellers or any other member of the Sellers’ Group from:

(i)                                   the holding of shares in a listed company if the shares do not confer more than 10 per cent. of the votes which could normally be cast at a general meeting of the company, provided that this sub-clause (i) shall not apply to the holding of any shares in Sappi;

(ii)                                carrying on anywhere in the world the Sellers’ Business (for the avoidance of doubt, including, without limitation, paperboard, uncoated graphic paper production, coated speciality paper, cast coated paper and one-sided coated paper);

(iii)                             acquiring any entity or business which carries on a Coated Graphic Paper Business as it is carried on at the date of Completion if the acquisition is not made with the sole or main purpose of acquiring a Coated Graphic Paper Business and the Coated Graphic Paper Business element of the entity or business to be acquired does not comprise more than

30 per cent. of turnover of such entity or business taken as a whole and represent production of more than 200,000 tonnes per annum; and

(iv)                              carrying on any business contemplated by this Agreement and obligations under agreements contemplated by this Agreement, provided that the restrictions in the 3 year period from Completion set out in this clause 21 shall apply to the Äänekoski PM2 Exclusive Marketing Agreement in the event that agreement is terminated prior to 3 years from the Completion Date.

21.5                    In the event that a member of the Sellers’ Group acquires an entity or business which carries on a Coated Graphic Paper Business in excess of the turnover and production limits set out in clause 21.4(iii), M-real shall be required to sell or procure the sale of such Coated Graphic Paper Business within six months of the acquisition thereof and, in respect of such disposal, the Purchaser shall be granted a right of first refusal to acquire such Coated Graphic Paper Business provided that any acquisition by the Purchaser shall be at the same price and on materially similar terms as any third party would be prepared to agree to.

21.6                    The restrictions in the three year period from Completion set out in this clause 21 shall not apply to restrict:

(i)                                   any business whatsoever carried out by Zanders at its Gohrsmühle Mill or by Hallein AG at its Hallein Mill in accordance with any of the Transaction Documents in respect of any production at such mills which is not sold by the Relevant Purchasers;

(ii)                                any production at the Gohrsmühle Mill or the Hallein Mill in the 4 months following Completion which is not sold by the Relevant Purchasers; and

(iii)                             any business carried out by the Sellers’ Group which relates to the Excluded SA Assets.

22.          NON-SOLICITATION

22.1       The Relevant Sellers undertake to the Relevant Purchasers that they will not, and shall procure that each member of the Sellers’ Group will not, within 12 months after the Completion Date solicit or entice away from the employment of any member of the Group, or engage or employ (directly or indirectly, in any capacity whatsoever) any Senior Employee (save where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such persons or as a result of an unsolicited approach to M-real or any other member of the Sellers’ Group from such person).

22.2       The Relevant Purchasers undertake to the Relevant Sellers that they will not, and shall procure that each member of the Purchaser’s Group will not, within 12 months after the Completion Date solicit or entice away from the employment of any member of the Sellers’ Group or engage or employ (directly or indirectly, in any capacity whatsoever) any Senior Employee (save with the Seller’s prior consent (not to be unreasonably withheld or delayed) or save where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such persons or as a result of an unsolicited approach to the Purchaser or any other member of the Purchaser’s Group from such person).

23.                             EMPLOYEES

23.1                    The parties anticipate that mandatory provisions of applicable legislation relating to the transfer of undertakings will apply to the sale of the Mill Business and the contracts of employment (and all rights and obligations thereunder including where relevant pension obligations) of the Business Employees will upon Completion, to the extent provided for in the said applicable legislation, transfer to the Relevant Purchasers.

23.2                    Subject to clauses 23.3 and 23.4, and notwithstanding mandatory provisions of applicable legislation relating to the transfer of undertakings, if the contract of employment of any Business Employee terminates or is found or alleged not to have effect after Completion as if made with the Purchaser or another member of the Purchaser’s Group as a consequence of the sale and purchase of the Mill Business and other matters contemplated under this Agreement, the Purchaser and the Relevant Sellers agree that:

(i)                                   the Relevant Purchasers (on behalf of the relevant member of the Purchaser’s Group), in consultation with the Relevant Sellers, may, within five Business Days of being so requested by the Relevant Seller, make (or procure that another member of the Relevant Purchaser’s Group makes) to such a Business Employee an offer in writing to employ him under a new contract of employment; and

(ii)                                the offer to be made will be such that it is consistent with the terms and conditions the said Business Employee would have enjoyed had he or she transferred as originally anticipated under the mandatory provisions of applicable legislation.

23.3                    Without prejudice to clause 23.7, the Relevant Sellers shall indemnify the Relevant Purchasers against any claim in respect of:

(i)                                   the employment of any Business Employee during the period before the Completion Date;

(ii)                                any termination of the employment of any Business Employee by any member of the Sellers’ Group before the Completion Date;

(iii)                             any failure by any member of the Sellers’ Group to comply with its obligations under applicable legislation to provide information or to consult, in connection with the transfer and/or other matters contemplated by this Agreement, in relation to the Business Employees.

23.4                    The Relevant Purchasers shall indemnify the Relevant Sellers against any claim in respect of:

(i)                                   the employment of any Business Employee during the period after the Completion Date including, without limitation, any changes to terms and conditions of employment by the Relevant Purchaser;

(ii)                                subject to paragraph 23.5, any termination of the employment of any Business Employee by a Relevant Purchaser after the Completion Date; and

(iii)                             any failure by a Relevant Purchaser to comply with its obligations under applicable legislation to provide information with respect to the measures, in connection with the transfer, which a Relevant Purchaser will take, if any, in relation to any Business Employees who will become employees of the Purchaser’s Group after Completion.

23.5                    If for any reason the contract of employment of any person who is not an Employee is found or alleged to have effect after the date of this Agreement as if made with a Relevant Purchaser or another member of the Purchaser’s Group, as a consequence of the sale and purchase of the Business Assets and other matters contemplated under this Agreement, the Relevant Purchaser and Relevant Sellers agree that:

(i)                                   the Relevant Sellers will, within 5 Business Days of being so requested by the Relevant Purchaser, either make to that person an offer in writing to employ him under a new contract of employment or notify the Relevant Purchaser that it will not make such an offer; and

(ii)                                any such offer made will be such that none of the terms and conditions of the new contract will differ from the corresponding terms of that individual’s contract of employment immediately before Completion.

23.6                    Once the offer referred to in clause 23.5 has been made or the Relevant Seller has confirmed that it will not make any such offer (or after the expiry of five Business Days after it has been requested), the Relevant Purchaser shall terminate (or procure the relevant member of the Purchaser’s Group so terminates) the employment of the person concerned and, so long as notification of that termination is made within three months of the Relevant Purchaser becoming aware of the finding or allegation referred to in clause 23.5, the Relevant Sellers will pay to the Relevant Purchasers such amount as is required to indemnify the Relevant Purchasers or the relevant member of the Purchaser’s Group against the cost of that person’s employment, the termination of that employment and any liabilities or costs relating to that person which transfer to the Relevant Purchaser or a member of the Purchaser’s Group under applicable legislation.   The Relevant Purchaser or member of the Purchaser’s Group shall use all reasonable endeavours to minimise the cost of terminating such person’s employment as are consistent with local law.

23.7                    All wages, salaries, incentive payments, holiday pay, and other periodic outgoings (including any Employment Taxes for which the employer is required to account in respect of such payments) in respect of the Business Employees to the extent that they are due and payable (in accordance with the usual practice of the Graphic Paper Business):

(i)                                   on or before the Completion Date shall be borne by the Relevant Sellers or the relevant member of the Sellers’ Group; and

(ii)                                after the Completion Date shall be borne by the Relevant Purchasers or the relevant member of the Purchaser’s Group,

provided that any bonuses (including, for the avoidance of doubt, MIS Payments and thirteenth cheques) which relate to a period:

(a)                               on or before the Completion Date shall be borne by the Relevant Sellers or the relevant member of the Sellers’ Group; and

(b)                               after the Completion Date shall be borne by the Relevant Purchasers or the relevant member of the Purchaser’s Group.

23.8                    For the avoidance of doubt, responsibility for any Employment Taxes relating to wages, salaries, incentive payments, holiday pay, other outgoings and bonuses mentioned in clause 23.7 shall be allocated in accordance with the principles set out in paragraph 3.2 of the Tax Indemnity.

24.                             FURTHER UNDERTAKINGS

24.1                    M-real and Sappi have a definitive plan to sell and transfer the Coaters to Sappi, subject to and in accordance with applicable legal and contractual requirements in the relevant jurisdictions, including any applicable labour law requirements or (in Germany) agreements with works’ council.

24.2                    Notwithstanding clause 24.1, any transfer of the Coaters and the Know-How Business shall be subject to the following principles:

(i)                                   the Sellers shall (or shall procure that the relevant employing entity shall) take all lawful steps necessary to ensure that no employee transfers to any member of the Purchaser’s Group, pursuant to the terms of any legislation relating to the transfer of undertakings and the acquisition (if any) of the Coaters and/or the Know-How Business;

(ii)                                notwithstanding clause 24.2(i), and for the avoidance of any doubt, clauses 23.5(i) and (ii) and 23.6 of this Agreement shall apply to any employee who transfers, or alleges that he/she transferred, to any member of the Purchaser’s Group contrary to clause 24.2(i) above (and such employee shall not be considered to be an “Employee” for the purposes of that clause).

24.3                    With effect as of the Completion Date, the relevant parties agree to use reasonable endeavours to terminate any cash pooling arrangement in place prior to Completion.

24.4                    The parties anticipate that the sale and transfer of the Hallein Coater hereunder to the Relevant Purchaser will not constitute a transfer of business in terms of section 38 of the Austrian Company’s Act (Unternehmensgesetzbuch; “UGB”).  If the sale and transfer of the Hallein Coater hereunder to the Relevant Purchaser should be found to constitute a transfer of business in terms of section 38 UGB the parties agree as follows:

(i)                                   the Relevant Purchaser shall not assume any liabilities from Hallein AG under section 38 UGB resulting from the transfer of the Hallein Coater to the Relevant Purchaser;

(ii)                                the Relevant Seller shall, to the extent legally permissible, register the exclusion of liability set forth in sub-clause (i) immediately after Completion with the competent commercial register or otherwise notify creditors thereof in accordance with section 38 paragraph 4 UGB. The Relevant Seller shall indemnify the Relevant Purchaser from any damages resulting out of or in connection with a breach of the registration/publicity obligations set forth in this clause 24.4(ii);

(iii)                             the Relevant Seller agrees to pay the Relevant Purchaser an amount equal to the amount of any liability of Hallein AG for which the Relevant Purchaser is or becomes liable by operation of section 38 UGB.

25.                             SELLERS’ MARKS

25.1                    If any materials are delivered or supplied to the Purchasers under this Agreement bearing the Sellers’ Marks, the Purchasers are authorised by the Relevant Sellers to sell or otherwise dispose of those materials or to use that material for a period of 6 months immediately following Completion.  After the expiry of this period, the Relevant Purchasers shall immediately destroy or remove or obliterate the Sellers’ Marks from the materials (including, but without limitation, other materials sales literature and stationery or buildings, signage or vehicles bearing any of the Sellers’ Marks).

25.2                    Without prejudice to the trade mark rights of the Sellers’ Group, the Relevant Purchaser shall procure that for:

(i)                                   a minimum period of three years following Completion; and

(ii)                                thereafter for so long as any member of the Sellers’ Group continues to retain an interest in the Sellers’ Marks,

no member of the Purchaser’s Group shall use (including, without limitation, use as a domain name or part of a domain name) any Sellers’ Marks or any confusingly similar name or mark in any business which competes with the business of the Sellers’ Group.

25.3                    The Relevant Purchasers acknowledge and agree that, subject to clause 26.1, nothing in this Agreement shall transfer or licence, or shall operate as an agreement to transfer or licence, any right, title or interest in or to the use of Sellers’ Marks or any associated logo or device which any member of the Sellers’ Group owns, or any confusingly similar name or mark.  Following Completion, the Relevant Purchasers shall not, and shall procure that no member of the Purchaser’s Group shall, hold itself out as being part of or in any way connected with any Relevant Seller and/or the Sellers’ Group.

26.                             INTELLECTUAL PROPERTY

26.1                    If any of the Group Companies owns after Completion any Intellectual Property or rights in Business Information which in the year prior to Completion was used exclusively in the business of the Sellers’ Group, the Relevant Purchasers shall procure that such Intellectual Property and/or rights in Business Information are transferred to a company nominated by the Relevant Sellers for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

26.2                    If any of the Sellers’ Group own after Completion any Intellectual Property or rights in Business Information which in the year prior to Completion was used exclusively in the business of the Group or the Business (excluding the Sellers’ Marks), the Relevant Sellers shall procure that such Intellectual Property and/or rights in Business Information are transferred to a company nominated by the Relevant Purchasers for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

26.3                    The Relevant Purchasers hereby grant and shall procure the grant by each relevant member of the Purchaser’s Group to the Relevant Sellers, with effect from Completion, a non-exclusive, perpetual, worldwide, assignable (but with no right to grant sub-licences), royalty-free licence of all Intellectual Property (as acquired in this transaction, but excluding trade marks, trade names and logos except in accordance with clause 26.6) and rights in Business Information owned by the Relevant Purchasers or a member of the Purchaser’s Group after Completion in so far as such licence is reasonably necessary for the business of the Sellers’ Group.  For the avoidance of doubt, this excludes Intellectual Property and rights in Business Information related to coated wood-free paper, except in accordance with the Transaction Documents.

26.4                      The Relevant Sellers hereby grant, and shall procure the grant by each relevant member of the Sellers’ Group to the Relevant Purchaser, with effect from Completion, a non-exclusive, perpetual, worldwide, assignable (but with no right to grant sub-licences) royalty-free licence of all Intellectual Property and rights in Business Information owned by the Relevant Sellers or a member of the Sellers’ Group insofar as such licence is reasonably necessary for the business of the Companies or the Business (excluding the Sellers’ Marks).

26.5                      Each of the Relevant Purchasers and Relevant Sellers agree that, and the Relevant Sellers shall procure that, (save for any licences intended to continue in accordance with the terms of the Transitional Services Agreement) all licences of any Intellectual Property or rights in Business Information:

(i)                                   owned by any of the Group Companies or to be owned by the Relevant Purchasers or their nominees pursuant to this Agreement (or any associated Transaction Documents) and licensed to any member of the Sellers’ Group; or

(ii)                                owned by the Sellers’ Group or to be owned by the Relevant Sellers or their nominees pursuant to this Agreement (or any associated Transaction Documents) and licensed to any member of the Purchaser’s Group,

(other than licences granted pursuant to any Transaction Document) terminate at Completion.

26.6                      The Relevant Purchasers agree to grant to each of the Relevant Sellers, with effect from Completion, non-exclusive, royalty-free licences (with no right to grant sub-licences) of the:

(i)                                   marks GALERIE VISION and GALERIE IMAGE for use on board products similar to those currently produced on the Äänekoski Board Machine by the Seller’s Group for a period of 12 months following Completion;

(ii)                                mark GALERIE ART on and in relation to the wood-free coated Äänekoski PM2 Goods produced at the Äänekoski Mill, as that business was carried on (in terms of scale and scope) at Completion, such goods to be distributed exclusively through the Relevant Purchasers during the life of the Äänekoski Transitional Agreement and, post termination of that agreement, the licence to include the right to offer for sale, distribute and sell the Äänekoski PM2 Goods;

(iii)                             marks ERA SILK and ERA GLOSS on and in relation to coated paper products for a transition period, expiring at such time as the Relevant Purchasers are able to transfer production of this product to its own paper machines; and

(iv)                              mark ERA on and in relation to uncoated paper products as currently produced by the Seller’s Group,

such licences to be on reasonable commercial terms and to be executed prior to Completion.

27.                             INSURANCE

The Relevant Purchasers acknowledge and agree that upon Completion all insurance cover provided in relation to the Business and the assets of the Group pursuant to the Sellers’ Group Insurance Policies shall cease.

28.                             BOOKS AND RECORDS

28.1                      On the Completion Date the Relevant Sellers shall deliver to, or hold to the order of, the Relevant Purchasers originals of all the Books and Records which constitute Business Assets excluding:

(i)                                   those Books and Records which any member of the Sellers’ Group is required by law to retain; and

(ii)                                all Books and Records of the Relevant Sellers which contain legally privileged information which is confidential to the Sellers,

all of which shall be retained by the Sellers.

28.2                      The Relevant Purchasers acknowledge that the Relevant Sellers will wish to inspect and/or copy the Books and Records delivered to the Relevant Purchasers under this Agreement, and the books and records and accounts of the Group Companies, for the purpose of dealing with any report, return, statement audit, filing or other requirement under any applicable law or regulation, its Tax affairs or any third party claim or otherwise required in respect of the Sellers’ Business and, accordingly, the Relevant Purchasers shall, upon having given reasonable notice by the Relevant Sellers and subject to the Relevant Sellers giving such undertaking as to confidentiality as the Relevant Purchasers shall reasonably require, make such Books and Records, and such books and records and accounts of the Group Companies, available to the Relevant Sellers (or their professional advisers) for inspection (during Working Hours) and copying (at the Relevant Sellers’ expense) in each case only to the extent necessary for such purpose until the later of:

(i)                                   six years from Completion; or

(ii)                                final settlement with the Tax Authorities of any claims relating to Tax for which the Sellers might be liable under this Agreement.

28.3                      In respect of any Books and Records not delivered to the Relevant Purchasers or any accounting or Tax records which contain information which relates in part (but not exclusively) to the Business or which relate exclusively to the Business but do not constitute Business Assets, the Relevant Sellers shall, upon having been given reasonable notice by the Relevant Purchasers or their agents, make that part of such Books and Records (including accounting or Tax records which do relate to the Business) available to the Relevant Purchasers or their agents for inspection (during Working Hours) and copying (at the Relevant Purchasers expense) for a period of six years from Completion but excluding any to the extent that they contain legally privileged information which is confidential to the Relevant Sellers.

29.         SET-OFF

Any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

30.         EFFECT OF COMPLETION

Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in, or entered into pursuant to, this Agreement shall remain in full force and effect notwithstanding Completion.

31.         REMEDIES AND WAIVERS

31.1                    Except as provided in Schedule 5, no delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

31.2                    Except as provided in Schedule 5, the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated herein.

31.3                    Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

32.         ASSIGNMENT

32.1                   Obligations under this Agreement shall not be transferable.

32.2                   The benefits of this Agreement shall not be assignable except that any party may, upon giving written notice to the others, assign the benefit of this Agreement to a member of the Sellers’ Group or the Purchaser’s Group, as the case may be, (a “Permitted Assignee”) provided that such assignment shall be without cost to, and shall not result in any increased liability, or any reduction in the rights, of, any of the other parties and further provided that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group or the Sellers’ Group, as the case may be, the original assigning party shall procure that prior to the Permitted Assignee ceasing to be a member of the Purchaser’s Group or the Sellers’ Group, as the case may be, it shall assign so much of the benefit of this Agreement as has been assigned to it to the party by whom such rights were originally assigned or (upon giving further written notice to the other parties) to another member of the Purchaser’s Group or the Sellers’ Group, as the case maybe.  Any purported assignment in contravention of this clause shall be void.

33.         FURTHER ASSURANCE

33.1                   Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement, and except in relation to the Business Intellectual Property, each of the parties shall from time to time so far as each is reasonably able do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares and the Business Assets to the Relevant Purchasers or otherwise to give the other party the full benefit of this Agreement.

33.2                   The Relevant Sellers undertake after Completion and at the request of the Relevant Purchasers to execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Relevant Purchasers (or a member of the Purchaser’s Group) of the Business Intellectual Property, provided that the Relevant Purchasers undertake to the Relevant Sellers that they will be responsible for preparing all such documents and provided further that the Relevant Purchasers shall be responsible for all costs and expenses in respect of such vesting.

34.         ENTIRE AGREEMENT

34.1                   This Agreement and any other documents entered into pursuant to this Agreement (including, for the avoidance of doubt, any local transfer agreements) constitute the whole and only agreement between the parties relating to the sale and purchase of the Business Assets and the Shares and, save if and only to the extent expressly repeated in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

34.2                   Each party acknowledges that in entering into this Agreement and any other documents entered into pursuant to this Agreement it is not relying on and has not been induced to enter into this Agreement or any other such document on the basis of any Assurance made or given by any other party or any other person, whether or not in writing, prior to the date hereof, which is not expressly set out in this Agreement or any other such document or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto.

34.3                   This Agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this Agreement.

34.4                   To the extent that any provision of any agreement entered into for the purposes of transferring Business Assets and Shares located in a particular jurisdiction or country is inconsistent with any provision of this Agreement, the provisions of this Agreement shall prevail.

35.         RIGHTS OF THIRD PARTIES

35.1                   Save as contemplated by clause 35.2 , the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

35.2                   The provisions of clauses 17.6 and 20.4 are intended to be enforceable by each such person by virtue of the Contracts (Rights of Third Parties) Act 1999.

35.3                   This Agreement may be amended or varied in any way and at any time by the parties to this Agreement without the consent of any person referred to in clause 35.2.

36.         NOTICES

36.1                   Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.  Telexes and faxes are not permitted.

36.2                   Any such notice or other communication shall be addressed as provided in clause 36.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(i)                                   if sent by personal delivery, upon delivery at the address of the relevant party; or

(ii)                                if sent by courier, two Business Days after the date of posting,

PROVIDED THAT any notice or other communication given or made to M-real shall be deemed to be given or made to each of the other Relevant Sellers and any notice or other communication given or made to Sappi shall be deemed to be given or made to the other Relevant Purchasers and if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

36.3                   The relevant addressee and address of each party for the purposes of this Agreement, subject to clause 36.4, are:

Name of Party	Address

M-real Corporation For the attn. of: Matti Mörsky with a copy to Esa Kaikkonen	Revontulentie 6 02100 Espoo, Finland P.O. Box 20, FIN-02020 Metsä, Finland
Sappi Limited For the attn of: Robert Hope with a copy to Ria Sanz	Sappi House 48 Ameshoff Street Braamfontein Johannesburg South Africa

36.4                   A party may notify any other party to this Agreement of a change to its name, relevant addressee or address for the purposes of clause 36.3 PROVIDED THAT such notification shall only be effective on:

(i)                                 the date specified in the notification as the date on which the change is to take place; or

(ii)                              if no date is specified or the date specified is less than five  Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

36.5                   For the avoidance of doubt, the parties agree that the provisions of this clause 36 shall not apply in relation to the service of any written, summons, order, judgment or other document relating to or in connection with any Proceedings.

37.         ANNOUNCEMENTS

37.1                   Subject to clause 37.2, no announcement concerning the sale or purchase of the Shares and the Business Assets or any ancillary matter (other than the Sappi Circular and the Press Announcements and the announcement by Sappi of the outcome of the extraordinary general meeting to which the Sappi Circular relates) shall be made by any party without the prior written approval of each other party, such approval not to be unreasonably withheld or delayed.

37.2                   Any party may make an announcement concerning the sale or purchase of the Shares and the Business Assets or any ancillary matter if required by:

(i)                                the law of any relevant jurisdiction;

(ii)                             any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, the Finnish Stock Exchange, the JSE, the UK Listing Authority, the London Stock Exchange, the European Commission, any Competition Authority and any Tax Authority), whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to each other party.

37.3                   The restrictions contained in this clause 37 shall continue to apply after the termination of this Agreement without limit in time.

38.         CONFIDENTIALITY

38.1                   Without prejudice to the Confidentiality Agreement and subject to clause 38.2 and clause 37, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)                                 the provisions or the subject matter of this Agreement or any document referred to herein;

(ii)                              the negotiations relating to this Agreement or any document referred to herein;

(iii)                          (in the case of the Relevant Purchasers) the Sellers’ Group, (in the case of the Relevant Sellers only) the Purchaser’s Group and the business carried on by each member of each of them respectively.

38.2                   Any party may disclose information which would otherwise be confidential if and to the extent:

(i)                                 required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

(ii)                              required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including (without limitation) the Finnish Stock Exchange, the JSE, the UK Listing Authority, the London Stock Exchange, the

European Commission, any Competition Authority and any Tax Authority, whether or not the requirement for information has the force of law;

(iii)                          that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party;

(iv)                         that the information has come into the public domain through no fault of that party;

(v)                            that the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

(vi)                          it does so to a member of the Sellers’ Group (in the case of the Relevant Sellers) or a member of the Purchaser’s Group (in the case of the Relevant Purchasers) which accepts restrictions in the terms of this clause; or

(vii)                      required to enable that party to enforce its rights under this Agreement,

PROVIDED THAT any such information disclosed pursuant to paragraphs (i) or (ii) shall be disclosed only after notice to the other party.

38.3                   Confidential information shall only be used for the purposes of the negotiations or performance of obligations under this Agreement and not for any other purpose whatsoever.

38.4                   Confidential information which may reasonably be considered as competitively sensitive shall only be exchanged subject to strict confidentiality rules so as to ensure that such exchange is in full compliance of anti-trust laws including for the avoidance of doubt Article 81 EC.  Without prejudice to the generality of the foregoing, exchanges of competitively sensitive information may be restricted where appropriate only to external advisors on an external counsel basis.

38.5                   The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time.

39.         COSTS AND EXPENSES

39.1                   Save as otherwise stated in this clause 39 and in any other provision of this Agreement, M-real and Sappi shall pay their own costs and expenses in relation to the negotiations leading up to the sale of the Shares and the Business Assets and to the preparation, execution and carrying into effect of this Agreement and all other documents entered into pursuant to it.

39.2                   Subject to a maximum payment of €1,000,000 by Sappi, Sappi agrees that it shall bear 50 per cent. of the costs of PricewaterhouseCoopers in relation to the preparation of the Carve-Out Accounts.

39.3                   Without prejudice to clause 39.1, and notwithstanding the provisions of Schedule 14, all merger control authority costs, stamp, transfer (including property transfer taxes), registration, and other similar taxes, duties and charges (including, for the avoidance of doubt, stamp duty pursuant to the Austrian Stamp Duty Act (Gebührengesetz) as interpreted under the Stamp Duty Guidelines of the Austrian Ministry of Finance (Gebührenrichtlinien)), costs and all notarial fees payable in connection with the sale or purchase of the Shares, and the Business Assets under this Agreement and all other documents entered into pursuant to it (including, for the avoidance of doubt, any issue or transfer of the Vendor Loans, the Consideration Shares or provision of the M-real Vendor Loan Note in accordance with this Agreement) shall be paid by the Relevant Purchasers (or the relevant Group Companies, as the case may be) and shall not be recoverable from the Sellers under any provision of this Agreement (including, without limitation, any provision of Schedule 14).

40.         INDUCEMENT FEE

If Completion does not occur only because of a failure to satisfy the conditions set out in paragraph 2 of Schedule 2, the Purchaser shall by way of compensation pay or procure the payment to M-real of a sum of €2,000,000 (the “Inducement Fee”).

41.         COUNTERPARTS

41.1                   This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

41.2                   Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

42.         INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(i)                                the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)                             the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

43.         HUSUM PM8 COATER CALL OPTION

43.1                   Subject to clause 43.2, the Relevant Purchasers shall have an option (the “Option”) of purchasing the Husum PM8 Coater from the Relevant Seller for the amount in clause 43.2 below (together in each case with an amount equal to any VAT properly chargeable in connection therewith, against delivery of an appropriate VAT invoice) (the “Purchase Price”) on the terms and subject to this clause 43.

43.2                   Without prejudice to clause 43.8, the Purchase Price shall be adjusted in the following situations:

(i)                                 if Sappi exercises the Option in the period following six months from the Completion Date but before the end of the period ending 27 months after the Completion Date, the Purchase Price shall be €20,000,000;

(ii)                              if Sappi exercises the Option in the period after 27 months from the Completion Date to 31 September, 2011 (inclusive) the Purchase Price shall be €49,000,000;

(iii)                          if Sappi exercises the Option in the period from and including 1st October 2011 to and including 31 December 2011, the Purchase Price shall be €48,000,000; and

(iv)                           if Sappi exercises the Option after 31 December, 2011 the Purchase Price as reduced  pursuant to paragraph (iii) above, shall further be reduced by an amount of €325,000 per month (and pro rata for any part thereof)starting with the month commencing 1 January, 2012.

43.3                   The duration of the Option will lapse upon the expiry of five years following the Completion Date and is exercisable in whole but not in part by notice in writing from the Relevant Purchaser to the Relevant Seller given at any time during the period from and including the date on which the Relevant Sellers notify the Relevant Purchasers of a proposed sale, transfer or disposition of Husum Mill’s PM8 to a third party (the “Third Party”) (which notification shall be given promptly upon indicative terms to sell Husum Mill’s PM8 having been discussed with the Third Party) to and including the date falling thirty days thereafter.

43.4                   Upon exercise of the Option, the sale and purchase of the Husum PM8 Coater shall be conditional upon the completion of the sale of Husum Mill’s PM8 to the Third Party whereupon (subject to clause 43.6 below) the Relevant Seller shall, subject to obtaining any security it reasonably requires in relation to any deferred consideration in respect of the sale, sell, or procure the sale, and the Relevant Purchaser shall purchase, or procure the purchase, of the Husum PM8 Coater.

43.5                   The consideration for the sale and purchase of the Husum PM8 Coater shall be paid not later than 27 months following Completion unless the provisions of clause 43.8 apply in which event the consideration shall be paid on the completion of the sale referred to in that clause if earlier. Upon the transfer of the Husum PM8 Coater the Relevant Seller shall deliver to the Relevant Purchaser duly executed transfers in respect of the Husum PM8 Coater, together with the relevant certificates or other documents of title.

43.6                   Upon exercise of the Option the Relevant Seller shall sell the Husum PM8 Coater with full title guarantee, free from encumbrances and with all rights then or subsequently attaching to it and the Relevant Seller shall execute and deliver other documents and take other steps at the reasonable request and cost of the Relevant Purchaser following completion where this is required to vest the Husum PM8 Coater in the Relevant Purchaser and otherwise to give it the full benefit of this clause 43. While the Option remains exercisable, then save as arising by operation of law in the ordinary course of business, the Relevant Seller shall not encumber or dispose of the Husum PM8 Coater or any interest in it except in accordance with this clause 43.

43.7                   The Relevant Seller undertakes not to agree to sell, transfer or otherwise dispose of all or any part of the Husum Mill or the Husum Mill’s PM8 in the first six months following Completion.

43.8                   If Sappi sells the Husum PM8 Coater within a year of completing the sale and purchase thereof, M-real shall be entitled to 50 per cent. of the excess of the sale proceeds over and above the Purchase Price (plus any costs associated with the sale and purchase) paid by the Relevant Purchaser for the Husum PM8 Coater.

44.         SOUTH AFRICA OPTION

44.1                   The Relevant Purchaser shall have an option to purchase the Excluded SA Assets and the SA Customer Lists from the Relevant Seller (the “SA Option”) and the Relevant Sellers shall have the right to require that the Relevant Purchasers purchase the Excluded SA Assets and the SA

Customer Lists from the Relevant Seller (the “SA Put”), in each case on the terms of this clause 44.

44.2                   The SA Option or the SA Put may be exercised by the relevant party at any time following the thirtieth Business Day after Completion.

44.3                   Consideration payable by the Relevant Purchaser to the Relevant Seller upon completion of the SA Option or the SA Put, as the case may be, shall be €983,754 (together with an amount equal to any VAT properly chargeable in connection therewith, against delivery of an appropriate VAT invoice).

44.4                   The SA Option and the SA Put shall be exercisable in whole but not in part by notice in writing from the Relevant Purchaser to the Relevant Seller (in the case of the SA Option) or from the Relevant Seller to the Relevant Purchaser (in the case of the SA Put) and once exercised, completion of the SA Option or the SA Put, as the case may be, shall be conditional only upon receipt of any necessary regulatory approvals and clearances.

44.5                   Upon exercise of the SA Option or the SA Put, as the case may be, the transfer of the Excluded SA Assets and the SA Customer Lists shall take place mutatis mutandis on the terms of this Agreement and the Relevant Seller shall execute and deliver such documents and take such steps at the reasonable request and cost of the Relevant Purchaser following Completion where this is required to vest the Excluded SA Assets and the SA Customer Lists in the Relevant Purchaser and otherwise to give it the full benefit of this clause 44.

44.6                   Other than in the ordinary course of business, the Relevant Seller shall not encumber or dispose of the Excluded SA Assets and the SA Customer Lists or any interest in any of them except in accordance with this clause 44.

45.         KANGAS PROPERTY OPTION

45.1                   In consideration of the payment by M-real to Sappi of €1, Sappi grants to M-real the option to acquire the Kangas Property in the event of a permanent cessation of manufacturing paper at the Kangas Mill (a “Permanent Cessation”) for a purchase price and subject to the terms and conditions of this clause 45 and subject to terms and conditions of any property transfer deed to be entered into by the parties (the “Kangas Property Option”).

45.2                   Sappi shall serve notice on M-real of the Permanent Cessation as soon as reasonably practicable after the cessation, however not later than within three months after the Permanent Cessation. At any time thereafter, M-real may serve notice on Sappi indicating that M-real desires to exercise the Kangas Property Option.

45.3                   Should M-real serve notice pursuant to clause 45.2 to exercise the Kangas Property Option for the purpose of acquiring the Kangas Property for further commercial or industrial use, the purchase price to be paid by M-real for the Kangas Property shall be the average of the three separate and independent valuations of the Kangas Property as outlined below (together with an amount equal to any VAT properly chargeable in connection therewith, against delivery of an appropriate VAT invoice). M-real and Sappi agree that for the purpose of ascertaining the purchase price to be paid for the Kangas Property each party will carry out the following valuations (each of which shall be addressed to M-real and Sappi in accordance with the details set out in clause 36) within 20 Business Days of the notice served by M-real pursuant to clause 45.2:

(i)                                 Sappi shall commission two separate and independent valuations of the Kangas Property; and

(ii)                              M-real shall commission one independent valuation of the Kangas Property,

provided that in each case the valuation shall be carried out with reference to use of the Kangas Property for commercial or industrial use.

45.4                   Once the purchase price is determined pursuant to clause 45.3, the transfer of the Kangas Property shall be completed within 30 Business Days of this determination.

45.5                   If the Kangas Property Option is exercised and the transfer of the Kangas Property completed pursuant to clauses 45.3 and 45.4, M-real agrees that if it should redevelop the Kangas Property or any part of it  for residential purposes within five years from the date of acquiring it, Sappi shall be entitled to receive an equal share of any redevelopment profits less, for the avoidance of doubt, the sum paid by M-real to acquire the Kangas Property (plus interest at the Agreed Rate thereon), payable within one month of the redeveloped site being disposed of by way of sale, lease or licence as a whole or in parts.

45.6      Should M-real exercise the Kangas Property Option for the purpose of redeveloping the Kangas Property for non-industrial use, Sappi shall be entitled to:

(i)                                receive the book value of the Kangas Property (as at the Completion Date); and

(ii)                             upon the redevelopment of the Kangas Property or any part of it by M-real for non-industrial use, an equal share in any redevelopment profits less, for the avoidance of doubt, the sum paid by M-real to acquire the Kangas Property (plus interest at the Agreed Rate thereon), payable within one month of the redeveloped site being disposed of by way of sale, lease or licence as a whole or in parts, and the transfer of the Kangas Property shall be completed within 30 Business Days of the notice served pursuant to clause 45.2. M-real and Sappi agree that they shall in good faith discuss how best to enforce the transfer of the Kangas Property.

45.7                   M-real and Sappi shall discuss in good faith what constitutes redevelopment profits for the purposes of clauses 45.5 or 45.6(ii) in the event of any such residential redevelopment and shall if necessary employ the services of an independent expert to help them determine the same.

45.8                   Sappi acknowledges that M-real is entering into this Agreement in reliance on the Kangas Property Option in the event a Permanent Cessation occurs. Notwithstanding Schedule 5 of this Agreement, M-real and Sappi acknowledge and agree that in the event Sappi would be in breach of its obligation to transfer the Kangas Property to M-real as set out in this clause 45, Sappi shall indemnify and hold M-real harmless against all damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and attorneys’ fees) suffered by M-real as a result of the breach of the Kangas Property Option. Any such compensation shall also fully reflect the difference as at the date set out in clause 45.2 between:

(i)            the value of M-real’s share of the anticipated redevelopment profits taking into account any relevant breach and considering such facts and circumstances as may have been relevant to the determination of the value of the Kangas Property Option for M-real; and

(ii)           the book value of the Kangas Property.

45.9       Any amounts due under clause 45.8 shall be payable by Sappi to M-real within one month following M-real’s demand and shall be placed in immediately available funds at a bank account nominated by M-real.

46.          GUARANTEE

46.1       M-real’s Guarantee

(i)            M-real unconditionally and irrevocably guarantees to the Relevant Purchasers (to the extent they are a beneficiary of an obligation of a Relevant Seller) the due and punctual performance and observance by each of the Relevant Sellers of all their obligations, commitments, undertakings, Warranties and indemnities under or pursuant to this Agreement and the Transaction Documents (the “Sellers’ Guaranteed Obligations”) , to the extent of any limit on the liability of M-real and the Relevant Sellers under this Agreement.

(ii)           If and whenever any of the Relevant Sellers defaults for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, M-real shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and under any Transaction Document and so that the same benefits shall be conferred on the Relevant Purchasers as they would have received if the Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Sellers.

(iii)          This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Sellers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Relevant Purchasers may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

(iv)           As a separate and independent obligation, M-real agrees that any of the Sellers’ Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the Relevant Sellers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement or under any Transaction Document) shall nevertheless be enforceable against and recoverable from M-real as though the same had been incurred by M-real and M-real was the sole or principal obligor in respect thereof and shall be performed or paid by M-real on demand.

(v)            The liability of M-real under this clause 46.1:

(a)           shall not be released or diminished by any variation of the Sellers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers’ Guaranteed Obligations or any granting of time for such performance; and

(b)           shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

46.2       The Sappi’s Guarantee

(i)            Sappi unconditionally and irrevocably guarantees to the Relevant Sellers the due and punctual performance and observance by each of the Relevant Purchasers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and any Transaction Document (the “Purchasers’ Guaranteed Obligations”) to the extent of any limit on the liability of Sappi and the Relevant Purchasers under this Agreement or any Transaction Document.

(ii)           If and whenever any of the Relevant Purchasers defaults for any reason whatsoever in the performance of any of the Purchasers’ Guaranteed Obligations, the Sappi shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchasers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement or any Transaction Document and so that the same benefits shall be conferred on the Relevant Sellers as they would have received if the Purchasers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Purchaser.

(iii)          This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchasers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Relevant Sellers may now or hereafter have or hold for the performance and observance of the Purchasers’ Guaranteed Obligations.

(iv)           As a separate and independent obligation the Sappi agrees that any of the Purchasers’ Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the Relevant Purchasers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Purchasers or any other fact or circumstances (other than any limitation imposed by this Agreement or any Transaction Document) shall nevertheless be enforceable against and recoverable from Sappi as though the same had been incurred by Sappi and Sappi were the sole or principal obligor in respect thereof and shall be performed or paid by Sappi on demand.

(v)            The liability of Sappi under this clause 46.2:

(a)           shall not be released or diminished by any variation of the Purchasers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchasers’ Guaranteed Obligations or any granting of time for such performance; and

(b)           shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

47.          INDEMNITIES ON AN AFTER-TAX BASIS

47.1       All references in this agreement to “indemnify” and “indemnifying” shall be construed as references to “indemnify” and “indemnifying” on an after-Tax basis.

47.2       For the purposes of clause 47.1, “after-Tax basis” means that to the extent that the amount payable pursuant to such indemnity (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient it shall be increased so as to ensure that, after taking into account:

(i)            the Tax chargeable on such amount (including on the increased amount); and

(ii)           any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment (which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if the matter giving rise to the obligation to make the Payment had not occurred.

47.3       If any party to this Agreement assigns the benefit in whole or in part of this Agreement, the liability of any other party to make an increased payment in accordance with clause 47.2 shall be limited to that (if any) which it would have been liable to make if no such assignment had taken place.

48.          LANGUAGE

48.1       Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(i)            in English; or

(ii)           if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

48.2       The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 48.1(ii).

49.          GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

50.          JURISDICTION

50.1       Each of the parties to this Agreement irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any Proceedings may only be brought in such courts.

50.2       Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any proceedings in any such court as is referred to in clause 50.1 and any claim of forum non conveniens and further irrevocably agrees that a judgment in any Proceedings brought in any court referred to in this clause shall (provided that there is no appeal pending or open) be conclusive and binding upon such party.

51.          AGENTS FOR SERVICE

51.1       The Relevant Purchasers irrevocably agree that any notice or document may be sufficiently and effectively served on them in connection with Proceedings in England and Wales by service on Sappi (UK) Limited, Blackburn Mill, Feniscowles, Blackburn, Lancashire BB2 5HX, if no replacement agent has been appointed and notified to the Relevant Sellers pursuant to clause 51.2 below, or on the replacement agent if one has been so appointed and notified to the Relevant Sellers. Any notice or document served pursuant to this clause 51.1 shall be marked for the attention of:

(i)            Mr Willy Heckers or such other address within England or Wales as may be notified to the Relevant Sellers by the Relevant Purchasers; or

(ii)           such other person as is appointed as agent for service pursuant to clause 51.2 below at the address notified pursuant to clause 51.2 below.

51.2       If the agent referred to in clause 51.1 above (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Relevant Purchasers shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Relevant Sellers of the name and address of the replacement agent; failing such appointment and notification, the Relevant Sellers shall be entitled by notice to the Relevant Purchaser to appoint such a replacement agent to act on the Relevant Purchasers behalf PROVIDED THAT in cases where service is effected upon a replacement agent appointed by the Relevant Sellers in accordance with this clause 51.2 a copy of the relevant notice or document shall at the same time be forwarded to the last known business address of the Relevant Purchasers.

51.3       Each of the Relevant Sellers irrevocably agree that any notice or document may be sufficiently and effectively served on them in connection with Proceedings in England and Wales by service on the Company Secretary of M-real UK Services Limited, Sittingbourne, Kent, ME10 3ET, if no replacement agent has been appointed and notified to the Purchase pursuant to clause 51.4 below, or on the replacement agent if one has been so appointed and notified to the Purchaser. Any notice or document served pursuant to this clause 51.3 shall be marked for the attention of:

(i)            Mr David Scudder or such other address within England or Wales as may be notified to the Relevant Purchasers by the Relevant Sellers; or

(ii)           such other person as is appointed as agent for service pursuant to clause 51.4 below at the address notified pursuant to clause 51.4 below.

51.4       If the agent referred to in clause 51.3 above (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Relevant Sellers shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Relevant Purchasers of the name and address of the replacement agent; failing such appointment and notification, the Relevant Purchasers shall be entitled by notice to the Relevant Sellers to appoint such a replacement agent to act on the Relevant Sellers behalf PROVIDED THAT in cases where service is effected upon a replacement agent appointed by the Relevant Purchasers in accordance with this clause 51.4 a copy of the relevant notice or document shall at the same time be forwarded to the last known business address of the Relevant Sellers.

51.5       The agent for the receipt of service of process of a party referred to in this clause 51 as that party’s “Process Agent”.

51.6       Any Service Document shall be deemed to have been duly served on a party if marked for the attention of that party’s Process Agent at the addresses specified in clauses 51.1 and 51.3 or in accordance with clauses 51.2 and 51.4 and:

(i)            left at the specified or last known business address (as the case may be); or

(ii)           sent to the specified or last known business address (as the case may be) by first class post or air mail.

In the case of (i), the Service Document shall be deemed to have been duly served when it is left. In the case of (ii), the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

SCHEDULE 1

(INTERPRETATION)

1.    In this Agreement and the Schedules to it:

“Äänekoski Board Machine”	Means the paper machine referred to as the Äänekoski board machine located at M-real’s Äänekoski Mill in Finland;

“Äänekoski Mill”	means the paper mill operated by M-real at 44101 Äänekoski, Finland;

“Äänekoski Mill’s PM2”	means the paper machine referred to as “PM2” located at M-real’s Äänekoski Mill in Finland;

“Äänekoski PM2 Goods”	Means the coated graphics paper products produced on Äänekoski Mill’s PM2 as at the date of Completion;

“Äänekoski PM2 Exclusive Marketing Agreement”	means the agreement in the Agreed Form listed as Attachment 16 to this Agreement to be entered into between M-real and Sappi Europe SA on Completion;

“Äänekoski Transitional Agreement”	means the transitional agreement between Sappi Europe S.A. and M-Real Corporation relating to the Äänekoski Mill;

“Accounting Principles and Policies”	means the accounting practices of M-real as consistently applied and M-real’s IFRS based accounting policies, principles, bases and methodologies;

“Account”	has the meaning given to it in clause 11.2(iii);

“Accounts”

means in respect of each member of the Group, the audited statutory accounts of that member of the Group for the accounting period ended on the Statutory Accounts Date and drawn up in accordance with generally accepted accounting principles applicable to that member of the Group;

“Accounts Date”	means 30 June, 2008;

“Adjustment Payment”	has the meaning given to it Schedule 6;

“Agreed Form”	in relation to any document means such document in the form initialled for the purposes of identification only by and on behalf of the Relevant Purchasers and the Relevant Sellers;

“Agreed Rate”	means 1.5 per cent. above the base rate from time to time of the European Central Bank;

“Assumed Liabilities”	has the meaning given to it in clause 15.2;

“Assurance”	means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

“Biberist”	means M-real Biberist, a company incorporated in Switzerland with registered number CH-251.3.000.460-7 and whose registered office is at Fabrikstrasse 4, CH 4562, Biberist,

Switzerland;

“Biberist Mill”	means the paper mill operated by Biberist at Fabrikstrasse 4, CH-4562 Biberist, Switzerland;

“Biberist Retained Earnings”	has the meaning given to it in clause 19.8;

“Biberist Shares”	means the shares of CHF 1,000 each representing the entire issued share capital of Biberist details of which are set out in Schedule 8;

“Books and Records”

means all books and records containing Business Information to the extent relating to the Mill Business, the Coaters and the Know-How Business or on which any Business Information relating to the Mill Business, the Coaters and the Know-How Business is recorded, including, without limitation, all documents and other material (including all forms of computer or machine readable material);

“Business”	means the business comprising the Business Assets;

“Business Assets”	means those assets set out in clause 2.1(i) – (x) of this Agreement;

“Business Contracts”

means:

(i)            all the contracts, arrangements, undertakings, agreements and engagements entered into on or prior to Completion by or on behalf of any of the Relevant Sellers relating exclusively or predominantly to the Mill Business (including the Energy Plant Contracts to the extent they are transferred pursuant to clause 14.9 of this Agreement) or relating in part to the Mill Business, (but then only to the extent that the same do so relate) to which M-real or another member of the Sellers’ Group is (itself or through an agent) a party or the benefit of which is held in trust for or has been assigned to M-real or the relevant member of the Sellers’ Group as at Completion; and

(ii)           the order books relating exclusively to the Coaters and the Know-How Business,

but excluding:

(a)          any employment contract of any Business Employee; and

(b)          any contract the benefit of which is to be used by any member of the Sellers’ Group to provide services under the Transaction Documents;

“Business Days”	means a day (other than a Saturday or a Sunday) on which banks are open for business in Frankfurt am Main, Helsinki, Johannesburg, London and Zurich (other than solely trading or settlement in Euros);

“Business Employees”

means the employees that are predominantly engaged in the Mill Business as set out in Attachment 8 to this Agreement, subject to changes in the ordinary course among such individual employees listed but at all times subject to the provisions of this Agreement;

“Business Goodwill”

means all the goodwill:

(i)            in relation to the Mill Business and the Know-How Business; and

(ii)           in relation to the Coaters,

and in each case to the extent it relates to the Business Assets other than the Business Goodwill;

“Business Information”

means all written information and know -how relating exclusively to the Mill Business, the Coaters and the Know-How Business (including but not limited to all test results, reports, particulars of suppliers, recipes, market forecasts and particulars of customers to the extent relating to the Mill Business, Coaters and Know-How Business which is proprietary to M-real or another member of the Sellers’ Group;

“Business Intellectual Property”	means:

(i) the trade mark registrations and applications for trade mark registration listed in Part A of Schedule 11 and including, for the avoidance of doubt, the GALERIE Marks;

(ii) the patents and patent applications listed in Part B of Schedule 11;

(iii) the registered design listed in Part D of Schedule 11;

and

save for the Sellers’ Marks, all other Intellectual Property owned by members of the Sellers’ Group which at or immediately before Completion is/are used exclusively or predominantly in the Mill Business; the Coaters and/or the Know-How Business;

“Business Intellectual Property	means the assignments of the registered Business Intellectual Property in the Agreed Form listed as Attachment 9 to this

Assignments”	Agreement to be entered into at Completion pursuant to paragraph 1A (iv) of Schedule 3, as referred to in clause 2.5;

“Business Merchant Rebates”	means sums owed in respect of the Mill Business by the Relevant Sellers’ to their customers as a result of specified annual purchase targets having been met for the relevant year ended 31 December;

“Business Plant and Machinery”

means:

(i)            in relation to the Mill Business all the plant and machinery and equipment, loose tools, fittings, furniture, partitioning used or to be used exclusively or predominantly in relation to the Mill Business at Completion;

(ii)           the Mill Business Vehicles; and

(iii)          the Coaters, fittings and spare parts used or to be used exclusively in relation to the Coaters at Completion;

“Business Properties”	means the Kangas Property and the Kirkniemi Property, details of which are set out in Part A of Schedule 9;

“Business Properties Transfer Deed”	means the agreement in the Agreed Form listed as Attachment 18 to this Agreement to be entered into between M-real and Sappi Finland I Oy;

“Business Purchaser”	means, in relation to each of the Business Assets referred to in column (2) of Part 2 of Schedule 13 the company whose name or corporate form is set out opposite that Business Asset in column (3);

“Business Receivables”

means all debts or outstanding payments due from any third party receivable or owed to any of the Business Sellers (excluding outstanding payments due from any members of the Seller’s Group) relating exclusively to the Mill Business or relating to part of the Mill Business (but then only to the extent the same do relate) as at or at any time prior to Completion whether or not yet due or payable (including, without limitation, trade debts, accrued income, prepayments, retrospective rebates and overpayments) but excluding (in each case) any amounts in respect of Finnish VAT falling within clause 2.1(d) (“Excluded Assets”) and also excluding (in each case) any amount due pursuant to Supplier Rebates to the extent they relate to the Mill Business and “Business Receivable” shall be construed accordingly;

“Business Seller”	means, in relation to each of the Business Assets referred to in column (2) of Part 2 of Schedule 13, the company whose name is set out opposite that Business Asset in column (1);

“Business Stocks”	means all stocks of raw materials, work-in-progress, finished goods, and other stock-in-trade, packaging, spares and other goods to the extent related to the Mill Business at Completion;

“Carve-Out Accounts”	means the consolidated reviewed accounts of the Group Companies and the Mill Business in the Agreed Form for the three and a half year period ended on the Accounts Date;

“Chemische Werke Zell-Wildshausen GmbH”

means Chemische Werke Zell-Wildshausen GmbH, a company incorporated in Germany at the local court of Aschaffenburg, with registered number 10207 and whose registered office is at Obernburger Strasse 1-9, D-63811 Stockstadt, Germany;

“CHP Lease”	means the lease agreement in respect of the CHP Plant entered into between M-real and Fortum pursuant to the Energy Plant Contracts which expires on 31 October, 2012;

“CHP Outstanding Lease Payments”

means the monthly instalments pursuant to the CHP Lease payable by M-real (excluding any interest but including the CHP Plant redemption value of €5,015,057) which are outstanding up and until 31 October, 2012 and as accounted for in the Carve-Out Accounts and set out in Attachment 33;

“CHP Plant”

means the natural gas fuelled power plant situated at the Kirkniemi Mill, consisting of the following main components: steam boiler, gas turbine, flue gas heat recovery boiler, steam turbine with associated auxiliaries and buildings housing main components;

“CN Papiervertriebs GmbH”	means CN Papiervertriebs GmbH, a company incorporated in Germany with registered number HRB 11184, Amtsgericht Bonn and whose registered office is at Metternicher Str. 20, 53919 Weilerswist, Germany;

“CN Shares”	means the entire issued share capital of CN Papiervertriebs GmbH, details of which are set out in Schedule 8;

“Claims”

save as the term is used in Schedule 14 means all rights and claims of any of the Business Sellers arising at any time whether before or after Completion in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Coated Graphic Paper Business”

means a business that engages in the production or sale of coated wood-free paper or coated wood-containing paper other than coated speciality paper, paperboard and paper that is cast coated or coated only on one side;

“Coater Number 2”	means the coater number two owned by Zanders at its Gohrsmühle Mill in Germany;

“Coater Number 3”

means the coater number three owned by Zanders at its Gohrsmühle Mill in Germany;

“Coaters”

means the Gohrsmühle Coaters and the Hallein Coater;

“Commercial Arrangements Term

means the term sheet dated the same day as this Agreement detailing certain commercial terms agreed between M-real and

Sheet”	Sappi listed as Attachment 26 to this Agreement;

“Companies”	means the German Companies and the Swiss Company;

“Companies Act 2006”	the Companies Act 2006, as amended or re-enacted;

“Company CO2 Obligation”	has the meaning given to it in Schedule 6;

“Company Employees”	means the employees of each of the Group Companies at Completion;

“Company Merchant Rebates”	means sums owed by the Companies or any one of them to their customers as a result of specified annual purchase targets having been met for the relevant year ended 31 December;

“Company Properties”	means the Immovable Properties specified in Part B of Schedule 9;

“Competition Authority”

means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any governmental, quasi-governmental, statutory, regulatory or investigative body or court, or private body exercising any regulatory authority or other governmental or quasi- governmental authority, including the European Union and the European Commission and any other entity in any jurisdiction responsible or having powers for the enforcement of competition laws and for investigating, approving or objecting to, mergers;

“Completion”	means the completion of the sale and purchase of the Business Assets and the Shares under this Agreement;

“Completion Date”

means the first day that:

(i)            falls on the end of a month; and

(ii)           follows the fifth Business Day after M-real and Sappi have informed each other of the fulfilment of all conditions to Completion pursuant to Schedule 2; and

(iii)          coincides with or follows the end of the business year of Stockstadt GmbH that has been shortened in accordance with clause 4.6 of this Agreement, as the case may be;

“Completion Statements”	means the completion statements to be drawn up in accordance with Schedule 6;

“Completion Time”	has the meaning given to it in Schedule 6;

“Completion Time Net Working Capital”	has the meaning given to it in Schedule 6;

“Confidentially Agreement”	means the confidentiality agreement entered into between M-real and Sappi dated 15 May, 2008 as amended from time to time;

“Consideration”

means the Initial Consideration and the Estimated Inter-Group Debt paid by the Relevant Purchasers to the Relevant Sellers in accordance with clause 7 and as adjusted, if applicable, in accordance with clause 8;

“Consideration Shares”

means 6,982,105 Sappi Shares to be issued as fully paid to M-real (or to M-real’s nominee(s)) pursuant to this Agreement at the Consideration Share Price;

“Consideration Share Price”	means €7.161 per Sappi Share as adjusted pursuant to Schedule 16;

“Current Market Price”

means, for the purposes of Schedule 16, in respect of a Sappi Share at a particular date, the volume weighted average share price of Sappi Shares as published by, or derived from the relevant quotations published by, the Johannesburg Stock Exchange for the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five day period the Sappi Shares shall have been quoted ex dividend and during some other part of that period the Sappi Shares shall have been quoted cum then:

(i)            if the Sappi Shares to be issued do not rank for the dividend in question, the prices on the dates on which the Sappi Shares shall have been quoted cum-dividend shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Sappi Share; and

(ii)           if the Sappi Shares to be issued do rank for the dividend in question, the prices on the dates on which the Sappi Shares shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount;

“Data Room”	means data room containing those documents listed in the Data Room List;

“Data Room List”	means the index of the documents that were in the Data Room forming Attachment 6 of this Agreement;

“Deutsche Holding”

means M-real Deutsche Holding GmbH, a company incorporated in Germany and registered in Germany at the local court with number 1960 and whose registered office is at An der Gohrsmühle 51465 Bergisch Gladbach, Germany;

“Disclosure Letter”	means the letter dated with the same date as this Agreement written by M-real to the Relevant Purchasers for the purposes of paragraph 10 of Schedule 5;

“Diverse Energy Issues Term Sheet”	means the term sheet listed as Attachment 27 to this Agreement dated the same day as this Agreement;

“Employees”

means the individuals who are:

(i)         Company Employees; or

(ii)         Business Employees,

in each case as at Completion, save that in the Warranties, “Employees” shall mean only those individuals who are so employed at the date of this Agreement;

“Employment Taxes”

has the meaning given to it in Schedule 14 (Tax Indemnity);

“Encumbrance”

means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Energy Plant Contracts”

means all contracts and arrangements between M-real and Fortum in relation to Kirkniemi Mill’s energy supply and ownership of energy production assets;

“Enterprise Value”

has the meaning given to it in Schedule 6;

“Environment”

has the meaning given to it in paragraph 17 of Schedule 4;

“Environment Authority”

has the meaning given to it in paragraph 17 of Schedule 4;

“Environmental Claim”

has the meaning given to it in paragraph 1 of Schedule 15;

“Environmental Indemnity”

means the indemnity at paragraph 2 of Schedule 15;

“Environmental Laws”

has the meaning given to it in paragraph 17 of Schedule 4;

“Environmental Matters”

has the meaning given to it in paragraph 17 of Schedule 4;

“Environmental Permits”

has the meaning given to it in paragraph 17 of Schedule 4;

“Environmental Warranties”

means warranties set out at paragraph 17 of Schedule 4;

“Estimated Business Net Debt”

has the meaning given to it in Schedule 6;

“Estimated Inter-Group Debt”

has the meaning given to it in Schedule 6;

“Estimated Inter-Group Receivables”

has the meaning given to it in Schedule 6;

“Estimated Net Debt”

has the meaning given to it in Schedule 6;

“Exchange Rate”	means, with respect to any amount in any particular local currency required to be converted into Euros at such rate as set out in paragraph 2(xiii) of Schedule 1, the spot rate of exchange (the closing mid point) for that currency into Euros on such date as quoted by the European Central Bank daily on its website (www.ecb.int) after 2.15 pm European Central Bank time or at the closest previous Business Day;

“Excluded Assets”	means those assets set out in clause 2.1(a) – (g) of this Agreement;

“Excluded SA Assets”	means those assets described in clause 2.1(b) of this Agreement;

“Final Consideration”	has the meaning given to it in Schedule 6;

“Financing”

means any offering of debt or equity securities by Sappi or any of its affiliates (including the Rights Issue), the proceeds of which are used, in whole or in part, to pay amounts outstanding or payable under this Agreement or under any loan or other agreement entered into pursuant to or in connection with this Agreement;

“Finnish Stock Exchange”	means the OMX Nordic Exchange Helsinki Ltd;

“Finnish VAT Act”	has the meaning given to it in clause 11.2(i);

“Fortum”

means Fortum Oy, a company incorporated in Finland whose registered office is at PL 1, 0048 Fortum, Finland (registered in Finland with No. 1463611-4), and references in this Agreement to Fortum shall include, where necessary, its subsidiaries and holding companies from time to time, as appropriate;

“GALERIE Marks”

means, subject to Completion, the Intellectual Property identified in Part C of Schedule 11 and any registrations of the “GALERIE Art” trade mark that the Relevant Purchasers acquire in accordance with their undertaking in the Trade Mark Licences;

“German Companies”	means CN Papiervertriebs GmbH and Stockstadt GmbH;

“German Pension Liabilities”	has the meaning given to it in Schedule 6;

“German Shares”	means the CN Shares, and the Stockstadt Shares;

“German Share Transfer Agreement”	means the agreement in the Agreed Form listed as Attachment 22 to this Agreement to be entered into between Deutsche Holding and Sappi Deutschland Holding GmbH on Completion;

“German Subsidiary”	means Chemische Werke Zell-Wildshausen GmbH;

“Gohrsmühle Coaters”	means Coater Number 2 and Coater Number 3;

“Gohrsmühle Mill”	means the paper mill operated by Zanders at Postfach 200960, An der Gohrsmühle, D-51439 Bergisch Gladbach, Germany;

“Graphic Paper Business”	means the Business and the business of the Group, taken as a whole;

“Group” or “Group Companies”	means the Companies and the German Subsidiary and “Group Company” means any of them as the context so requires;

“Hallein AG”	means M-real Hallein A.G., a company incorporated in Austria with registered number FN 18407m and whose registered office is at Salzachtalstrasse 88, A-5400 Hallein, Austria;

“Hallein Coater”	means the coater owned by Hallein AG at its Hallein Mill in Austria;

“Hallein Coater Asset Sale and Transfer Agreement”	means the agreement in substantially the form listed as Attachment 23 to this Agreement to be entered into between Hallein AG and Sappi Netherlands BV on Completion;

“Hallein Mill”	means the paper mill operated by Hallein AG at Salzachtalstr. 88, A-5400 Hallein, Austria;

“Husum Mill”	means the paper mill operated by M-real Sverige AB at SE-89035 Husum, Sweden;

“Husum Mill’s PM8”	means the paper machine referred to as “PM8” located at M-real’s Husum Mill in Sweden;

“Husum PM8 Coater”	means the off-line coater and the off-line multi nip calendar but excluding the winder serving the Husum Mill’s PM8;

“Husum Mill PM8 Exclusive Marketing Agreement”	means the agreement in the Agreed Form listed as Attachment 15 to this Agreement to be entered into between M-real Sverige AB and Sappi Europe SA on Completion;

“IFRS”

international accounting standards within the meaning of Regulation (EC) No 1606/2002 of 19 July, 2002 on the application of international accounting standards to the extent applicable to the relevant financial statements;

“Immovable Property”	means freehold and leasehold land and buildings or other immovable property in any part of the world;

“Inducement Fee”	has the meaning given to it in clause 40;

“Initial Consideration”	has the meaning given to it in Schedule 6;

“Intellectual Property”

means patents, inventions, trade marks, service marks, trade names, brands, get-up, logos, rights in designs, copyrights, and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Inter-Group Debt”	has the meaning given to it in Schedule 6;

“Inter-Group Debt Adjustment Payment”	has the meaning given to it in Schedule 6;

“Inter-Group Net Debt”	has the meaning given to it in Schedule 6;

“Inter-Group Receivables”	has the meaning given to it in Schedule 6;

“Inter-Group Receivables Adjustment Payment”	has the meaning given to it in Schedule 6;

“IT Systems”	means software, hardware, data networks and voice networks but excluding networks or telecommunications systems generally available to the public;

“Johannesburg Stock Exchange” or “JSE”	means the JSE Limited, a company incorporated in South Africa and licensed as an exchange under the Securities Services Act, 2004 (as amended);

“Kangas Asset Transfer Agreement”	means the agreement in the Agreed Form listed as Attachment 20 to this Agreement to entered into between M-real and Sappi Finland I Oy on Completion;

“Kangas Mill”	means the paper mill operated by M-real at Kympinkatu 3, FI-40351 Jyväskylä, Finland;

“Kangas PM2”	means the paper machine referred to as “PM2” located at M-real’s Kangas Mill in Finland;

“Kangas PM2 Property”	means the Immovable Property housing the Kangas PM2;

“Kangas PM2 Property Lease”	means the agreement in the Agreed Form listed as Attachment 19 to this Agreement to be entered into between M-real and Sappi Finland I Oy on Completion;

“Kangas Property”	means the Immovable Property of the Kangas Mill, details of which are set out in Part A of Schedule 9;

“Kangas Property Option”	has the meaning given to it in clause 45.1;

“Kirkniemi Asset Transfer Agreement”	means the agreement in the Agreed Form listed as Attachment 21 to this Agreement to be entered into between M-real and Sappi Finland I Oy on Completion;

“Kirkniemi Discharge Compensation”	has the meaning given to it in clause 19.9(ii);

“Kirkniemi Mill”	means the paper mill operated by M-real at FI-08800, Lohja, Finland;

“Kirkniemi Property”	means the Immovable Property of the Kirkniemi Mill, details of which are set out in Part A of Schedule 9;

“Kirkniemi Trade Receivables”

means all outstanding payments due from any third party customer receivable in relation to the graphic paper business carried out from the Kirkniemi Mill in Finland and in each case including such part of such amounts as relate to VAT and “Kirkniemi Trade Receivable” shall be construed accordingly;

“Kirkniemi Trade Receivables Cap”	has the meaning given to it in clause 8.4;

“Know-How Business”

means:

(i)            Husum Mill’s PM8 in Sweden; and

(ii)           Äänekoski Mill’s PM2 in Finland;

“Lock-Up Agreement”

means the agreement in the Agreed Form to be entered into by M-real and Sappi on the Completion Date which sets out certain restrictions on the disposal of the Consideration Shares and listed as Attachment 12 to this Agreement;

“London Stock Exchange”	means London Stock Exchange plc;

“Long-term Energy Agreements”	means the agreements in the Agreed Form listed as Attachment 17 to this Agreement to be entered into between M-real and Sappi Europe SA on Completion;

“Long-term Pulp Supply Agreements”

means the agreements in the Agreed Form listed as Attachment 14 to this Agreement to be entered into:

(i)            between M-real, M-real Sverige AB and Sappi Europe SA; and

(ii)           between Oy Metsä-Botnia AB and Sappi Europe SA, on Completion;

“Long-term Wood Supply Agreement”	means the agreement in the Agreed Form listed as Attachment 13 to this Agreement to be entered into between Metsäliitto Co-operative and Sappi Europe SA on Completion;

“Losses”	means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“M-real Sverige AB”	means M-real Sverige AB, a company incorporated in Sweden with registered number 556585-8866 and whose registered office is at Örnsköldsvik, S-890 35 Husum, Sweden;

“M-real Vendor Loan Note”	means the €250,000,000 loan note to be issued by Sappi Papier Holding GmbH (Austria) to M-real on the Completion Date;

“Material Contract”

means any Business Contract and any contract entered into by any member of the Group:

(i)            calling for payments by any party thereto in excess of €2,000,000 in any one year;

(ii)           that is a material agreement relating to Intellectual Property;

(iii)          which restricts M-real or the relevant member of the Sellers’ Group in any material respect from carrying on its respective part of the Graphic Paper Business anywhere in the world;

(iv)           which is a joint venture agreement or arrangement under which M-real or the relevant member of the Sellers’ Group is to participate with any other person in any business;

(v)            which has an unexpired term of two or more years or cannot be terminated on less than two years’ notice; or

(vi)           that is a material contract and, so far as the Sellers are aware, which can be terminated by any other party in the event of a change of control of the relevant member of the Group,

other than (in either case):

(a)           any contract with any Employee;

(b)           purchase or sale orders for stock placed in accordance with the normal practice of the Graphic Paper Business (including purchase and sale orders in respect of which the counterparty is a member of the Sellers’ Group); and

(c)           any leases or tenancy arrangements under which Property is occupied;

“Merchant Rebates”	means the Business Merchant Rebates and the Company Merchant Rebates;

“Merchant Rebate Adjustment”	has the meaning given to it in clause 8.11;

“Merger Regulation”	means Council Regulation (EC) 139/2004;

“Metsäliitto Co-operative”	means Metsäliitto Co-operative, a co-operative society incorporated in Finland with registered number 0116300-4 and whose registered office is at Revontulentie 6, FI-02100 Espoo, Finland;

“Mill Business”

means the graphic paper business of M-real carried out from:

(i)         the Kangas Mill in Finland; and

(ii)         the Kirkniemi Mill in Finland;

“Mill Business Assets”	has the meaning given to it in clause 11.2(i);

“Mill Business Efficiency Programme”

means the redundancy programme of M-real covering the whole Mill Business at its Kirkniemi Mill concerning a reduction in headcount of 57 (announced on 14 February, 2007) and at its Kangas Mill concerning the closure of the Kangas PM2 and a reduction in headcount of 82 (announced on 13 November, 2007);

“Mill Business Vehicles”	means those vehicles listed in Attachment 32 used exclusively in relation to the Mill Business;

“MIS Payments”	means payments due to certain M-real employees pursuant to M-real’s management incentive scheme;

“Net Working Capital Adjustment”	has the meaning given to it in Schedule 6;

“NL Holding”

means M-real NL Holding B.V., a company incorporated in the Netherlands with registered number 02334705 and whose registered office is at Van Boshuizenstraat 12, NL-1083 BA Amsterdam, P.O. Box 75652, N.L.-1070 AR Amsterdam, the Netherlands;

“Option”	has the meaning given to it in clause 43.1;

“Other Stockstadt”	has the meaning given to it in Schedule 6;

“Oy Metsä-Botnia AB”	means Oy Metsä-Botnia AB, a company incorporated in Finland with registered number 0791416-3 and whose registered office is Revontulentie 6, FI-02100 Espoo, Finland;

“Permanent Cessation”	has the meaning given to it in clause 45.1;

“Permitted Assignee”	has the meaning given to it in clause 32.2;

“Permitted Encumbrances”

means security interests arising in the ordinary course of business or by operation of law, security interests arising under sales contracts with title retention provisions, equipment leases with third parties entered into in the ordinary course of business, security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty and mortgages, charges, pledges, liens or other forms of security or encumbrance or equity which secure debt and other imperfections in title and encumbrances, if any, which do not in any case individually or in aggregate materially impair the continued use and operation of the assets to which they relate in the context of the Graphic Paper Business;

“Pre-sale Reorganisation”

means:

(i)            the transfer of Hallein AG by Stockstadt GmbH to another entity in the Sellers’ Group prior to the Completion Date; and

(ii) the transfer of the SA Customer Lists by the Companies to another entity in the Sellers’ Group prior to the Completion Date;

“Pre-sale Reorganisation Liabilities”	means any liabilities of Stockstadt GmbH in respect of the transfer of Hallein AG to another entity in the Sellers’ Group prior to the Completion Date;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Proceeds of Rights Issue”	means the aggregate proceeds raised by Sappi in the Rights Issue being €400,000,000 after the deduction of the fees, expenses and costs of the Rights Issue;

“Process Agent”	has the meaning given to it in clause 51.5;

“Profit and Loss Pooling Agreement”	means the agreement on the transfer of profit and loss (Gewinnabführungs- und Verlustübernahmevertrag) of 11 May, 2001 (as amended on 23 December, 2002) between Deutsche Holding and Stockstadt GmbH;

“Properties”	means the Business Properties and the Company Properties;

“Property Owner”	means, in respect of a Property, the entity listed as its owner in Schedule 9;

“Purchase Price”	has the meaning given to it in clause 43.1;

“Purchasers’ Completion Documents”	has the meaning given to it in clause 18.1(i);

“Purchasers’ Guaranteed Obligations”	has the meaning given to it in clause 46.2(i);

“Purchaser’s Group”	means Sappi and its subsidiaries and holding companies from time to time, as appropriate (including, for the avoidance of doubt, following Completion, each member of the Group);

“Rand” or “ZAR”	means the lawful currency for the time being of South Africa;

“Relief”	means any relief, loss, allowance, exemption, set-off, or credit in respect of Tax, or deduction in computing profits for Tax purposes;

“Resigning Board Member”

means the members of any supervisory board or advisory board or similar corporate body of each of the Group Companies who will resign on Completion and as indicated against their respective names in Schedule 7, notification of which will be delivered to the Relevant Purchasers at Completion;

“Resigning Director”	means the directors of each of the Group Companies who will resign on Completion and as indicated against their respective names in Schedule 7, notification of which will be delivered to the Relevant Purchasers at Completion;

“Rights Issue”	means the rights issue contemplated by the Standby Underwriting Agreement;

“SA Customer Lists”	means any customer lists held by the Companies or any one of them to the extent that they relate to customers of the Companies in South Africa;

“SA Option”	has the meaning given to it in clause 44.1;

“SA Put”	has the meaning given to it in clause 44.1;

“Sappi Circular”	has the meaning given to it in clause 4.2;

“Sappi Deutschland Holding GmbH”

means Sappi Deutschland Holding GmbH, a company incorporated in Germany and registered in Germany at the local court with number HRB 110 140, and whose registered office at Mühlenmasch 1, 31061 Alfeld, Germany;

“Sappi Europe SA”	means Sappi Europe SA, a company incorporated in Belgium with registered number BE 0449.654.386 and whose registered office is at Chaussée de la Hulpe, B- 1170 Brussels, Belgium;

“Sappi Finland I Oy”	means Sappi Finland I Oy, a company incorporated in Finland with registered number 2219145-0 and whose registered office is at c/o Hannes Snellman, Eteläranta 8, 00130, Helsinki, Finland;

“Sappi Netherlands BV”	means Sappi Netherlands BV, a company incorporated in the Netherlands with registered number 14631721 and whose registered office is at Biesenweg 16, 6211 AA Maastricht, the Netherlands;

“Sappi Papier Holding GmbH (Austria)”	means Sappi Papier Holding GmbH (Austria), a company incorporated in Austria with registered number FN 167931 h, and whose registered office is at Brucker Strasse 21, 8101 Gratkorn Austria;

“Sappi Shares”	means the ordinary shares of one Rand each in the share capital of Sappi;

“Securities Act”	means the US Securities Act of 1933, as amended;

“Sellers’ Business”	means the business of the Sellers’ Group, but excluding a Coated Graphic Paper Business, as at Completion;

“Sellers’ Completion Documents”	has the meaning given to it in paragraph 1(A) of Schedule 4;

“Sellers’ Guaranteed Obligations”	has the meaning given to it in clause 46.1 (i);

“Sellers’ Group”	means the Sellers and their respective subsidiaries and holding companies (and, for the avoidance of doubt, with effect from the Completion Date excluding the Group);

“Sellers’ Group Insurance Policies”	means insurance policies taken out by members of the Sellers’ Group and “Sellers’ Group Insurance Policy” shall be construed accordingly;

“Sellers’ Marks”	means “M-REAL”, “METSÄ-SERLA” and all related logos and trade marks owned or used by the Sellers’ Group used in connection with those marks;

“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London, EC1Y 8YY;

“Senior Employees”	has the meaning given to it in paragraph 20(A) of Schedule 4 and “Senior Employee” shall be construed accordingly;

“Service Document”	means a claim form, summons, order, judgement or other document issued in connection with any Proceedings;

“Share Purchaser”	means, in relation to each of the Companies referred to in column (2) of Part A of Schedule 13 the company whose name is set out opposite that Company in column (4);

“Share Sellers”	means Deutsche Holding and NL Holding;

“Shares”	means the CN Shares, the Stockstadt Shares and the Biberist Shares;

“Significant Adverse Change”

means a change, event or circumstance which or up to 3 separate changes, events and circumstances which, in aggregate:

(i)            cause or would be reasonably likely to cause production volumes of graphic paper in respect of the Biberist Mill, Kangas Mill, Kirkniemi Mill, and Stockstadt Mill to cease or be reduced by 200,000 tonnes (in aggregate) over a period of 12 months from the date of such change, event or circumstance; or

(ii)           lead or would be reasonably likely to lead to a liability in respect of the Graphic Paper Business as a whole, which would have to be settled in cash, having a net present value in excess of €110,000,000 from the date of such change, event or circumstance;

“South Africa”	means the Republic of South Africa;

“Standby Underwriting Agreement”	means the agreement dated the same day as this Agreement between Sappi and Citigroup Global Markets Limited and J.P. Morgan Securities Ltd listed as Attachment 29 to this Agreement;

“Statutory Accounts Date”	means 31 December, 2007;

“Stockstadt GmbH”	means M-real Stockstadt GmbH, a company incorporated in Germany with registered number HRB 8118 and whose registered office is at Obernburger Strasse 1-9, D-63811 Stockstadt, Germany;

“Stockstadt Lease”	means the lease agreement between Stockstadt GmbH and Molsindra Vermietungsgesellschaft mbH & Co. Objekt Stockstadt KG, dated 28 December, 2001, relating to Stockstadt GmbH’s coater;

“Stockstadt Loans”

means the shareholder loan agreements pursuant to which Deutsche Holding extended (i) a long term loan and (ii) 13 short term loans which shall be valued at the Completion Time for the purposes of Schedule 6;

“Stockstadt Mill”	means the paper mill operated by Stockstadt GmbH at Obernburger Strasse 1-9, D-63811 Stockstadt, Germany;

“Stockstadt Shares”	means the entire issued share capital of Stockstadt GmbH details of which are set out in Schedule 8;

“Submission”

means any submission, filing, notification, briefing paper, proposal, letter, response to a request for information or other written communication to the European Commission or any Competition Authority (including, for the avoidance of doubt, the Form CO);

“Supplier Rebates”

means sums owed to the Mill Business, the Coaters, Stockstadt GmbH and Biberist by their suppliers as a result of specified annual delivery targets having been met in respect of the period up to the Completion Time;

“Swiss Company”	means Biberist;

“Take or Pay Obligation”	has the meaning given to it Schedule 6;

“Target Net Working Capital”	has the meaning given to it in Schedule 6;

“Tax” or “Taxation”	has the meaning given to it in the Tax Indemnity;

“Tax Authority”	means any taxing, revenue or other authority of any jurisdiction competent to impose or collect any Tax liability;

“Tax Claim”	means a Tax Warranty Claim or a Tax Indemnity Claim;

“Tax Indemnity”	means the indemnity in respect of Tax as set out in Schedule 14;

“Tax Indemnity Claim”	means a claim by the Relevant Purchasers or any of them under the Tax Indemnity;

“Tax Warranties”	means the warranties set out at paragraph 22 of Schedule 4;

“Tax Warranty Claim”	means a claim for breach of any of the Tax Warranties;

“Termination Date”

means:

(i)            28 February, 2009 if the announcement of the full terms of the Rights Issues has not been made by midnight on that date; or

(ii)           if the announcement in paragraph (i) above has been made on or before, 28 February, 2009, 30 April, 2009 if the Rights Issue has not closed and settled by that date;

“Third Party Consents”

means all consents, approvals, authorisations or waivers required from third parties (other than those required by the relevant regulatory or anti-trust authority) for the transfer, assignment or novation of any Business Contract in favour of a Relevant Purchaser (or member of the Purchaser’s Group) and “Third Party Consent” shall be construed accordingly;

“Thosca Holz Option Letter”	means the letter from Metsäliitto Co-operative to Sappi set out at Attachment 28 dated the same day as this Agreement;

“Trade Mark Licences”	means licences of certain GALERIE Marks to be entered into on Completion pursuant to clause 26.6;

“Transaction Documents”	means this Agreement together with the Agreed Form documents listed as Attachments 1 to 33 to this Agreement;

“Transitional Services Agreement”	means the transitional services agreement between the certain Relevant Sellers and certain Relevant Purchasers to be entered into on Completion;

“Transitional Services Term Sheet”	means the list of terms on which M-real and Sappi intend to base the Transitional Services Agreement, as set out in Attachment 11 and dated the same day as this Agreement;

“UGB”	has the meaning given to it in clause 24.4;

“UK Listing Authority”	means the Financial Services Authority, acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 including;

“United States” or “US”	means the United States of America and its territories and dependencies;

“VAT”

means value added tax as implemented in the European Union pursuant to Council Directive 2006/112/EC on the common system of value added tax and legislation supplemental thereto or any similar tax in any jurisdiction outside the European Union;

“Vendor Loans”	means the Euro denominated loan notes to be issued by the Relevant Purchasers to M-real in accordance with the allocation of Enterprise Value set out in Part 2 of Schedule 6;

“Warranties”	means the warranties set out in Schedule 4 and “Warranty” shall be construed accordingly;

“Working hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day; and

“Zanders”	means M-real Zanders GmbH, company incorporated in Germany and registered in Germany at the local court with number HRB 51420 and whose registered office is at An der Gohrsmühle 51465 Bergisch Gladbach, Germany.

2.            In this Agreement, and the Schedules to it, unless otherwise specified: -

(i)            references to clauses, Schedules and Attachments are to clauses of, and Schedules and Attachments to, this Agreement;

(ii)           a reference to a paragraph is to a paragraph of the clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

(iii)          a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any party under this Agreement;

(iv)           references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(v)            references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(vi)           expressions “holding company”, “subsidiary” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006;

(vii)          references to writing shall include any modes of reproducing words in a legible and non-transitory form but shall exclude electronic mail;

(viii)         references to times of the day are to London time;

(ix)          headings are for convenience only and do not affect the interpretation of this Agreement;

(x)           references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(xi)          references in any Warranty or in this Schedule 1 to any monetary sum expressed in Euros shall, where such sum is referable in whole or in part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the prevailing exchange rate applicable to that amount of Euros by reference to middle market rates quoted by National Westminster Bank plc immediately before close of business in London on the date of this Agreement or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(xii)                           (a)           Without prejudice to (b), (c), (d) and (e) below, references in any clause of this Agreement or Warranty to the Sellers’ awareness or any other similar phrase shall be deemed to be a reference to following persons: Matti Mörsky, Esa Kaikkonen and Miika Arola;

(b)           References to the Sellers’ awareness or any other similar phrase shall be deemed to be a reference to Seppo Parvi in the following Warranties only:

•      Arrangements with the Sellers’ Group, the Business and the members of the Group; Solvency, Accounts and Carve-Out Accounts, Events Since the Accounts Date, Financial Obligations, Intellectual Property and IT and Insurance set out in paragraphs 3, 5, 9, 10, 11, 18 and 19 respectively of Schedule 4;

(c)           References to the Sellers’ awareness or any other similar phrase shall be deemed to be a reference to Mika Paljakka in the following Warranties only:

•      Employment and Pensions set out in paragraphs 20 and 21 respectively of Schedule 4;

(d)           References to the Sellers’ awareness or any other similar phrase shall be deemed to be a reference to Soili Hietanen in the following Warranties only:

•      Ownership of Assets, Sufficiency of Assets, Books and Records and Licences set out in paragraphs 6, 7, 8, and 13 respectively of Schedule 4;

(e)           References to the Sellers’ awareness or any other similar phrase shall be deemed to be a reference to Jarmo Salonen in the following Warranties only:

•      Arrangements with the Sellers’ Group, the Business and the members of the Group and Licences set out in paragraphs 3, and 13 respectively of Schedule 4;

(xiii)                        where any amount in any local currency is required to be converted into Euros for the purposes of calculating any of the “Adjustment Payment”, “Business Merchant Rebates”, “Business Merchant Rebates as at 30 June, 2008”, “Business Net Debt”, “Company CO2 Obligations”, “Company Merchant Rebates”, “Company Merchant Rebates as at 30 June, 2008”, “Completion Time Business Net Debt”, “Completion Time Inter-Group Debt”, “Completion Time Inter-Group Receivables”, “Completion Time Net Debt”, “Completion Time Net Working Capital”, “Enterprise Value”, “Estimated Business Net Debt”, “Estimated Inter-Group Debt”, “Estimated Inter-Group Receivables”, “Estimated Net Debt”, “Final Consideration”, “Final Payment”, “German Pension Liabilities”, “Initial Consideration”, “Inter-Group Debt”, “Inter-Group Net Debt”, “Inter-Group Debt  Adjustment Payment”, “Inter-Group Receivables”, “Inter-Group Receivables Adjustment Payment”, “Merchant Rebates”, “Net Debt”, “Net Working Capital”, “Net Working Capital Adjustment”, “Other Net Debt”, “Other Stockstadt”, “Specific Business Net Debt Items”, “Take or Pay Obligation” and “Target Net Working Capital” expressed in Euros, such amount shall be translated into Euros at the Exchange Rate for that local currency on the date which is two Business Days prior to the Completion Date, save that any amount required to be translated into Euros for the purpose of calculating any estimated figure shall be translated into Euros for that local currency on the date which is two Business Days prior to the date that the estimate is provided;

(xiv)        where it is necessary to determine whether a monetary limit or threshold set out in Schedule 5 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims or any part of the relevant threshold is expressed in a currency other than Euros, the value of each such claim or the relevant threshold, as the case may be, shall be translated into Euros at the prevailing exchange rate applicable to that amount of that non-Euro currency by reference to middle-market rates quoted by National Westminster Bank plc immediately before close of business in London on the date of receipt by the Sellers of written notification from the Relevant Purchasers in accordance with paragraph 2 of Schedule 5 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(xv)         References to “Euros”, or “€” are to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

SCHEDULE 2

(CONDITIONS TO COMPLETION)

1.            The passing of the following resolutions at a general meeting of the members of Sappi and the registration of the resolution referred to in (iii) below:

(i)            an ordinary resolution approving the acquisition of, and the payment for, the Business Assets and the Shares as specified in this Agreement;

(ii)           an ordinary resolution approving the allotment and issue of the Consideration Shares, as a specific authority, in accordance with this Agreement, and an ordinary resolution placing the authorised but issued share capital of Sappi, after the increase to be effected by the resolution referred to in paragraph 1 (iii) below, under the control of the directors with authority to allot and issue all or part thereof for the purpose of the Rights Issue;

(iii)          a special resolution approving the increase in Sappi’s share capital (plus the registration of that resolution) to the level required for the (i) allotment and issue of the Consideration Shares and (ii) the Rights Issue.

2.            The European Commission having:

(i)            issued a decision under Article 6(1)(b) or Article 6(2) of the Merger Regulation, or being deemed to have done so under Article 10(6) of the Merger Regulation, declaring the purchase of the Shares and the Business Assets pursuant to this Agreement compatible with the common market without imposing any conditions or obligations that are not on terms reasonably satisfactory to the Purchaser; or

(ii)           if the European Commission initiates proceedings under Article 6(1)(c) of the Merger Regulation, then, the European Commission having issued a decision under Article 8(1) or Article 8(2) of the Merger Regulation, or being deemed to have done so under Article 10(6) of the Merger Regulation, declaring the purchase of the Shares and the Business Assets pursuant to this Agreement compatible with the common market without imposing any conditions or obligations that are not on terms reasonably satisfactory to the Purchaser;

If any aspect of the transactions contemplated by this Agreement is referred to a competent authority of a Member State or more than one such competent authority under Article 9 of the Merger Regulation, then confirmation having been received from each such competent authority that the contemplated transactions may proceed in accordance with this Agreement without imposing any conditions or obligations that are not on terms reasonably satisfactory to the Purchaser or the relevant waiting period having expired.

3.                                    In so far as the purchase of the Shares and the Business Assets pursuant to this Agreement require clearance under mandatory merger control laws in the United States and Turkey, filings having been made in respect of the transactions contemplated by this Agreement and all approvals necessary in respect of the transactions contemplated by this Agreement having been obtained from the relevant Competition Authorities in the above-mentioned jurisdictions without imposing any conditions or obligations that are not on terms reasonably satisfactory to the

Purchaser whether by lapse of time or by express confirmation of the relevant Competition Authorities.

4.            The Treasury, as regulating authority in terms of the Exchange Control Regulations 1961 (South Africa) (“Regulations”) will have granted, unconditionally, all necessary consents required under the Regulations for the entering into and implementation of the Transaction Documents and the Rights Issue in accordance with their terms, including, without limitation:

(i)            the acquisition of, and payment for, the Business Assets and the Shares by Sappi and the Relevant Purchasers on the terms and conditions of the Transaction Documents (including, without being limited to, the issue of, and performance of obligations under, the Vendor Loans and the M-real Vendor Loan Note);

(ii)           the non-resident endorsement of all Consideration Shares or the equivalent or if the Consideration Shares are in dematerialised form;

(iii)          payment of the Inducement Fee;

(iv)           the guarantee being given by Sappi under this Agreement;

(v)            the entering into and implementation by Sappi and the Relevant Purchasers of all their respective obligations under this Agreement and other Transaction Documents requiring Treasury’s consent;

(vi)           the Rights Issue and the entering into and implementation of all arrangements and agreements to be entered into in connection with the Rights Issue, including all underwriting agreements;

(vii)          apply €400,000,000 of the funds raised pursuant to the Rights Issue in payment of a portion of the Consideration and up to Euro €50,000,000 of such funds in payment of underwriting fees and other costs of the transaction including, to the extent shares are issued to South African residents, taking any funds raised in South Africa from the issue of shares in terms of the Rights Issue offshore for the purpose of making those payments.

5.            The fulfilment of any obligation to provide information to, or consult with, or negotiate with, or request advice from, or any decision of, any works council, trade union or other body representing employees or the Employees themselves under German law which obligations are described in Schedule 12 in which a failure to fulfil such obligation would render this Agreement in its current form void or inoperable.

6.            The Pre-sale Reorganisation having been completed.

7.            The approval of the JSE for the listing of the Consideration Shares on the JSE.

8.            The Rights Issue having closed and settled in accordance with its terms.

SCHEDULE 3

(COMPLETION ARRANGEMENTS)

1.            General

(A)          Sellers’ obligations

At Completion M-real or each Relevant Seller, as the case may be, shall:

(i)            where required by law, deliver to the Relevant Purchasers a copy of the minutes of a duly held meeting of the directors of each Relevant Seller (or a duly constituted committee thereof) authorising the execution by each Relevant Seller of this Agreement and of the Sellers’ Completion Documents to which it is a party and, in the case where such execution is authorised by a committee of the board of directors of a Relevant Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretaries of the Relevant Sellers);

(ii)           where required by the relevant articles of association or other corporate documents, deliver to the Relevant Purchasers a copy of minutes of a duly held meeting of the supervisory board or advisory board of each of Relevant Seller, authorising the execution by each Relevant Seller of this Agreement and of the Sellers’ Completion Documents to which it is a party and any agreements entered into in connection with this Agreement (in each case such copy minutes being certified as correct by the secretaries of the Relevant Sellers);

(iii)          procure that all land or title certificates, title deeds or other documents relating to the Company Properties are either delivered to the Relevant Purchaser or held to the order of the Relevant Purchaser at the offices of the relevant member of the Group Companies or their solicitors;

(iv)           deliver to the Relevant Purchasers the Business Intellectual Property Assignments duly executed on behalf of the relevant members of the Sellers’ Group;

(v)            deliver its statutory books to the Relevant Purchaser;

(vi)           immediately upon fulfilment of the Relevant Purchaser’s obligations in paragraph 1(B)(iii) of this Schedule 3, assign and transfer the Vendor Loans to Sappi Limited;

(vii)          pay to the respective Group Company, if any, an amount as is equal to such part of the Inter-Group Receivables which is owed to such Group Company from the Relevant Seller, in each case based on the Estimated Inter-Group Receivables and provided that M-real shall pay the respective part of the Inter-Group Receivables which is owed to any Group Company from any other member of the Sellers’ Group who is not a Relevant Seller;

(viii)         if M-real has complied with the provisions of clause 14.9 provide evidence that M-real has so complied; and

(ix)          procure that legal opinion (s)  in respect of the Transaction Documents in a form and from firms reasonably required by Sappi and all board minutes, constitutions, other authorisations in respect of the same which Sappi reasonably requires are delivered to Sappi . Sappi acknowledges that as regards the legal opinion(s) it may have to obtain the necessary comfort from its own counsel where M-real’s counsel is unwilling to give such comfort.

(B)          Relevant Purchasers obligations

At Completion the Purchaser and/or the Relevant Purchasers, as the case may be, shall:

(i)            deliver to the Relevant Sellers or the Sellers’ Solicitors:

(a)           a copy of the minutes of a duly held meeting of the directors of each Relevant Purchaser (or duly constituted committees thereof) authorising or otherwise approving the execution and implementation by each Relevant Purchaser of this Agreement and the Purchasers’ Completion Documents to which it is a party;

(b)           a copy of the minutes of a duly held meeting of the directors of the Purchaser (or duly constituted committees thereof) authorising or otherwise approving the allotment and issue to M-real of the Consideration Shares and entry of the name of the M-real (or its nominee) in the register of members of the Purchaser as the holder of the Consideration Shares and, in the case where such execution is authorised or otherwise approved by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof, in each case such copy of the minutes being certified as correct by the Chairman of the meeting recoded in such minutes;

(c)           such waivers or consents as M-real may require to enable M-real or its nominee(s) to be registered as the holder(s) of the Consideration Shares;

(d)           the Trade Mark Licences duly executed on behalf of the Relevant Purchasers;

(ii)           pay or procure the payment of the applicable cash amount in Euro of the Initial Consideration and Estimated Inter-Group Debt, if any, as relate to:

(a)           the Group Companies, the business of the Kirkniemi Mill, the business of the Kangas Mill, the Kirkniemi Property, the Kangas Property, the Know-How Business and the Hallein Coater in total by wire transfer in immediately available funds for the same day value to M-real at:

Bank: Nordea Pankki Suomi Oyj
Account Number: 233318-3669
IBAN: FI74 2333 1800 0036 69
BIC: NDEAFIHHXXX

(b)           the Gohrsmühle Coaters in total by wire transfer in immediately available funds for the same day value to Zanders at:

Bank: Citibank Frankfurt
Account Number: 211696001
IBAN: DE41 5021 0900 0211 6960 01
BIC: CITIDEFFXXX

provided that an agreement is entered into in respect to the sale and transfer of the Gohrsmühle Coaters.

(iii)          issue the Vendor Loans to M-real;

(iv)          allot and issue or procure the allotment and issue of the Consideration Shares to M-real (or its nominee(s));

(v)           subject to M-real having provided Sappi with written notice (not less than two Business Days prior to the Completion Date) of the details of the person in whose name the Consideration Shares should be registered as dematerialised Sappi Shares, procure that M-real (or its nominee(s)) are entered in the Purchaser’s register of members as the holder of the Consideration Shares;

(vi)           deliver to M-real the M-real Vendor Loan Note;

(vii)          procure, within 20 Business Days, all required resolutions to:

(a)          change the corporate names of the Companies to alternative names which do not include the Sellers’ Marks or any confusingly similar name;

(b)          procure the prompt registration of the new names with the appropriate courts or registries; and

(c)          provide written proof to the Sellers that such changes of name have been effected; and

(d)          procure that legal opinion (s)  in respect of the Transaction Documents in a form and from firms reasonably required by M -real and all board minutes, constitutions, other authorisations in respect of the same which M-real reasonably requires are delivered to M-real . M-real acknowledges that as regards the legal opinion(s) it may have to obtain the necessary comfort from its own counsel where Sappi’s counsel is unwilling to give such comfort.

2.            General provisions in relation to the Business Assets

At Completion (or as soon as reasonably practicable thereafter) the Relevant Sellers shall deliver to the Relevant Purchasers all those Business Assets which are capable of transfer by delivery (other than Books and Records which shall be delivered to the Relevant Purchasers in accordance with clause 28).

3.            Specific provisions in relation to the Business Assets

(A)          Austria

On the Completion Date Hallein AG and Sappi Netherlands BV shall execute the Hallein Coater Asset Sale and Transfer Agreement in substantially the same form as listed in Attachment 23.

(B)          Finland

(i)            On the Completion Date M-real and Sappi Finland I Oy shall execute the following agreements:

(a)           the Kangas Asset Transfer Agreement (attached hereto as Attachment 20);

(b)           the Kirkniemi Asset Transfer Agreement (attached hereto as Attachment 21);

(c)           the Business Properties Transfer Deed (attached hereto as Attachment 18); and

(d)           the Kangas PM2 Property Lease (attached hereto as Attachment 19);

(ii)           M-real and Sappi Finland I Oy shall execute and have duly notarised the Business Properties Transfer Deed before a Finnish notary public to transfer the Business Properties to Sappi Finland I Oy providing that the effectiveness of such property transfer shall occur on the Completion Date at 10:00 a.m. UK time.

(iii)          M-real shall deliver to Sappi written confirmation that all the internal lease arrangements in relation to the Business Properties between M-real and either the Kangas Mill or the Kirkniemi Mill will have been terminated, confirming no liabilities, obligations, claims or rights remain for either party under the said arrangements and providing that the effectiveness of such termination shall occur on the Completion Date at 10:00 a.m. UK time.

(iv)           M-real shall deliver to Sappi, free and clear of any pledges, encumbrances and liabilities, all the original mortgage certificates (Fin: panttikiirja) evidencing the mortgages registered in the Business Properties, as well as a certificate dated per the Completion Date confirming that no floating charges encumber the Business Assets of the Mill Business located in Finland and that no applications for such charges to be registered in relation to the said Business Assets have been made.

(C)          Germany

Zanders and the Relevant Purchaser shall, provided an agreement is entered into, execute an agreement in respect of the sale and transfer of the relevant Business Assets located in Germany.

4.            Specific provisions in relation to the Companies and the Shares

(A)          German Shares

(i)            Deutsche Holding and Sappi Deutschland Holding GmbH shall execute and have duly notarised the German Share Transfer Agreement attached hereto as Attachment 22 before a German notary public to transfer the German Shares to Sappi Deutschland Holding GmbH providing that the effectiveness of such share transfer shall occur on the Completion Date at 24:00 German time.

(ii)           Each of the German Companies shall deliver to Sappi Deutschland Holding GmbH at Completion the resignations of each relevant Resigning Director and Resigning Board Member, such resignations to take effect from Completion, including a confirmation by the respective Resigning Director or Resigning Board Member that such individual does not have any outstanding claims against any Group Company, provided that Sappi Deutschland Holding GmbH hereby undertakes to resolve on the discharge (Entlastung) of the respective individual for the current business year in connection with the approval of the annual accounts for the business including a period during which these individuals held office.

(B)          Biberist Shares

(i)            NL Holding and Sappi Netherlands BV shall execute the transfer of the Biberist Shares to Sappi Netherlands BV by delivering to Sappi Netherlands BV at Completion the Biberist share certificates representing all the Biberist Shares. Such share certificates shall be either (i) duly endorsed in favour of Sappi Netherlands BV and in the case of previous endorsements contain a complete chain of endorsements beginning with the first holder of the share certificates and ending with Sappi Netherlands BV or (ii) issued to NL Holding as the first holder of the share certificates and be duly endorsed in favour of t Sappi Netherlands BV.

(ii)           Biberist shall deliver to Sappi Netherlands BV at Completion:

(a)           the resignations of each relevant Resigning Director, such resignations to take effect from Completion and to include a statement that the Resigning Director has no claims against Biberist as a result of his/her function as director;

(b)           a copy of the board resolution authorising: (i) the sale of the Biberist Shares and (ii) the entry of Sappi Netherlands BV as the holder of the entire issued share capital of Biberist with voting rights in the share register of Biberist;

(c)           a copy of the minutes of an extraordinary shareholders’ meeting: (i) taking note of the resignation of the Resigning Director, (ii) granting discharge to the Resigning Director and (iii) electing any new board member nominated by Sappi Netherlands BV no later than two Business Days prior to Completion; and

(d)           a copy of the updated share register of Biberist showing Sappi Netherlands BV as the holder of the entire issued share capital of Biberist with voting rights in the share register of Biberist;

(iii)          Completion of the sale and purchase of the Biberist Shares shall take place on the Completion Date at the offices of Bäer & Karrer AG at Brandschenkestrasse 90, CH-8027 Zurich, Switzerland.

5.            Specific provisions in relation to the Inter-Group Debt

At the Completion Time each of the Relevant Sellers and Relevant Purchasers shall enter into, and M-real shall procure that any relevant member of the Sellers’ Group who is not a Relevant Seller shall enter into, agreements (with effect from the end of the Completion Date) for the assignment of the receivables which comprise the Inter-Group Debt (including interest accrued until Completion) in a form to be agreed between the parties acting reasonably. The aforementioned assignment shall include the Stockstadt Loans and the Relevant Seller shall deliver on the Completion Date the consent by Stockstadt GmbH to such assignment.

6.            Execution of other Transaction Documents

The Relevant Sellers and the Relevant Purchasers shall execute the following documents to which it is a party on or prior to Completion:

(i)

Transitional Services Agreement;

(ii)

Lock-Up Agreement;

(iii)

Long-term Wood Supply Agreement;

(iv)

Long-term Pulp Supply Agreements;

(v)

Husum Mill PM8 Exclusive Marketing Agreement;

(vi)

Äänekoski PM2 Exclusive Marketing Agreement;

(vii)

Long-term Energy Agreements;

(viii)

Business Properties Transfer Deed;

(ix)

Kangas Asset Transfer Agreement;

(x)

Kirkniemi Asset Transfer Agreement;

(xi)

Kangas PM2 Property Lease;

(xii)

German Share Transfer Agreement;

(xiii)

Hallein Coater Asset Sale and Transfer Agreement;

(xiv)

Vendor Loans;

(xv)

M-real Vendor Loan Note;

(xvi)

Business Intellectual Property Assignments; and

(xvii)       Trade Mark Licences.

SCHEDULE 4

(THE WARRANTIES)

1.            Capacity of the Sellers

(A)          Each of the Relevant Sellers has the requisite power and authority to enter into and perform this Agreement and any other documents which are to be entered into pursuant to this Agreement to which it is a party (the “Sellers’ Completion Documents”).

(B)          This Agreement constitutes and the Sellers’ Completion Documents will, when executed by the relevant Seller, constitute binding obligations of the relevant Seller in accordance with the respective terms of each such document.

(C)          The execution and delivery of, and the performance by each of the Relevant Sellers of their respective obligations under this Agreement and the Sellers’ Completion Documents to which each is respectively a party will not:

(i)            result in a breach of any provision of the memorandum or articles of association or equivalent constitutional documents of the Relevant Sellers;

(ii)           result in a breach of, or constitute a default under, any instrument to which the relevant Seller is a party or by which the relevant Seller is bound and which is material in the context of the transactions contemplated by this Agreement; or

(iii)          so far as the Relevant Sellers are aware, result in a breach of any existing order, judgment or decree of any court or governmental agency to which the Relevant Seller are a party or by which the Relevant Sellers are bound and which is material in the context of the transactions contemplated by this Agreement.

2.            Ownership of the Shares

(A)          Each Share Seller is the sole legal and beneficial owner of those shares set opposite its name in Schedule 8.

(B)          There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment entered into by any member of the Sellers’ Group to give or create any of the foregoing.

(C)          The Sellers are entitled to transfer or procure the transfer of the legal and beneficial ownership in the Shares to the Relevant Purchasers on the terms set out in this Agreement.

3.            Arrangements with the Sellers’ Group, the Business and the members of the Group

No contract (other than purchase or sale orders for stock placed in accordance with the normal practice of the Business) exists between:

(i)            any member of the Group and a Relevant Seller; and

(ii)           any member of the Sellers’ Group and any person who is a director of any member of the Sellers’ Group,

which is not on arm’s length terms.

4.            Corporate Details

(A)          The Shares comprise the whole of the issued and allotted share capital of each of the Group Companies and all of them are fully paid up and free from any additional payment obligations.

(B)          There is no agreement or commitment outstanding entered into by any member of the Sellers’ Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any member of the Group.

(C)          The information given in Schedule 7 is true and accurate.

(D)          Each member of the Group is validly existing under the laws of the jurisdiction in which it is incorporated.

(E)          No member of the Group has any interest in the share capital of any company other than the companies in the Group.

(F)           No member of the Group acts or carries on business in partnership with any other person (other than another member of the Group) nor is any of them a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association) nor does any of them hold nor is any of them liable on any share or security which is not fully paid up or which carries any liability.

5.            Solvency

(A)          Neither M-real nor any member of the Group is insolvent under the laws of its jurisdiction of incorporation, or unable to pay its debts.

(B)          No order has been made and no resolution has been passed for the winding up of M-real or any member of the Group and no petition has been presented for the purpose of winding up M-real or any member of the Group.

(C)          No administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator in respect of any member of the Group.

(D)          No receiver (which expression shall include an administrative receiver) has been appointed in respect of M-real or any member of the Group or all or any of its assets.

(E)          No event analogous to those specified in sub-paragraphs (A) to (D) of this paragraph 5 has occurred in relation to M-real or any member of the Group in the respective jurisdiction of incorporation of such member.

6.            Ownership of Assets

(A)          Each of the Business Assets (other than the Business Intellectual Property and any Business Stocks acquired in the ordinary course of business on terms that the property does not pass until payment is made) is owned both legally and beneficially by the Business Sellers (or another member of the Sellers’ Group) and each of those assets capable of possession is in the possession of the Business Sellers or another member of the Sellers’ Group and the Business Sellers are able to transfer title of all of the Business Assets to the Business Purchasers.

(B)          Each of the assets of any member of the Group included in the Accounts or which has been acquired by any member of the Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of business) is owned both legally and beneficially by the relevant member of the Group and each of those assets capable of possession is in the possession of the relevant member of the Group or a member of the Sellers’ Group.

(C)          No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the Business Assets or the assets of any member of the Group is outstanding, except as disclosed in Schedule 9 (other than any asset acquired in the ordinary course of business on terms that the property does not pass until payment is made) and there is no agreement or commitment entered into by M-real (or other member of the Sellers’ Group) or any member of the Group to give or create any and no claim has been made against M-real (or any other member of the Sellers’ Group) or any member of the Group by any person to be entitled to any.

7.            Sufficiency of Assets

(A)          So far as the Relevant Sellers are aware, the rights and assets owned and used by each member of the Group, together with the Mill Business Assets and the rights to be conferred upon or acquired by the Relevant Purchasers under or pursuant to the Transaction Documents, comprise in all material respects all the properties, assets and rights which are used in carrying on the Mill Business and the businesses of the Group as at the Completion Date save that no representation or warranty is made in respect of the adequacy of the net working capital of the Graphic Paper Business.

(B)          Where any Business Asset is defined in this Agreement as being used exclusively in relation to the Graphic Paper Business, no such Business Asset is used predominantly in relation to the Graphic Paper Business.

8.            Books and Records

(A)          The statutory books (including all registers and minute books) of each member of the Group required to be kept under the law of its respective jurisdiction of incorporation have been properly kept and contain a record of the matters which should be dealt with in those books and no notice or written allegation that any of them is incorrect or should be rectified has been received by any member of the Group.

(B)          All statutory books (including all registers and minute books) referred to in paragraph (A) above which is/are the property of each member of the Group or ought to be in its possession are in the possession of the relevant member of the Group.

(C)          The copy of the memorandum and articles of association or other equivalent constitutional documents of each member of the Group contained in the Data Room is a complete and accurate copy.

(D)          All returns and other documents relating to the Group required to be delivered to any companies registry in any jurisdiction have been properly made and delivered.

9.            Accounts and Carve-Out Accounts

(A)          The Accounts of the German Companies were prepared in accordance with generally accepted accounting principles and practices in Germany.

(B)          The Accounts of Biberist were prepared in accordance with Swiss statutory requirements.

(C)          The Accounts:

(i)            were properly prepared in a manner consistent in all material respects with that adopted in the preparation of the Accounts in respect of the equivalent period in the previous financial year; and

(ii)           show a true and fair view of the assets and liabilities of the company to which they relate at 31 December, 2007 and its profits (and losses) for the financial period ended on that date.

(D)          The audited Carve-Out Accounts for the year ended 31 December, 2007:

(i)            fairly present, in all material respects, the financial position of the Graphic Paper Business at that date and the results of the operations and cash flows of the Graphic Paper Business for the year ended 31 December, 2007; and

(ii)           have been prepared in accordance with IFRS.

(E)          The unaudited Carve-Out Accounts for the years ended 31 December, 2005, 31 December, 2006 and for the six month period ended on 30 June, 2008, which were prepared on a review basis by PricewaterhouseCoopers:

(i)            have been prepared in accordance with relevant International Financial Reporting Standards on a review basis only; and

(ii)           so far as the Relevant Sellers are aware, on the basis that the Carve-Out Accounts are prepared on a review basis only,  there is nothing which causes them to believe that the historical information in the Carve-Out accounts, is not fairly presented in all material respects in accordance with relevant International Financial Reporting Standards.

10.          Events since the Accounts Date

Since the Accounts Date and other than in relation to the Pre-sale Reorganisation:

(i)            there has been no significant adverse change in the financial or trading position of the Group and the Business;

(ii)           the Graphic Paper Business has been carried on in the ordinary and usual course without any interruption or alteration in its nature, scope or manner;

(iii)          no resolution of any member of the Group in general meeting has been passed other than resolutions relating to the routine business of annual general meetings;

(iv)           no member of the Group has allotted or issued or agreed to issue or granted an option or other right to acquire any share capital;

(v)            no member of the Group has redeemed or purchased or offered or agreed to redeem or purchase any of its share capital; and

(vi)           there have been no changes in accounting policies, principles, methods in respect of the Graphic Paper Business.

11.          Financial Obligations

(A)          Guarantees etc

Other than in the ordinary and usual course of business, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by any member of the Group (in relation to the Graphic Paper Business).

(B)          Borrowing Limits

The amounts borrowed by each member of the Group under overdraft facilities do not exceed applicable overdraft limits and such amounts borrowed by each member of the Group do not exceed any limitation on its borrowings contained in its constitutional documents or in any agreement or instrument binding upon it.

(C)          Off-Balance Sheet Financing

No member of the Group has outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

12.          Contracts and Commitments

(A)          The Data Room contains a copy (or a summary of all material terms of) of each outstanding contract or arrangement entered into by any member of the Group and of each Business Contract which is a Material Contract;

(B)          No member of the Group nor (in relation to the Graphic Paper Business) M-real (or any other member of the Sellers’ Group) is in breach of any Material Contract and, so far as the Sellers are aware, no other party to any Material Contract is in breach of any such Material Contract which breach in any such case would entitle the non-defaulting party to terminate such Material Contract.

13.          Licences

(A)          All governmental and quasi-governmental licences, consents, permissions and approvals required for carrying on the Graphic Paper Business substantially in the manner in which it is carried on as at the date hereof and was carried on in the six months prior to the date hereof (the absence of which would have a material adverse effect on the relevant part of the Graphic Paper Business to which it relates) (other than Environmental Permits and licences in relation to the Properties) have been obtained and no written notice has been received by either of the Sellers or any member of the Group and, so far as the Sellers are aware, there are no circumstances which indicate that any such licence, consent, permission or approval is likely to be revoked or which may confer a right of revocation.

(B)          None of the licences or other matters referred to in paragraph (A) has been breached.

14.          Litigation

(A)          No member of the Group nor (in relation to the Business) M-real is engaged in any litigation or arbitration, mediation, enquiry, investigation, enforcement, administrative or criminal proceedings which is material to the Graphic Paper Business taken as a whole, whether as claimant, defendant or otherwise other than in respect of the collection of debts in the ordinary course of business.

(B)          So far as the Relevant Sellers are aware, no such litigation or arbitration, mediation, enquiry, investigation, enforcement,  administrative or criminal proceedings as are referred to in sub-paragraph (A) are pending or threatened in writing in the past two years.

(C)          So far as the Relevant Sellers are aware, there are no investigations, disciplinary proceedings likely to lead to any such litigation or arbitration, mediation, enquiry, investigation, enforcement, administrative or criminal proceedings as are referred to in sub-paragraph (A).

15.          Delinquent and wrongful acts

(A)          So far as the Sellers’ are aware, no member of the Group nor (in relation to the Business) M-real has committed any criminal or illegal act in respect of the Graphic Paper Business in the past two years.

(B)          No member of the Group nor (in relation to the Business) M-real has received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of its respective business in this past two years.

16.          Properties

(A)          The Company Properties referred to in paragraph B of Schedule 9 are the only land and buildings owned, used or occupied by any member of the Group or in respect of which any member of the Group has any estate, interest or right.

(B)          The Business Properties referred to in paragraph A of Schedule 9 are the only Properties used or occupied for the purposes of the Business.

(C)          The information set out in Schedule 9 is complete and accurate in all material respects.

(D)          In relation to each of the Properties referred to in Schedule 9:

(i)            the Property Owner is solely, legally and beneficially entitled to the Property, except with respect to real estate Biberist nr. 776 which is owned by a simple partnership (einfacheGesellschaft) including inter alia, the Swiss Company;

(ii)           the Property Owner has in its possession or under its control all of the title deeds and documents necessary to prove its title;

(iii)          the Property Owner holds the Property subject to the leases, underleases, tenancies or licences particulars of which are set out in the Disclosure Letter.

(E)          Except for Permitted Encumbrances and as disclosed in Part B of Schedule 9 (including the respective land register) by the title deeds and documents, there are no mortgages or charges, legal or equitable, fixed or floating, or other Encumbrances affecting the Properties.

(F)           There are no agreements for sale, estate contracts, options or rights of pre-emption affecting the Properties other than as:

(i)            disclosed in the respective land register and supporting documents (Belege); or

(ii)           arising under mandatory provisions of Swiss law.

(G)          The Property Owners are not aware of any agreement, obligation or matter affecting the Properties which, although not registered, is capable of registration as a local land charge (or its equivalent in the relevant jurisdiction).

(H)          The Property Owners have not received any written notice alleging breach of any covenants, restrictions and other Encumbrances affecting any Property which remains to be complied with.

(I)            The current use of each of the Properties in relation to the Graphic Paper Business is a permitted or lawful use under planning or zoning  legislation and there are no outstanding enforcement notices, stop notices, breach of condition or similar notices.

(J)           The Property Owners have received no compulsory purchase order, notice to treat or notice of entry in respect of the Properties and so far as the Property Owners are aware no proposals have been published for the compulsory acquisition of the Properties.

(K)          In relation to each of the Properties referred to in Schedule 9 which is leasehold:

(i)            the Property is held under the terms of the lease (the “Lease”) briefly referred to in Schedule 9 and no collateral assurances, undertakings or concessions have been made or given;

(ii)           there are no rent reviews outstanding;

(iii)          the Property Owner has received no notice alleging a breach of any covenant contained in the Lease which remains outstanding; and

(iv)          the Property Owner has paid all rent and other outgoings due and payable under the terms of the Lease.

(L)         Each of the Properties benefits from the rights and easements necessary for its use and enjoyment for its present purposes and there are no covenants or restrictions preventing the use of the Properties for their present purposes in each case in relation to the Graphic Paper Business.

(M)        There are no current material legal proceedings concerning the Properties.

17.          Environment

In this paragraph 17:

“Allowances”

has the meaning given to it in Directive 2003/87/EC of the European Parliament and of the Council of 13 October, 2003 establishing a schedule for greenhouse gas emissions allowance trading and amending Council Directive 96/6/EC;

“Compensations”

means all payments to be made to the Swiss Company under the Carbon Dioxide Reduction Agreement (Reduktionsvertrag uber den Erweb von CO2 Emissionsreduktionen in Brennstoffbereich) among Stiftnung Klimarappen, Zurich, Switxerland, and the Swiss Company dated 14 May 2007

“Environment”

means all or any of the following, alone or in combination, any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground or above or below water), water (including water under or within land or in pipes, tanks, ditches or sewerage systems), soil and land and any ecological systems and living organisms supported by these media, including man;

“Environmental Authority”

means any legal person or body of persons (including any government or regional department or government or regional agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Laws”

means all applicable statutes and other laws (including without limitation all codes of law, statutory instruments, treaties, regulations, directives, decisions, circulars, codes, guidance and by-laws) of any relevant jurisdiction which relate to or provide remedies in respect of Environmental Matters and are in force and legally binding in the relevant jurisdiction at or prior to Completion;

“Environmental Matters”	means:

(i) the release, spillage, deposit, escape, discharge, leak, emission, leaching, migration, disposal or otherwise the presence of Hazardous Material at the Properties or in the Environment; or

(ii) the creation of noise, vibration, radiation, common law or statutory nuisance or other impact on the Environment; or

(iii) human health and safety including industrial disease; or

(iv)          other matters relating to the pollution, contamination or protection of the Environment including those in relation to the manufacturing, production, generation, storage, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, distribution, purchase, import, export, disposal or transportation of Hazardous Material;

“Environmental Permits”

means any permit, licence, consent, certificate, approval, registration, notification or authorisation required by Environmental Laws in relation to the operation of the business of any member of the Group or the occupation or use of any Property;

“Hazardous Material”

means any substance (whether solid, liquid or gas) which alone or in combination with any other substance is capable of causing harm to man or to the Environment or any other organism supported by the Environment; and

	“Relevant Period”	means the period commencing four years before the relevant Closing and ending at the relevant Closing.

(A)	All material Environmental Permits have been obtained and are in full force and effect and, have been complied with in all material respects by each relevant member of the Group.

(B)	The Seller’s Group has operated the Graphic Paper Business throughout the Relevant Period in compliance in all material respects with Environmental Laws.

(C)

Except as disclosed in the Data Room, no member of the Group has received any written notice from the relevant Environmental Authority or other third party of any material claims, investigations, enforcement actions or other proceedings which are outstanding as at the date of this Agreement against or involving the Group under the Environmental Laws in respect of

Environmental Matters and so far as the Sellers are aware, no such claims, investigations, enforcement actions or proceedings are pending or have been threatened in writing during the Relevant Period.

(D)          No member of the Group or Business Seller has received written notice during the Relevant Period that either:

(i)            Environmental Authority is intending to revoke, suspend, or materially vary or limit any Environmental Permits; or

(ii)           any amendment to any Environmental Permit is required to enable the continued operation of the business of the Group.

(E)          No member of the Seller’s Group has sold, given as security, pledged or mortgaged any rights to or over or interest in Allowances or Compensations allocated or to be allocated in respect of operating assets within the Graphic Paper Business in respect of compliance year 2008 onwards.

(F)          So far as the Sellers are aware, no member of the Sellers’ Group has disposed of, dumped, deposited, or buried any Hazardous Materials at, on or under the Business Properties in breach of Environmental Laws or permitted the continued presence of Hazardous Materials at, on or under the Business Properties which action may reasonably be expected to give rise to material liability under Environmental Laws.

(G)          So far as the Sellers are aware, no member of the Group has received within the Relevant Period or is reasonably likely to receive written notice alleging any material liability under Environmental Law in respect of contamination at or emanating from any property formerly owned, leased or occupied by a member of the Group.

(H)          So far as the Sellers are aware, copies of all material environmental audits, reports, investigations or assessments externally prepared during the Relevant Period that relate to the presence of Hazardous Materials at, on or under the Properties and are within the ownership or control of the Sellers Group have been provided in the Data Room.

18.          Intellectual Property and IT Systems

(A)          All:

(i)            registered Business Intellectual Property, and applications for registration therefor; and

(ii)           registered Intellectual Property, and applications for registration therefor, owned by the Group Companies,

is legally and beneficially owned by the Sellers’ Group or the Group Companies (as applicable), and details of such registered Intellectual Property are referenced in the Disclosure Letter or contained in the Data Room.

(B)          So far as the Relevant Sellers are aware, no third party is infringing:

(i)            any Intellectual Property owned by any Group Company; or

(ii)           any Business Intellectual Property,

which is material to the business of the Group Companies or the Business.

(C)          No Relevant Seller has received in the last three years any written notice of any challenge or opposition to any of the rights referred to in paragraph 18(A) of this Schedule.

(D)          The rights referred to in paragraph 18(A) are not subject to any options, charges, material licences (other than the licences referred to in paragraph 18(F) of this Schedule) or liens and so far as the Relevant Sellers are aware, the rights referred to in paragraph 18(A) are not subject to any licences (other than those referred to in paragraph 18(F) of this Schedule).  So far as the Relevant Sellers are aware, the rights referred to in paragraph 18(B) are not subject to any options, charges, material licences (other than the licences referred to in paragraph 18(F) of this Schedule) or liens.

(E)          All renewal fees due as at the date of this Agreement in respect of the rights referred to in paragraph 18(A) of this Schedule have been paid and all administrative steps which are required for the payment of all renewal fees due before or within 3 months following Completion  have been taken.

(F)          Details of all material written licences of Intellectual Property granted to, or by:

(i)            any Group Company; and

(ii)           the Relevant Sellers which are material to the Business,

are contained in the Data Room.

(G)          Neither the Relevant Sellers nor, so far as the Relevant Sellers are aware, any Group Company has within the last two years received written notice of any material breach or termination of any of the licences referred to in paragraph 18(F) of this Schedule, no material disputes have arisen in respect thereof and, so far as the Relevant Sellers are aware, no party to any such licences is in breach in circumstances which would entitle the non-defaulting party to terminate them.

(H)          So far as the Relevant Sellers are aware, the activities of the Group Companies and the Business do not infringe the Intellectual Property of any third party where such infringement would adversely affect the business of the Group Companies or the Business and, so far as the Relevant Sellers are aware, no written claims of any such infringement of any such Intellectual Property have been received.

(I)            The Relevant Sellers have not received written notice of any claims against any of the Group Companies or the Business under any contract or under Section 40 of the Patents Act 1977 or any equivalent provision of any foreign law providing for employee compensation or ownership in respect of any patentable inventions made by employees of the Group Companies or the Business and used in the business of the Group Companies or the Business and so far as the Relevant Sellers are aware there is no factual basis for any such claim by an employee and no employees have threatened to make any such claims; so far as the Relevant Sellers are aware all patentable inventions made by employees of the Group Companies or the Business and used in the business of the Group Companies or the Business were made in the normal course of the duties of the employees concerned; where applicable appropriate measures were taken in order to claim and effect the transfer of full title to the respective Group Company.

(J)           So far as the Relevant Sellers are aware, the rights and licences disclosed pursuant to paragraphs 18(A), (B) and (F) respectively comprise all the rights and interests in Intellectual Property reasonably necessary for the carrying on of the business of all of the Group Companies and the Business in and to the extent which it is presently conducted.

(K)          There are no material agreements relating to IT Systems used by the Companies or in relation to the Business (other than any agreement the benefit of which is intended to be used to provide transitional services pursuant to the Transitional Services Agreement).

(L)           No notice alleging non compliance with the Data Protection Legislation (including any enforcement notice, information notice or transfer prohibition notice) has been received by any of the Companies or the Business from any Data Protection Authority. There has been no disruption to the commercial or operational activities of the Group which has adversely affected the business of the Group in the nine months prior to the date of this Agreement which has been caused by any failure, error, security breach or breakdown of any material IT Systems.

(M)         So far as the Relevant Sellers are aware, and save as in the ordinary course of business or to its employees or as otherwise required by applicable law, no Company or member of the Sellers’ Group has disclosed any material Business Information to any third party other than under an obligation of confidentiality, where such disclosure had a material adverse effect on the business of the Companies or the Business.

19.          Insurance

(A)          Details of the Sellers’ Group Insurance Policies in respect of the Graphic Paper Business are set out in the Data Room and, so far as the Sellers are aware, no individual or related claim in respect of the Graphic Paper Business for the amounts in excess of €2,000,000 are outstanding thereunder.

(B)          So far as the Sellers are aware, all premiums and any related insurance premium taxes have been duly paid or are due to be paid in respect of all such Sellers’ Group.

(C)          Details of all claims made in respect of the Sellers’ Group Insurance Policies during the period 1 January, 2007 ending 1 January, 2008 are contained in the Data Room.

(D)          Summary details of the Sellers’ Group Insurance Policies are set out in the Data Room.

20.          Employment

(A)          A list of the names, jobs and full details of the terms of employment (including the emoluments) of each of the Employees who is entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate over the last three financial years, in excess of €200,000 per annum (or its equivalent in local currency at exchange rates prevailing at the date of this Agreement), and of every director of a Group Company (together “Senior Employees”), are set out in the Disclosure Letter.

(B)          A list of the names, jobs, salaries and copies of the pro forma terms of employment of Employees are contained in the Data Room.

(C)          None of the Senior Employees has given notice terminating his contract of employment nor is under notice of dismissal. No litigation, arbitration or mediation, administration or criminal proceeding has been commenced in connection with or arising from the employment of an Employee and there is no obligation or amount due to or in respect of any of the Employees in connection with or arising from his employment which is in arrear or unsatisfied other than his normal salary for part of the month current at the date of this Agreement.

(D)          Since the Accounts Date, no change has been made in the emoluments or other terms of employment of any Senior Employee except for increases in emoluments made in accordance with the Sellers’ Group normal practice.

(E)          There is no dispute between any trade union, works council or other representative body (whether such body is formally recognised or not) existing, pending or (so far as the Sellers are aware) threatened in writing which would be material to the Graphic Paper Business.

(F)          Attachment 8 is an accurate list of all the Business Employees as of the date of this Agreement and there is no omission which makes it misleading.

(G)          There is no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel in the Graphic Paper Business.

(H)          The Data Room contains copies of all material schemes, rules or policies providing for benefits to the Employees, including in respect of pension or other retirement benefits, any commission or sales-related bonus payments, and any share schemes.

(I)            Copies of any material collective bargaining agreements or other material arrangements (whether binding or not) with any employee representative body (whether such body is formally recognised or not) in respect of the Employees (or any subset of them) are contained in the Data Room.

(J)           The Business Employees are all predominantly engaged in the Graphic Paper Business.

21.          Pensions

(A)          None of the Business Employees enjoy any pension or other benefits in excess of those provided by mandatory law, under the relevant collective bargaining agreement or the Swiss pension fund regulations and accident agreements.

(B)          None of the Companies has made any company pension commitment (other than any defined contribution schemes) to any of its current or former employees, except for any company pension commitments under the pension plans referred to in Disclosure Letter. True and complete copies of all actuarial reports relating to such pension commitments have been disclosed to the Relevant Purchasers prior to the date hereof.

(C)          Except as disclosed in Disclosure Letter the company pension commitments of the Stockstadt GmbH and the German Subsidiary have at all times materially complied and been duly managed and administered in accordance with all applicable laws, regulations and requirements relevant to each company pension commitment. So far as the Sellers’ are aware,  the Disclosure Letter contains a true and complete list of all threatened or pending labour disputes against any of the German Companies or the German Subsidiary in connection with current or former Employees relating to any company pension commitment.

22.          Tax

(A)          The Accounts and Tax

(i)            No Group Company has any outstanding liability in excess of €500,000 (whether actual or contingent) for:

(a)          Tax in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise in any period ending on or before the Statutory Accounts Date; or

(b)          purchase, value added, sales or other similar Tax in any part of the world referable to transactions effected on or before the Statutory Accounts Date,

that is not provided for in full or disclosed in the Accounts.

(ii)           The amount of the provisions and liabilities for Tax in respect of each Group Company contained in the Accounts was, at the Statutory Accounts Date, adequate and completely in accordance with accounting practices generally accepted in Germany or, in the case of the Swiss Company, Switzerland, and (in each case) commonly adopted by companies carrying on businesses similar to those carried on by that Group Company.

(B)          Distributions

                Since the Statutory Accounts Date, no Group Company has declared, made or paid any distribution or deemed distribution.

(C)          Degrouping charges

                The entry into or becoming unconditional of this Agreement or Completion will not result in any profit or gain being deemed to accrue to any Group Company for Taxation purposes.

(D)          Payroll taxes and national insurance

                Each Group Company has properly operated the applicable payroll taxes and national insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the appropriate Tax Authority for all sums so deducted and for all other amounts for which it is required to account under the applicable payroll taxes and national insurance contributions systems.

(E)          Tax returns, disputes, records and claims, etc.

(i)            Each Group Company has made or caused to be made all proper returns and notices required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority, and (a) all such returns, notices and information were made or supplied on a proper basis and within the requisite periods, and (b) none of them is currently the subject of any dispute with or investigation by any Tax Authority, and (c) so far as any of the Relevant Sellers are aware, none of them is likely to be the subject of any material dispute with or non-routine investigation by any Tax Authority in the future.

(ii)           There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any Group Company or regarding the availability of any Relief from Tax to any Group Company and, so far as M-real is aware, there are no circumstances which make it likely that any such dispute or disagreement of a material nature will commence.

(iii)          Each Group Company has sufficient records relating to past events, including any elections made, to calculate the Tax liability or Relief which would arise on any disposal or on the realisation of any asset owned at the Statutory Accounts Date by that Group Company or acquired by that Group Company since that date but before Completion.

(iv)           There are set out in the Disclosure Letter details of all consents, clearances, arrangements, agreements or elections which have been obtained or made within the last 3 years in relation to the Taxation affairs of any Group Company pursuant to which the relevant Group Company is authorised not to comply with what would otherwise be its legal obligations, and all material transactions have been carried out, to the extent appropriate, in accordance with the terms of such consents, clearances, agreements and/or elections.

(v)            Since the Statutory Accounts Date, so far as the Relevant Sellers are aware, each Group Company has duly and punctually paid all Tax which it has become liable to pay and in respect of which the due date for payment has passed.

(vi)           No Group Company has been involved in any scheme or arrangement a main purpose of which was the avoidance or reduction of Tax and which: (a) in respect of the German Companies or the German Subsidiary would be treated as involving the avoidance of Tax (Steuerhinterziehung) or a grossly negligent reduction of Tax (leichtfertige Steuerverkürzung) for German Tax purposes; or (b) in respect of the Swiss Company would be treated as involving Tax avoidance (Steuerumgehung) or Tax fraud (Steuerbetrug) within the meaning given by Swiss Tax legislation and Swiss Federal Supreme Court decisions.

(F)          Tax Status

No Group Company benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which could in whole or in part be affected by the signature of this Agreement or Completion.

(G)          Stamp duty, registration tax and transfer tax

All documents which are required to be stamped or are subject to a registration or transfer tax and which are in the possession of any Group Company or by virtue of which any Group Company has any right have been duly stamped or such registration or transfer tax has been paid in respect of such documents.

(H)          Value added tax

(i)            Each Group Company has complied with any obligations to register for the purpose of VAT,  has complied in all material respects with its obligations under any Tax legislation or regulations  relating to VAT, and has complied with the terms of any specific agreement reached by that Group Company with any Tax Authority in relation to VAT.

(ii)           Complete, correct and up-to-date records, invoices and other documents required for the purposes of any Tax legislation relating to VAT have been made, given, obtained and kept.

(iii)          There are set out in the Disclosure Letter full particulars of any land in which a Group Company has an interest or which is comprised in the Business Assets and, in each case, in relation to which an election has been made to waive exemption from VAT.

(iv)           Since 31 December 2001, no Group Company has at any time been a member of a group for VAT purposes (other than a group all the other members of which were Group Companies).

(I)            Deductions and withholdings

Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make and has accounted in full to the appropriate Tax Authority for all amounts so deducted.

(J)           Residence

The country which is given in Schedule 7 as the tax residence of any Group Company is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of that Group Company.  No Group Company has ever paid or been liable to pay Tax on income, profits or gains to any Tax Authority in any other country except that mentioned in Schedule 7.

(K)          Tax on Business Assets

None of the Business Assets is subject to any charge, power of sale, mortgage or other form of security in favour of any Tax Authority nor, so far as M-real is aware, are there any circumstances which are likely to give rise to the same.

(L)           Non-Arm’s Length transactions

No Group Company has, within the last six years, entered into any material transactions or arrangements (including any material equity funding transaction or arrangement) which were not on arm’s length terms in all material respects.

SCHEDULE 5

(LIMITATIONS ON LIABILITY)

1.            Limitations on quantum and general

(A)          Subject to paragraph (B), neither the Relevant Sellers nor the Relevant Purchasers nor any member of the Relevant Sellers or the Relevant Purchasers Group shall be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties, other than a Tax Warranty Claim or an Environmental Claim, (or the warranties set out in clause 18 of this Agreement, as applicable) in respect of any individual claim:

(i)        for less than €1,000,000; or

(ii)       unless and until the aggregate amount of all such claims (taking no account of those referred to in (i) above) exceeds €12,000,000, in which event the Sellers shall be liable for the whole amount of such claim over and above an excess amount of €6,000,000.

(B)          Neither the Relevant Purchasers nor any member of the Purchaser’s Group shall be entitled in any event to damages or other payment in respect of any Tax Claim in respect of any individual claim unless and until the aggregate amount of all such claims exceeds €500,000, in which event the Sellers shall be liable for the whole amount and not just the excess of such claim above that amount.

(C)          Neither the Relevant Purchasers nor any member of the Purchaser’s Group shall be entitled in any event any payment in respect of any Environmental Claim in respect of any individual claim:

(i)        for less than €50,000; or

(ii)       unless and until the aggregate amount of all such claims exceeds €500,000, in which event the Relevant Sellers shall be liable for the whole amount and not just the excess of such claim above that amount.

(D)          The total aggregate liability of the Relevant Sellers or the Relevant Purchasers, as the case may be, in any event to damages or other payment in respect of any claim or claims under any of the Warranties (or the warranties set out in clause 18 of this Agreement, as applicable) in respect of any individual claim shall not in any event exceed €200,000,000.

(E)          Save for any liability incurred under the Husum Mill PM8 Exclusive Marketing Agreement or the Äänekoski PM2 Exclusive Marketing Agreement, the total aggregate liability of the Relevant Sellers or the Relevant Purchasers, as the case may be, under the Transaction Documents shall not in any event exceed €275,000,000.

(F)           The caps and limits referred to in paragraphs 1(A), (B) and (C) and 2(i), as appropriate, shall not apply to any claim by the Relevant Purchasers for a breach of paragraphs 1, 2, 4 and 6(A) of Schedule 4.

(G)          Neither the Relevant Sellers nor the Relevant Purchasers nor any member of the Sellers’ Group or the Purchaser’s Group shall be entitled to claim for any indirect or consequential loss or loss of profit (save that the Relevant Sellers shall be able to claim for loss of profit in respect of the

Kangas Property Option) in respect of this Agreement but not, for the avoidance of doubt, the other Transaction Documents which shall be governed by their own terms.

(H)          The Relevant Sellers and the Relevant Purchasers shall only be liable in respect of any claim if and to the extent that such claim is admitted by the Relevant Seller or Relevant Purchaser, as the case may be, or proven in a court of competent jurisdiction.

(I)            Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Relevant Purchaser or Relevant Seller (or any member of the Purchaser’s or Sellers’ Group) of any common law or other duty to mitigate any loss or damage including, without limitation, enforcing against any person (other than the Relevant Sellers or Relevant Purchasers) any rights any member of the Purchaser’s Group or Sellers’ Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

(J)           The Relevant Purchaser (or the relevant member of the Purchaser’s Group) shall give to the Relevant Sellers access to all such information and documentation within the possession or control of the Purchaser’s Group as the Relevant Seller may reasonably require to enable it to satisfy itself as to whether any breach of the Warranties notified pursuant to paragraph 2 below shall have occurred.

(K)          As regards any Environmental Claim or Tax Indemnity Claim the provisions of this Schedule 5 shall operate to limit the liability of the Relevant Seller insofar as any provision of this Schedule 5 is expressed to be applicable to an Environmental Claim or Tax Indemnity Claim respectively and the provisions of Schedules 14 and 15 shall further operate to limit the liabilities of the Relevant Sellers in respect of an Environmental Claim or Tax Indemnity Claim respectively.

(L)           Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.            Time limits for bringing claims

No claim shall be brought against the Relevant Sellers or the Relevant Purchasers in respect of any of the Warranties (or the warranties set out in clause 18 of this Agreement, as the case may be) or under the Tax Indemnity or an Environmental Claim unless the Relevant Purchasers or Relevant Sellers shall have given to the Relevant Sellers or Relevant Purchasers, as the case may be, written notice of such claim:

(i)        subject to sub-paragraph (ii) and (iii) below, on or before the date falling 18 months after the Completion Date; or

(ii)       in respect of any Tax Claim, on or before the date falling three months after the final tax audit (or if the relevant Tax Authority issues an adjusted tax notice or other relevant final decision after the tax audit, three months after issuance of such notice or other final decision) for any of the Companies with respect to periods relevant for the purposes of Tax which commence prior to Completion and for which the Sellers might be liable has been completed (being the point when the tax audit can no longer be re-opened by the relevant authorities) or, if the relevant Group Company is not subject to a final tax audit, on or before the seventh anniversary of the Completion Date; or

(iii)      in respect of any Environmental Claim or claims under the Environmental Warranties on or before the fifth anniversary of the Completion Date,

PROVIDED THAT the liability of the Relevant Sellers or the Relevant Purchasers, as the case may be, in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Relevant Sellers or Relevant Purchasers, as the case may be.

3.            Conduct of Litigation

(A)          Upon the Relevant Purchaser or any member of the Purchaser’s Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Warranties (other than a Tax Warranty Claim as to which the procedure set out in paragraph 6 of the Tax Indemnity shall apply) or otherwise under the Transaction Documents, the Relevant Purchaser shall:

(i)              as soon as practicable notify the Relevant Sellers thereof in writing;

(ii)             subject to the Relevant Sellers indemnifying the Relevant Purchasers in a form reasonably satisfactory to the Relevant Purchasers against any liabilities, loss, damages, payments, costs and expenses which may reasonably be incurred thereby (but without implying any admission of liability thereby), take such action and give such information and access to personnel, premises, chattels, documents and records to the Relevant Sellers, and their professional advisers as the Relevant Sellers may reasonably request and the Relevant Sellers shall be entitled to require any member of the Purchasers Group, to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)            at the request of the Relevant Sellers, allow the Relevant Sellers (or the relevant one of them) to take the sole conduct of such actions as the Relevant Sellers may deem appropriate in connection with any such assessment or claim in the name of the Relevant Purchaser or any relevant member of the Purchasers Group and in that connection the Relevant Purchaser shall give or cause to be given to the Relevant Sellers all such assistance as they may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the Relevant Sellers may nominate to act on behalf of the Relevant Purchasers or any member of the Purchasers  Group, as appropriate, but to act in accordance with the Relevant Sellers instructions; and

(iv)            make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Relevant Sellers.

(B)          The Relevant Sellers shall be entitled at any stage and at their absolute discretion to settle any such third party assessment or claim other than a third party assessment or claim relating to Tax.

4.            No liability if loss is otherwise compensated for

(A)          No liability shall attach to the Relevant Sellers or any member of the Sellers’ Group by reason of an Environmental Claim or any breach of any of the Warranties or by reason of a Tax Indemnity Claim to the extent that the same loss has been recovered by the Relevant Purchaser or any other member of the Purchaser’s Group under any other Warranty or term of this Agreement (including, without limitation, the Tax Indemnity and Environmental Indemnity) or any other document entered into pursuant hereto and accordingly the Relevant Purchasers and each other member of the Purchaser’s Group may only recover once in respect of the same loss.

(B)          The Relevant Sellers and each member of the Sellers’ Group shall not be liable for an Environmental Claim or breach of any of the Warranties (other than the Tax Warranties which shall be limited in accordance with the relevant provisions of the Tax Indemnity) to the extent that the subject of the claim has been or is made good or is otherwise compensated for.

(C)          In calculating the liability of the Relevant Sellers or any member of the Sellers’ Group there shall be taken into account the amount by which any Taxation for which any member of the Group or the Relevant Purchaser is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

5.            Recovery from Insurers and other Third Parties

(A)          If, in respect of any matter which would give rise to a claim under the Warranties, the Tax Indemnity or an Environmental Claim, any member of the Purchaser’s Group is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under any such Warranties, the Tax Indemnity or an Environmental Claim unless and until the appropriate member of the Purchaser’s Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount which may be recovered any such claims under any such Warranties, the Tax Indemnity or an Environmental Claim.

(B)          Where the Relevant Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties or an Environmental Claim (other than the Tax Warranties as to which the procedure set out in paragraph 12 of the Tax Indemnity shall apply), the Relevant Purchaser shall, and shall procure that each member of the Purchaser’s Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Relevant Sellers (other than to notify the Relevant Sellers of such claim) or any other member of the Sellers’ Group and, in the event that the Relevant Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the claim against the Relevant Sellers or any other member of the Sellers’ Group shall be reduced by the amount so recovered.

(C)          If the Relevant Sellers or any other member of the Sellers’ Group pay at any time to the Relevant Purchasers or any member of the Purchaser’s Group an amount pursuant to a claim (other than a Tax Claim as to which the provisions of paragraph 12 of the Tax Indemnity shall apply) in respect of the Warranties or an Environmental Claim or under any provision of this Agreement and the Relevant Purchasers or member of the Purchaser’s Group subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, the Relevant Purchasers shall, and shall procure that the relevant member of the Purchaser’s Group shall, repay to the Relevant Sellers the lesser of (i) the amount paid by the Relevant Sellers (or the relevant one of them) to the Relevant Purchasers or other member of the Purchaser’s Group and (ii) the sum (including interest (if any)) recovered from such other person.

6.            Acts of Purchaser

(A)          No claim shall lie against the Relevant Sellers under or in relation to the Warranties (other than the Tax Warranties as to which the relevant limitations in the Tax Indemnity shall apply) to the extent that such claim is attributable to:

(i)            any voluntary act, omission, transaction, or arrangement carried out by the Relevant Purchasers or by a member of the Purchaser’s Group on or after Completion; or

(ii)           any admission of liability after the date hereof by the Relevant Purchasers or on its behalf or by persons deriving title from the Relevant Purchasers or by a member of the Purchaser’s Group on or after Completion.

(B)          The Relevant Sellers shall not be liable for any breach of any Warranty or an Environmental Claim (other than the Tax Warranties as to which the relevant limitations in the Tax Indemnity shall apply) which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser’s Group after Completion or change in any accounting basis on which any member of the Purchaser’s Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s Group which is different from that adopted or used in the preparation of the Completion Statements.

7.            The Accounts, Carve-Out Accounts and the Completion Statements

No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties as to which the relevant limitations in the Tax Indemnity shall apply) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounts, the Carve-Out Accounts, the Net Working Capital Adjustment, Adjustment Payment or the Completion Statements and no matter shall be the subject of an Environmental Claim to the extent that such allowance, provision or reserve in respect of such matter shall have been made in the Accounts, Carve-Out Accounts, the Net Working Capital Adjustment, Adjustment Payment or the Completion Statements.

8.            Retrospective legislation

No liability shall arise in respect of any breach of any of the Warranties (other than the Tax Warranties as to which the relevant limitations in the Tax Indemnity shall apply) or the warranties set out in clause 17 of this Agreement  to the extent that liability for such breach or such claim occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any agreement or arrangement currently granted by or made with any governmental authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or the enforcement policy or practice of the relevant authorities.

9.            Purchaser’s knowledge

The Relevant Sellers shall not be liable under the Warranties in relation to any matter forming the basis of a claim of which the Relevant Purchasers were aware on or before the date of this

Agreement including any such matter referred to in Data Room or in any due diligence report prepared for the Relevant Purchasers if any Relevant Purchaser knew that such matter would form the basis of a claim for breach of Warranty.

10.         Disclosure

The Relevant Purchasers (or any member of the Purchaser’s Group) shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached to the extent that such fact, matter or circumstance is fairly disclosed in the Disclosure Letter or in any document fairly disclosed in the Data Room.

11.         Environment

No claim shall lie against any Relevant Seller or any other member of the Sellers’ Group under or in relation to the Environmental Warranties to the extent that such claim is attributable to any remedial works or other corrective action which exceeds the minimum necessary to comply with the requirements of the relevant Environmental Authority under Environmental Laws.

12.         Claim to be a reduction of the Consideration

Any payment made by any Relevant Seller or any other person in respect of any claim under the Warranties, the Tax Indemnity or an Environmental Claim shall, so far as permitted by law, be deemed to be a reduction of the Consideration.

SCHEDULE 6

(COMPLETION STATEMENTS)

PART 1             Definitions

In this Schedule 6:

“Adjustment Payment”	means the Final Consideration less the Initial Consideration;

“Business CO2 Obligation”	means any obligation of the Mill Business to acquire CO2 allowances in respect of the period up to the Completion Time;

“Business Merchant Rebates”	has the meaning given to it in Schedule 1;

“Business Merchant Rebates at 30 June, 2008”	means the Business Merchant Rebates in such amount as is provided for in the Carve Out Accounts at 30 June, 2008;

“Business Net Debt”	means the Business Merchant Rebates at 30 June, 2008 and the Specific Business Net Debt Items;

“Company CO2 Obligation”	means any obligation of Stockstadt GmbH or Biberist to acquire CO2 allowances in respect of the period up to the Completion Time;

“Company Merchant Rebates”	has the meaning given to it in Schedule 1;

“Company Merchant Rebates at 30 June, 2008”	means the Company Merchant Rebates in such amount as is provided for in the Carve Out Accounts at 30 June, 2008;

“Completion Time”	means 23:59.59 on the Completion Date;

“Completion Time Business Net Debt”	at means the Business Net Debt as at the Completion Time;

“Completion Time Inter-Group Debt”	means the Inter-Group Debt as at the Completion Time;

“Completion Time Inter-Group Receivables”	means the Inter-Group Receivables as at the Completion Time;

“Completion Time Net Debt”	means the Net Debt as at the Completion Time;

“Completion Time Net Working Capital”	means the Net Working Capital as at the Completion Time to be reported on the fourth Business Day after Completion;

“Enterprise Value”	means €749,016,246;

“Estimated Inter-Group Debt”	means the amount notified by M-real to the Purchaser 5 Business Days before the Completion Date as its good faith estimate of Inter-Group Debt on the Completion Time;

“Estimated Inter-Group Receivables”	means the amount notified by M-real to the Relevant Purchasers 5 Business Days before the Completion Date as its good faith estimate of the Inter-Group Receivables as at the Completion Time;

“Estimated Business Net Debt”	means the amount notified by M-real to the Relevant Purchasers 5 Business Days before the Completion Date as its good faith estimate of Business Net Debt as at the Completion Time;

“Estimated Net Debt”	means the amount notified by M-real to the Relevant Purchasers 5 Business Days before the Completion Date as its good faith estimate of Net Debt as at the Completion Time;

“Final Consideration”

shall be the Euro amount of the sum of Z +  Z2 +  Z3+ Z4 + Z5 + G+ H + I + J+ K + L

Where

Z1  =        A – X1+ W1,

A being €100,000,000 (the enterprise value of Biberist), X1 the Completion Time Net Debt in respect of Biberist and W1 the Net Working Capital Adjustment in respect of Biberist;

Z2  =       B – X2+ W2,

B being €135,000,000 (the enterprise value of Stockstadt GmbH and the German Subsidiary), X2 the Completion Time Net Debt in respect of Stockstadt GmbH and the German Subsidiary and W2 the Net Working Capital Adjustment in respect of Stockstadt GmbH and the German Subsidiary;

Z3  =       C – X3+ W3,

C being €2,000,000 (the enterprise value of CN

Papiervertriebs GmbH), X3 being the Completion Time Net Debt in respect of CN Papiervertriebs GmbH and W3 the Net Working Capital Adjustment in respect of CN Papiervertriebs GmbH;

Z4  =        E - X4+ W4,

E being €50,000,000 (the enterprise value of the Mill Business at Kangas), X4 being the Completion Time Business Net Debt in respect of the Mill Business at Kangas and W4 the Net Working Capital Adjustment in respect of the Mill Business at Kangas;

Z5  =        F- X5 + W5

F being €450,000,000 (the enterprise value of the Mill Business at Kirkniemi) and X5 being the Completion Time Business Net Debt in respect of the Mill Business at Kirkniemi W5 the Net Working Capital Adjustment in respect of the Mill Business at Kirkniemi;

G  =       €1,500,000 (the enterprise value of the Kangas Property);

H  =        €2,100,000 (the enterprise value of the Kirkniemi Property);

I  =          €2,000,000 (the enterprise value of the Gohrsmühle Coaters);

J  =         €2,000,000 (the enterprise value of the Hallein Coater);

K  =        €4,416,246 (the enterprise value of the Know- How Business);

L  =        €20,000,000 unless M-real has failed to comply with its obligations in clause 14.9, at the time of the determination of the Completion Statements in which case L = €0,

and where W1, W2, W3 , W4 and W5 are determined on the basis that W1= 17%, W2= 21%, W3= 0%, W4 = 15% and W5 =47%, respectively of the Net Working Capital Adjustment;

“German Pension Liabilities”

means the IAS value of the pension and post retirement benefits of the German Companies and the German Subsidiary at the Completion Time in each case on the basis of the actuarial assumptions and judgements used in the actuarial valuation for the year ended 31 December, 2007 to determine the German Pension Liabilities in the Carve-Out Accounts (set out in Attachment 3), provided that for the purpose of the determination of the Initial Consideration the German Pension Liabilities shall be equal to €38,268,000;

“Initial Consideration”

means the Euro amount equal to the sum of Y+ Y2 + Y3 + Y4+ Y5+ G + H + I + J + K + L

Where:

Y1  =        A – X1,

A being €100,000,000 (the enterprise value of Biberist) and X1 the Estimated Net Debt in respect of Biberist on the Completion Date;

Y2  =      B – X2,

B being €135,000,000 (the enterprise value of Stockstadt GmbH and the German Subsidiary) and X2 the Estimated Net Debt in respect of Stockstadt GmbH and the German Subsidiary on the Completion Date;

Y3  =      C – X3,

C being €2,000,000 (the enterprise value of CN Papiervertriebs GmbH) and X3 the Estimated Net Debt in respect of CN Papiervertriebs GmbH on the Completion Date;

Y4  =      E – X4,

E being €50,000,000 (the enterprise value of the Mill Business at Kangas) and X4 being the Estimated Business Net Debt in respect if the Mill Business at Kangas;

Y5  =      F – X5,

F being €450,000,000 (the enterprise value of the Mill Business at Kirkniemi) and X5 being the Estimated Business Net Debt in respect if the Mill

Business at Kirkniemi;

G =         €1,500,000 (the enterprise value of the Kangas Property);

H =         €2,100,000 (the enterprise value of the Kirkniemi Property);

I =           €2,000,000 (the enterprise value of the Gohrsmühle Coaters);

J=           €2,000,000 (the enterprise value of the Hallein Coater);

K =         €4,416,246 (the enterprise value of the Know-How Business); and

L =          € 20,000,000, unless M-real would reasonably have been likely to fail to comply with its obligations in clause 14.9 on the Completion Date, in which case, L = €0;

“Hyperion Account Numbers”

means account numbers in the Sellers’ Group Hyperion Enterprise consolidation and reporting system, which is used for consolidating unaudited monthly reporting packages for the purposes of management accounting;

“Inter-Group Debt”

means all interest bearing liabilities, including any negative cash pooling balances (only if cash pooling arrangements have not been terminated before the Completion Time in accordance with clause 24.3) payable by any member of the Group to any member of the Sellers’ Group (excluding the Group), including for the avoidance of doubt, the Stockstadt Loans;

“Inter-Group Debt Adjustment Payment”

means Completion Time Inter-Group Debt (payable by any Group Company to a member of the Sellers’ Group (excluding the Group)) less Estimated Inter-Group Debt (payable by the relevant Group Company to the relevant member of the Sellers’ Group (excluding the Group));

“Inter-Group Net Debt”	means the Inter-Group Debt less the Inter-Group Receivables;

“Inter-Group Receivables”	means all interest bearing receivables and any claim for loss compensation under the Profit and

Loss Pooling Agreement for the period from 1 January, 2008 until the Completion Time owed to any Group Company by any member of the Sellers’ Group (excluding the Group) and, if such receivables have been satisfied pursuant to paragraph 1A(vii) of Schedule 3, the respective cash received by the Group Company;

“Inter-Group Receivables Adjustment Payment”

means Completion Time Inter-Group Receivables (of any Group Company against the relevant member of the Sellers’ Group) less Estimated Inter-Group Receivables (of the relevant Group Company against the relevant member of the Sellers’ Group);

“Merchant Rebates at 30 June, 2008”	means the Business Merchant Rebates at 30 June, 2008 and the Company Merchant Rebates at 30 June, 2008;

“Net Debt”	means the Inter-Group Net Debt plus the Other Net Debt;

“Net Working Capital”

means:

(i)            all inventories (24900), consisting of:

(a)           materials and supplies (24000);

(b)           work in progress (24100);

(c)           finished goods and goods for resale (24200);

(d)           other inventories (24300);

(e)           advance payments (24400);

Plus

(ii)           trade receivables, consisting of:

(a)           accounts receivable, short term (26000);

(b)           receivables from affiliated companies, non-interest-bearing, short term (excluding, for the avoidance of doubt, any claim for loss compensation under the Profit and Loss Pooling Agreement for the period 1 January, 2008 until the Completion Time) (26150);

(c)           receivables from associated companies, non-interest-bearing, short term (26250);

Less

(iii)          trade payables, consisting of:

(a)           accounts payable, short term (38300);

(b)           liabilities to affiliated companies, non-interest-bearing (excluding for the avoidance of doubt, any negative cash pooling balances only if the cash pooling arrangements have not been terminated before the Completion Time in accordance with clause 24.3) (38450);

(c)           liabilities to associated companies, non-interest-bearing (38550);

But

(iv)           excluding, for the avoidance of doubt, all cash in hand, cash at the bank and all positive cash pooling balances, only if the cash pooling arrangements have not been terminated before the

Completion Time in accordance with clause 24.3), the Merchant Rebates and any amounts otherwise included in Net Debt or Business Net Debt;

The same accounting principles shall be consistently applied in the calculation of Target Net Working Capital and Completion Time Net Working Capital. Any adjustment to the Completion Time Net Working Capital arising from reclassification of items in the balance sheet shall lead to a retroactive adjustment of Target Net Working Capital accordingly;

The above account numbers refer to the Hyperion Account Numbers;

“Net Working Capital Adjustment”	means the Completion Time Net Working Capital less the Target Net Working Capital;

“Other Net Debt”

means in respect of the period up to and including the Completion Time, all interest bearing liabilities, the Company Merchant Rebates at 30 June, 2008 and the Specific Net Debt Items, in each case payable by any member of the Group other than Inter-Group Debt less all cash in hand, cash at the bank, positive cash pooling balances only if the cash pooling arrangements have not been terminated before the Completion Time in accordance with clause 24.3 and interest bearing receivables other than Inter-Group Receivables excluding, for the avoidance of doubt, all cash included in the definition of Inter-Group Receivables;

“Other Stockstadt”

means if and only if Sappi can satisfy M-real, in M-real’s discretion, that items presented as “Other Stockstadt - €1,032,000” in the Sappi paper headed “Allocation of Obligations” set out in Attachment 30 should be treated as debt at the Completion Time;

“Purchaser’s Accountants”	means Deloitte & Touche LLP;

“Sellers’ Accountant’s”	means PricewaterhouseCoopers;

“Specific Business Net Debt Items”	means the CHP Outstanding Lease Payments, the Take or Pay Obligation and the Business CO2 Obligation;

“Specific Net Debt Items”	means the Stockstadt Lease, Other Stockstadt, German Pension Liabilities and the Company CO2 Obligation;

“Stockstadt Lease”	has the meaning given to it in Schedule 1;

“Take or Pay Obligation”

means the obligations of M-real in respect of the period after the Completion Time in relation to the share of fixed charges attributable to the ceased operation of the Kangas PM2 at the Kangas Mill specified in the energy supply contract “HEAT-2987” between M-real Corporation and Fortum dated 1 November 2004 and any amendment thereof; and

“Target Net Working Capital”	means €235,000,000.

PART 2                                                  Allocation of Enterprise Value

The proportion of the Enterprise Value attributable to each of the Business Assets and the Shares shall be as follows:

(i)	Business Assets	Amount (€)

	The business of the Kirkniemi Mill (excluding the Kirkniemi Property)	450,000,000

	The business of the Kangas Mill (excluding the Kangas Property)	50,000,000

	The Kirkniemi Property	2,100,000

	The Kangas Property	1,500,000

	The Know-How Business	4,416,246

	Gohrsmühle Coaters	2,000,000

	Hallein Coater	2,000,000

(ii)	Companies	Amount (€)

	Biberist	100,000,000

	Stockstadt GmbH (and the German Subsidiary)	135,000,000

	CN Papiervertriebs GmbH	2,000,000

PART 3               Preparation and determination of Completion Statements

(A)         Sappi shall (with such assistance from M-real as Sappi reasonably requires) procure the preparation by the appropriate Employees of a completion statement specifying:

(i)                                the Completion Time Net Working Capital;

(ii)                              the Completion Time Net Debt (including the Completion Time Inter-Group Debt) specifying the Inter-Group Debt and the Inter-Group Receivables for each Group Company towards and from each member of the Sellers’ Group as well as the Inter-Group Debt Adjustment Payment and the Inter-Group Receivables Adjustment Payment;

(iii)                          the Completion Time Business Net Debt; and

(iv)                         the Net Working Capital Adjustment,

(the “Draft Completion Statements”).  The Draft Completion Statements shall be delivered to M-real by Sappi in accordance with clause 36 as soon as reasonably practicable and in any event within (x) 25 Business Days following Completion and (y) 10 Business Days following the delivery of the audited Stockstadt Statutory Accounts to M-real by Sappi pursuant to paragraph (O) below, whichever is later.

(B)         The Completion Statements shall be prepared in accordance with M-real’s accounting practices as consistently applied and M-real’s IFRS based accounting policies, principles, bases and methodologies.

(C)         M-real shall procure that the Sellers’ Group and the Sellers’ Accountants provide without charge such reasonable access to their personnel, Books and Records, calculations and working papers as Sappi or the Purchaser’s Accountants and advisers may request in connection with the preparation of the Completion Statements, subject to providing such undertakings as the Sellers’ Accountants may reasonably request.

(D)         Save in accordance with the provisions of paragraph (H), no amendment shall be made to the Draft Completion Statements after their delivery to M-real in accordance with paragraph (A).

(E)         M-real may dispute the Draft Completion Statements by notice in writing (in this paragraph, the “Notice”) delivered to Sappi in accordance with clause 36 within 20 Business Days of receiving the Draft Completion Statements.

(F)         Sappi shall procure that the Group and the Purchaser’s Accountants provide without charge such reasonable access to their personnel, Books and Records, calculations and working papers and other information as M-real or the Sellers’ Accountants and advisers may request in connection with their review of the Completion Statements, subject to providing such undertakings as the Purchaser’s Accountants may reasonably request.

(G)         If M-real does not serve the Notice under paragraph (E) above, the Draft Completion Statements shall constitute the Completion Statements.

(H)         If M-real does serve the Notice under paragraph (E) above, then Sappi and M-real shall use their reasonable endeavours to resolve the items in the Notice and either:

(i)           if Sappi and M-real reach agreement on the items in the Notice within 25 Business Days of the Notice being served (or such longer period as Sappi and M-real may agree in writing), the Draft Completion Statements shall be amended to reflect such agreement and shall then constitute the Completion Statements; or

(ii)          if Sappi and M-real do not reach agreement in accordance with paragraph (i) above, Sappi or M-real may refer the dispute within 10 Business Days of expiry of the period described in paragraph (i) above, to Ernst & Young, failing whom, to KPMG, failing whom to such independent firm of chartered accountants of international repute in London as the parties agree and failing such agreement as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either M-real or Sappi, nominate (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify Sappi and M-real of its decision within 10 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

(I)           Each party shall bear its own costs with respect to the finalisation of the Completion Statements.  The costs of the Expert shall be borne by the parties as set out in paragraph (J)(iii) below.

(J)          In any reference to the Expert in accordance with paragraphs (H) and (I) above:

(i)           the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to M-real’s accounting practices as consistently applied and M-real’s IFRS based accounting policies, principles, bases and methodologies;

(ii)          the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on Sappi and M-real and the Completion Statements shall be the Draft Completion Statements amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert;

(iii)         the costs of the Expert shall be paid by M-real and Sappi equally or as otherwise determined by the Expert; and

(iv)         each of M-real and Sappi shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(a)           by their respective advisers;

(b)           in the case of Sappi, the Books and Records and personnel of the Group; and

(c)           in the case of M-real, the books and records and personnel of the Sellers’ Group.

(K)         Following determination of the Completion Statements, the amount of the:

(i)           Completion Time Net Working Capital;

(ii)          the Completion Time Net Debt, including the Completion Date Inter-Group Net Debt, specifying the Inter-Group Debt and the Inter-Group Receivables for each Group Company towards and from each member of the Sellers’ Group as well as the Inter-Group Debt Adjustment Payment and the Inter-Group Receivables Adjustment Payment;

(iii)         the Completion Time Business Net Debt; and

(iv)         the Net Working Capital Adjustment Amount,

shall be determined by reference to the Completion Statements.

(L)                            Sappi shall (with such assistance from M-real as Sappi reasonably requires) procure that the appropriate Employees prepare the Stockstadt Statutory Accounts and that the Stockstadt Auditor shall issue the auditor’s certificate (Bestätigungsvermerk) on the Stockstadt Statutory Accounts.

“Stockstadt Statutory Accounts” means the statutory annual accounts of M-real Stockstadt GmbH for the Stockstadt Current Fiscal Year.

“Stockstadt Current Fiscal Year” means the fiscal year of M-real Stockstadt GmbH ending either on 31 December, 2008, or at the end of the shortened fiscal year if the fiscal year has been changed  in accordance with clause 4.6 of this Agreement.

 “Stockstadt Auditor” means PricewaterhouseCoopers as statutory auditors of M-real Stockstadt GmbH.

(M)        The Stockstadt Statutory Accounts shall be prepared in accordance with accounting principles generally accepted in Germany, applied consistently with past practice, in particular with the accounting and consolidation policies, procedures and practices adopted in the statutory accounts of M-real Stockstadt GmbH for the fiscal year ending 31 December, 2007, applied consistently with past practice.

(N)         M-real shall procure that the Sellers’ Group and the Sellers’ Accountants provide without charge such reasonable access to their personnel, Books and Records, calculations and working papers as Sappi or the Purchaser’s Accountants and advisers may request in connection with the preparation of the Stockstadt Statutory Accounts, subject to providing such undertakings as the Sellers’ Accountants may reasonably request.

(O)         As soon as reasonably practicable after Completion and in any event within 5 Business Days following the delivery of the auditor’s certificate to M-real Stockstadt GmbH by the Stockstadt Auditor, the Stockstadt Statutory Accounts shall be delivered to M-real by Sappi in accordance with clause 36.

(P)          Paragraphs (C) through (J) shall apply by analogy for the preparation and final determination of the Stockstadt Statutory Accounts. After final determination of the Completion Accounts and the Stockstadt Statutory Accounts the Relevant Purchaser in its capacity as sole shareholder in M-real Stockstadt GmbH undertakes to pass a shareholders resolution pursuant to which the audited Stockstadt Statutory Accounts are finally drawn up and approved (aufgestellt und festgestellt) as the final statutory annual accounts of M-real Stockstadt GmbH. For the avoidance of doubt the parties agree that in case of subsequent amendments of the Stockstadt Statutory Accounts, if any, clause 8.10 shall apply.

SCHEDULE 7

(THE GROUP)

A.           German Companies and German Subsidiary

Chemische Werke Zell-Wildshausen GmbH

Registered number:	10207

Court of incorporation:	Aschaffenburg

Place of incorporation:	Germany

Address of registered office:	Obernburger Strasse 1-9 D-63811 Stockstadt Germany

Issued share capital:	€563,000.00

Managing Director:

Full name	Nationality	Resigning

Jürgen Bendt	German	No

Accounting reference date:	31 December

Auditors:	PwC

Tax residence:	Germany

CN Papiervertriebs GmbH

Registered number:	HRB 11184

Court of incorporation:	Amtsgericht Bonn

Place of incorporation:	Germany

Address of registered office:	Metternicher Str. 20 53919 Weilerswist Germany

Issued share capital:	€320,000.00

Managing Directors:

Full name	Nationality	Resigning

Martin Frank	German	No

Board Members:

Full name	Nationality	Resigning

Henrik Damén	Finnish	Yes

Nils Hinterthan	German	No

Accounting reference date:	31 December

Auditors:	PwC

Tax residence:	Germany

M-real Stockstadt GmbH

Registered number:	HRB 8118

Court of incorporation:	Aschaffenburg

Place of incorporation:	Germany

Address of registered office:	Obernburger Strasse 1-9 D-63811 Stockstadt Germany

Issued share capital:	EUR 40,100,000

Managing Directors:

Full name	Nationality	Resigning

Seppo Parvi	Finnish	Yes

Bernhard Jaggi	Swiss	No

Board Members:

Full name	Nationality	Resigning

Dr. Soili Hietanen	Finnish	Yes

Robert Winkels	German	Yes

Frank Sehr	German	No

Accounting reference date:	31 December

Auditors:	PwC

Tax residence:	Germany

B.           Swiss Company

M-real Biberist

Registered number:	CH-251.3.000.460-7

Date of incorporation:	20 December, 1996

Place of incorporation:	Biberist, Switzerland

Address of registered office:	Fabrikstrasse 4 CH 4562 Biberist Switzerland

Class of company:	Corporation limited by shares (Aktiengesellschaft)

Issued share capital:	CHF 10,000,000

Directors:

Full name	Nationality	Resigning

Soili Hietanen, chairman of the board	Finnish	Yes

Robert Karrer, member of the board	Swiss	Yes

Peter Kienast, member of the board	Swiss	Yes

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers AG Bern

Tax residence:	Switzerland

SCHEDULE 8

(SHARES)

A.                                   Companies

Company	Shares	Shareholder

CN Papiervertriebs GmbH	CN Shares	Deutsche Holding

Stockstadt GmbH	Stockstadt Shares	Deutsche Holding

Biberist	Biberist Shares 10,000 registered shares with a nominal value of CHF 1,000.	NL Holding

B.         German Subsidiary

Company	Shares	Shareholder

Chemische Werke Zell-Wildshausen GmbH	CWZ Shares	Stockstadt GmbH

SCHEDULE 9

(THE PROPERTIES)

A.                                   Business Properties

Country	Property Address	Mill Business	Registered Nos./Registered site of area	Property Owner

Finland	FI-08800, Lohja, Finland	Kirkniemi

(i) 444-408-1-230

(ii) 444-414-1-209;

(iii) 444-419-1-257;

(iv) 444-419-1-475;

(v) 444-419-1-479;

(vi) 444-419-1-513;

(vii) 444-419-1-514;

(viii) 444-435-1-132;

(ix) 444-435-1-171;

(x) 444-435-1-212;

(xi) 444-435-1-103;

(xii) 444-435-1-106;

(xiii) 444-419-1-287;

M-real Corporation

(xiv) 444-435-1-208 ;

(xv) 444-435-1-207;

(xvi) 444-435-1-46;

(xvii) 444-435-1-43;

(xviii) 444-419-1-290;

(xix) 444-419-1-440;

(xx) 444-419-1-441;

(xxi) 444-419-1-331;

(xxii) 444-419-1-332;

(xxiii) 444-419-1-156;

(xxiv) 444-419-1-157;

(xxv) 444-419-1-158;

(xxvi) 444-419-1-207;

(xxvii) 444-419-1-480;

(xviii) 444-419-1-218;

(xxix) 444-419-1-483;

(xxx) 444-419-1-213;

Finland	Kympinkatu 3, FI-40351 Jyväskylä, Finland	Kangas	(i) 179-14-11-18; (ii) 179-14-11-19; (iii) 179-14-11-20	M-real Corporation

B.                                   Company Properties

German Companies

Land register folio 4738

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	4738

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

21		1833/1	building/open space; Am Schadenbruch 2	3,616

22		1834	building/open space; Am Schadenbruch 1	3,921

23		1957	industrial area; Am Schleusenweg	1,125

24		1958	industrial area; Am Schleusenweg	550

25		1964	industrial area; Beim Schleusenweg	462

26		2253/3	railway area; An der Aschaffenburger Straße	1,500

27		2253/4	railway area; Bei der Aschaffenburger Straße	1,736

133		408/2	railway area; An der Obernburger Straße	110

138		1560	agriculture area; Unterer Gebruch	710

140		577/5	building/open space; Nähe Hessenstraße	371

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

577/5	hereditary building right in favour of “Wohnungsfürsorge Franken”, as mentioned serial number 3, 4 of the property list of the hereditary building right register, folio 3598

577/5	pre-emption right in favour of the respective owner of the hereditary building right

577/5	pedestrian and vehicular right of way in favour of the respective owner of plot 609, folio 4738, serial number 15 of the property list

577/5	pedestrian and vehicular right of way in favour of the Free State of Bavaria

577/5

right to pass supply lines in favour of the respective owner of plot 577/30, folio 4738, serial number 139 of the property list; plot 577/31, folio 8020, serial number 1 of the property list; plot 577/61, folio 8021, serial number 1 of the property list; plot 609, folio 4738, serial number 15 of the property list; plot 611, folio 8022, number 1 of the property list as well as of the respective owner of the hereditary building right of plot

577/30, folio 5627

577/5	right to pass supply lines in favour of the Free State of Bavaria

2253/4	right of way for power lines in favour of Bayernwerk AG in Munich

408/2	boundary development right in favour of the respective owner of plot 408, folio 7122, serial number 9 of the property list

1560	right of way for power lines in favour of Bayernwerk AG in Munich

1957, 1958	right of way for water and cable lines and right to keep installations on property in favour of municipal utility authority Aschaffenburg

Unclear	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Bayerwerk AG in Munich

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Land register folio 4737

Register authority	Local Court of Aschaffenburg	Date of local authority search	30.07.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	4737

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

4		1400/2	storage area/fire station/administrative building/shop area/parking lots; Oberburger Straße 1,3,7,9	16,786

11		416/1	railway area; An der Obernburger Straße	1,017

37		1405	garden area; Beim alten Stadtweg	190

38		1833	building/open area; Am Schadenbruch	5,872

39		1853	agricultural area; Nähe Schleusenweg	19,907

48		1400/5	storage/industrial area (partially on plot 1400/3 and 1400/4)/clarifier; Zu Obernburger Straße 5	30,970

54		2300/13	building/open area; An der Aschaffenburger Straße	39,972

55		1400/1	building/open area; Obernburger Straße 5	51,683

56		1400/3	building/open area; Obernburger Straße 5	76,627

57		1400/4	building/open area; Nähe Obernburger Straße	22,930

58		1187	building/open area; Obernburger Straße 9a	41,248

59		1400/6	building/open area; Obernburger Straße 5	53,234

60		1400/7	building/open area; Nähe Wallstadter Straße	32,381

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

1400/5, 1400/1	right of way for power lines in favour of RWE Energie AG in Essen

1853	right of establishment and use of electricity lines in favour of the respective owner of plot 3641b Großwelzheim

1405, 1400/5, 1400/1	right of way for power lines and right of establishment of pole in favour of Bayernwerk AG in Munich

416/1	boundary development right in favour of the respective owner of plot 408, folio 7122, serial number 9 of the property list

2300/13	right of way for power lines in favour of RWE Energie AG in Essen

2300/13	right of way for power lines in favour of Überlandwerk Unterfranken AG in Würzburg

2300/13	right of establishment of a transformer station of way for low tension lines in favour of municipality Stockstadt am Main

2300/13, 1400/7	right of way for water pipeline in favour of municipality Stockstadt am Main

1400/2	right of establishment of gas supply stations in favour of Gasversorgung Main-Spessart GmbH

1400/5	right of way for water and cable lines in favour of municipal utility authority Aschaffenburg

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Land register folio 7461

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	7461

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

2		1866/3	building/open area; Aschaffenburger Straße 1	20,401

8		4706/3	building/open area; Auf dem Grund 1 u. 3	8,632

9		416	operational area; Nähe auf dem Grund	1,832

10		4706	operational area; Nähe auf dem Grund	2,300

11		1872	traffic area; Schleusenweg	2,909

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

1866/3	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Preußische Elektrizitäts AG in Hannover

1866/3	right of way for power lines in favour of RWE Energie AG in Essen

1866/3	right of way for power lines in favour of RWE Energie AG in Essen

1866/3	right of way for water pipeline, cable right and right to maintain a facility in favour of municipal of Aschaffenburg

416, 4706	right of way for power lines and right to erect a pole (Masterrichtungsrecht) in favour of the Federal Republic of Germany (Bundeseisenbahnvermögen)

4706/3, 416, 4706	right of way for power lines in favour of RWE Energie AG in Essen

416, 4706	right of way for cable lines (Fernmeldestreckenkabel-Leitungsrecht) in favour of Federal Republic of Germany (Bundeseisenbahnvermögen)

1872	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Bayernwerk AG in Munich

1872	right of way for power lines in favour of the respective owner of plot 3641 of the boundary Großwelzheim

1872	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Bayernwerk AG in Munich

1872	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Bayernwerk AG in Munich

1872	right of way for power lines in favour of the respective owner of plot 3641 of the boundary Großwelzheim

1872	right of way for gas pipelines in favour of Maingas Aktiengesellschaft in Frankfurt

1872	right of way for power lines in favour of RWE Energie AG in Essen

1872	right of way for power lines in favour of RWE Energie AG in Essen

1872	right of way for water pipeline, cable right and right to maintain a facility in favour of municipal of Aschaffenburg

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Land register folio 6858

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	6858

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

3		1866	industrial area; An der Aschaffenburger Straße	117,982

4		2300/16	building/open area; Dr. Platt Straße 6	3,604

5		2300/14	building/open area; An der Dr. Platt Straße	2,231

6		2300/15	building/open area; Dr. Platt Straße 4	2,523

7		1874	agricultural area; Nähe Schleusenweg	647

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

1866	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Preußische Elektrizitäts AG in Hannover

1874	right of way for power lines in favour of the respective owner of plot 3641 of the boundary Großwelzheim

1866	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Preußische Elektrizitäts AG in Hannover

1866	right of way for power lines in favour of RWE Energie AG in Essen

1866	right of way for power lines in favour of RWE Energie AG in Essen

1874	right of way for channels in favour of Zweckverband Abwasserbeseitigung Untermain in Kleinostheim

2300/16	right of way for power lines in favour of Überlandwerk Unterfranken AG in Würzburg

2300/16	right of way for power lines in favour of RWE Energie AG in Essen

1866, 1874	right of way for water pipeline, cable right and right to maintain a facility in favour of Stadtwerke Aschaffenburg

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Land register folio 8311

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	8311

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

1		1866/16	building/open area; Nähe Aschaffenburger Straße	16,800

2		1866/17	building/open area; Nähe Aschaffenburger Straße	4,000

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

1866/16, 1866/17	right of way, access and use of/for power lines and right to demand omission of measures that could endanger the power lines in favour of Preußische Elektrizitäts AG in Hannover

1866/16, 1866/17	right of way for power lines in favour of RWE Energie AG in Essen

1866/16, 1866/17	right of way for power lines in favour of RWE Energie AG in Essen

1866/16, 1866/17	right of way for water pipeline, cable right and right to maintain a facility in favour of municipal of Aschaffenburg

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Land register folio 6934

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Land Register (Grundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	6934

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

1		1834/1	building/open area/garden; Am Schadenbruch 3	1,314

2		1834/2	garage/garden; Am Schadenbruch	1,163

Division I: Registered property owner

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

none

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Hereditary building right register folio 6465

Register authority	Local Court of Aschaffenburg	Date of local authority search	18.08.2008

Hereditary building right register (Erbbaugrundbuch)	Stockstadt	Boundary (Gemarkung)	Stockstadt

Folio (Blatt)	6465

Property List (Bestandsverzeichnis)

Serial number (laufende Nummer)	District (Flur)	Plot (Flurstück)	Use and location	Size (in m2)

1		1866/5	Lerchenrain,	8,297

			Hutung

Division I: Registered holder of the hereditary building right

M-real Stockstadt GmbH

Division II: Encumbrances other than land charges and mortgages

Encumbered Plot	Encumbrances and restrictions

1866/5	ground rent of €8,696.49 per year on the hereditary building right in favour of the respective owner of plot 1866/5, folio 5602, serial number 3 of the property list

1866/5	right of way for power lines in favour of Bayernwerk AG in Munich

1866/5	ground rent of €8,569.22 on the hereditary building right in favour of the respective owner of plot 1866/5, folio 5602, serial number 3 of the property list

1866/5

real covenant, obligation of payment of €1,817.39 per year as a difference between the new ground rent on the hereditary building right and the ground rent registered under the serial number 5 in division II in favour of the respective owner of plot 1866/5; in case of judicial sale the main claim persists

1866/5	right of way for power lines in favour of Preußische Elektrizitäts-AG in Hannover

Division III: Land charges and mortgages

Encumbered Plot	Land charges and mortgages

none

Remarks

Property owner of encumbered property: Bayernhafen GmbH & Co. KG

Initial term of hereditary building right expires on 31.03.2032. The assignment and encumbrances of the hereditary building right require consent of the property owner.

Hereditary building right agreement

Owner of the property / Beneficiary	Property	Type of use	Date of signature (Owner of the property / Beneficiary)

Free State of Bavaria / Papierwerke “Waldhof-Aschaffenburg” AG (that is M-real Stockstadt GmbH today)	Parcel 1866/5 of the boundary of Stockstadt	Storage and handling of basic materials	24 March 1972 / 24 March 1972

Lease agreements with M-real Stockstadt GmbH as landlord

Landlord / Tenant	Property	Type of use	Date of signature (Landlord / Tenant)

M-real Stockstadt GmbH / H+B Holz- und Bodenrecycling GmbH & Co. KG	63811 Stockstadt, Aschaffenburger Straße 1	Storage	7 December 2007 / 7 December 2007

M-real Stockstadt GmbH / IBM Deutschland GmbH	63811 Stockstadt, Oberburgerstraße 1-9	Storage and office	5 October 2007 / 8 October 2007

SCA FINE PAPER GmbH (that is M-real Stockstadt GmbH today) / Chemische Werke Zell-Wildshausen GmbH	Unclear	Preparation of special products (Aufbereitung von Lignin –Produkten)	9 October 1997 / not dated

M-real Stockstadt GmbH / Tiffany Long	63811 Stockstadt, Am Schadenbruch 1	Appartement	24 January 2005 / 24 January 2005

M-real Stockstadt GmbH / Renate Zang	63811 Stockstadt, Am Schadenbruch 1 (first floor, right)	Appartement	15 November 2004 / 29 November 2004

Lease agreements with CN Papiervertriebs GmbH, the German Subsidiary and M-real Stockstadt GmbH as tenant

Landlord / Tenant	Property	Type of use	Date of signature (Landlord / Tenant)

Free State of Bavaria / PWA Grafische Papiere GmbH (that is M-real Stockstadt GmbH today)	Part of parcel 1866/4 of the city of Stockstadt	Storage	Illegible / not dated

Peter Notzon and Christa Notzon / CN Papiervertriebs GmbH	Unclear	Agency for trade with paper (Papierhandelsagentur)	27 December 1995 / 27 December 1995

PWA Waldhof GmbH / Chemische Werke Zell-Wildshausen GmbH	Parts of the property located in 6800 Mannheim, Sandhofer Straße 176	Factory regarding the production of caoutchouc materials (Betrieb zur Herstellung von Kautschuk-Verarbeitungsmitteln)	2 June 1987 / 15 May 1987

WeylChem GmbH / Chemische Werke Zell-Wildshausen GmbH	68305 Mannheim, Sandhofer Straße 96	Storage for special chemical material (Magnesiumligninsulfat))	10 February 2006 / 7 February 2006

Rasching GmbH (sub-landlord) / Chemische Werke Zell-Wildshausen GmbH (sub-tenant)	Mundenheimer Altrheinhafen	Storage for special chemical material (Magnesiumligninsulfat)	23 December 2004 / 21 December 2004

Licence agreement (Gestattungsvertrag)

Parties	Property	Type of use	Date of signature

Free State of Bavaria / PWA Grafische Papiere AG (that is M-real Stockstadt GmbH today) as beneficiary	Parcel 1866/1 of the boundary of Stockstadt	Construction and operation of facilities according to building plans in particular a facility to extinguish oil (Öllöschanlage), a pump station and a oil line	21 August 1978 / 22 December 1976 /

User agreement (Nutzungsvertrag)

Parties	Property	Type of use	Date of signature

Federal Republic of Germany / SCA FINE PAPER GmbH (that is M-real Stockstadt GmbH today) as beneficiary	Boundary Stockstadt, parcels 5802 and 1400/8	Construction and operation of a special facility (Molchstation) and a loading platform with a pipeline to a pumping house (Pumphaus) regarding handling of calcium carbonate	21 May 1999 / 5 January 1999

Swiss Company

Country	Property Address	Number	Nature of title	Use	Property Owner

Switzerland	Laubsack, Derendingen	Derendingen Nr. 86	Sole ownership		M-Real Biberist AG

Switzerland	Grütacker, Derendingen	Derendingen Nr. 87	Sole ownership		M-Real Biberist AG

Switzerland	Chessleren, Derendingen	Derendingen Nr. 1172	Sole ownership		M-Real Biberist AG

Switzerland	Chessleren, Derendingen	Derendingen Nr. 1179	Sole ownership		M-Real Biberist AG

Switzerland	Dorf, Biberist	Biberist Nr. 776	Collective ownership		Simple partnership: Emmenhof Immobilien AG, Scintilla AG, Hydroelectra (Emmenhof Immobilien AG, M-Real Biberist AG, Hydroelectra AG, ADEV Wasserkraftwerk AG)

Switzerland	Papierfabrik, Biberist	Biberist Nr. 777	Sole ownership		M-Real Biberist AG

Switzerland	Eichmatt, Biberist	Biberist Nr. 887	Sole ownership		M-Real Biberist AG

Switzerland	Grossmatt, Untergrütmatt, Biberist	Biberist Nr. 944	Sole ownership		M-Real Biberist AG

Switzerland	Grütschachen, Biberist	Biberist Nr. 975	Sole ownership		M-Real Biberist AG

Switzerland	Grütschachen, Biberist	Biberist Nr. 1495	Sole ownership		M-Real Biberist AG

Country	Property Address	Number	Nature of title	Use	Property Owner

Switzerland	Grütschachen, Biberist	Biberist Nr. 1496	Sole ownership		M-Real Biberist AG

Switzerland	Winkelmatt, Biberist	Biberist Nr. 1989	Sole ownership		M-Real Biberist AG

Switzerland	Eichmatt, Biberist	Biberist Nr. 2838	Sole ownership		M-Real Biberist AG

Switzerland	Winkelmatt, Biberist	Biberist Nr. 3352	Sole ownership		M-Real Biberist AG

Switzerland	Hochwald, Wiler b. Utzenstorf	Wiler b. Utzenstorf Nr. 488	Sole ownership		M-Real Biberist AG

Switzerland	Hochwald, Wiler b. Utzenstorf	Wiler b. Utzenstorf Nr. 50	Sole ownership		M-Real Biberist AG

Switzerland	Hochwald, Wiler b. Utzenstorf	Wiler b. Utzenstorf Nr. 51	Sole ownership	Source right (Quellenrecht)	M-Real Biberist AG

Switzerland	Grütschachen, Biberist	Biberist Nr. 976	Sole ownership		M-Real Biberist AG

The above list is supplemenetd by the information contained in the public land register or in the supporting documents (Belege filed) filed with the respective land register.

SCHEDULE 10

(MILL BUSINESS FIXED ASSET REGISTER)

(see Attachment 31)

SCHEDULE 11

(BUSINESS INTELLECTUAL PROPERTY)

Part A: Business Intellectual Property (Trade Marks)

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

Denmark	1468-1968	31/05/1998	HALLEIN	EUROART	16	31/05/2018

Norway	74701	12/07/1998	HALLEIN	EUROART	16	12/07/2008

Austria	130050	14/03/1990	HALLEIN	EUROART	16	14/03/2010

International Trade Mark	554781	17/05/1990	HALLEIN	EUROART	16	17/05/2010	Bulgaria, Benelux, Switzerland, Algeria, Egypt, Spain, France, Hungary, Italy, Morocco, Montenegro, Portugal, Romania, Russian Federation, Serbia and Montenegro

Denmark	07437/1992	07/08/1992	M-REAL CORP	TAURO	16	07/08/2012

United Kingdom	2007440		M-REAL CORP	GALERIE	16	11/01/2015

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

International Trade Mark	818672	24/09/2003	M-REAL CORP	GALERIE	16	24/09/2008

Austria, Australia, Bulgaria, Benelux, Switzerland, China, Czech Republic, Germany, Denmark, Estonia, Spain, France, United Kingdom, Greece, Hungary, Ireland, Iceland, Italy, Lithuania, Latvia, Morocco, Norway, Poland, Portugal, Romania, Russian Federation, Sweden, Singapore, Slovenia, Slovakia, Turkey, Ukraine

Germany	818672	24/09/2003	M-REAL CORP	GALERIE	16

Argentina	2020588	12/04/2005	M-REAL CORP	GALERIE	16	12/04/2015

Brazil	825840414		M-REAL CORP	GALERIE	16

Canada	1192034	22/10/2003	M-REAL CORP	GALERIE	16

Hong Kong	300081468	18/09/2003	M-REAL CORP	GALERIE	16	18/09/2013

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

South Africa	2003/16391		M-REAL CORP	GALERIE	16

Malaysia	03012988	26/09/2003	M-REAL CORP	GALERIE	16	28/03/2013

Indonesia	D00200326760-26981		M-REAL CORP	GALERIE	16

U S A	3348038	04/12/2007	M-REAL CORP	GALERIE	16	04/12/2013

Peru	93953	06/01/2004	M-REAL CORP	GALERIE	16	06/01/2014

International Trade Mark	342786B	04/03/1968	M-REAL CORP	EUROART	16	04/03/2018	Benelux, Czech Republic, Germany, France, United Kingdom, Croatia, Hungary, Italy, Liechtenstein, Morocco, Monaco, Montenegro, Macedonia, Portugal, Romania, Slovenia, Slovakia, Serbia and Montenegro

Ireland	137285	30/01/1990	M-REAL CORP	EUROART	16	30/01/2017

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

Austria	61406	19/03/1998	M-REAL CORP	EUROART	16, 26, 27	19/03/2018

Austria	61106	30/01/1998	M-REAL CORP	EUROART	16, 26, 27	30/01/2018

International Trade Mark	807106	04/07/2003	M-REAL CORP	HEAD OF A BULL	16	04/07/2013	Austria, Benelux, Switzerland, Denmark, Spain, France, United Kingdom, Italy, Portugal

Germany	303184949	23/06/2003	M-REAL CORP	HEAD OF A BULL	16	30/04/2013

Finland	239503	31/05/2007	M-REAL CORP	GALERIE	16	31/05/2017

Germany	2008164*	14/01/1992	PWA	TAURO	16	11/03/2011

International Trade Mark	582145*	24/01/1992	PWA	TAURO	16	24/01/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

United Kingdom	1489054*	30/07/1993	SCA FINE	TAURO	16	28/01/2009

Canada	TMA453712*	09/02/1996	PWA GRAFISCHE PAPIERE GmbH	PURITY GLOSS & MATTE & DESIGN	16

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

International Trade Mark	582145*	24/01/1992	PWA GRAFISCHE PAPIERE GmbH	TAURO	16	24/01/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

Germany	2008164*	14/01/1992	PWA GRAFISCHE PAPIERE GmbH	TAURO	16	28/03/2011

International Trade Mark	617884*	25/03/1994	PWA GRAFISCHE PAPIERE GmbH	Design only	16	25/03/2014	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	617296*	12/03/1994	PWA GRAFISCHE PAPIERE GmbH	DUOFLEX	20	12/03/2014	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	609192*	12/10/1993	PWA GRAFISCHE PAPIERE GmbH	WEBIO	16	12/10/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

International Trade Mark	608989*	30/09/1993	PWA GRAFISCHE PAPIERE GmbH	SABLANCA	16	30/09/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	608988*	30/09/1993	PWA GRAFISCHE PAPIERE GmbH	LAGLISSA	16	30/09/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	608990*	30/09/1993	PWA GRAFISCHE PAPIERE GmbH	YANGONA	16	30/09/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	608987*	30/09/1993	PWA GRAFISCHE PAPIERE GmbH	LADIFFE	16	30/09/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	602266*	12/05/1993	PWA GRAFISCHE PAPIERE GmbH	COBIO	16	12/05/2013	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

International Trade Mark	595829*	12/12/1992	PWA GRAFISCHE PAPIERE GmbH	Design only	16	12/12/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	591657*	27/08/1992	PWA GRAFISCHE PAPIERE GmbH	AMBIONA	16	27/08/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	591658*	27/08/1992	PWA GRAFISCHE PAPIERE GmbH	PROCOL	16	27/08/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	591659*	27/08/1992	PWA GRAFISCHE PAPIERE GmbH	GOLDINA	16	27/08/2012	Austria, Benelux, Switzerland, Spain, France, Italy, Portugal

International Trade Mark	544055*	20/09/1989	PWA GRAFISCHE PAPIERE GmbH	PWA GRAFISCHE PAPIERE	16	20/09/2009	Austria, Benelux, Switzerland, Germany, Algeria, Egypt, Spain, France, Italy, Morocco, Portugal

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

International Trade Mark	R 414877*	12/04/1975	PWA GRAFISCHE PAPIERE GmbH	PWA	1, 16	12/04/2015	Austria, Benelux, Switzerland, Czech Republic, Germany, Spain, France, Croatia, Italy, Liechtenstein, Macedonia, Portugal, Slovenia, Slovakia, Yugoslavia, Serbia & Montenegro

U.S.	2814409*	17/02/04	SCA FINE PAPER GmbH	EURO ART	16

United Kingdom	1568931*	28/04/1995	SCA FINE PAPER GmbH	DUOFLEX	20	15/03/2011

United Kingdom	1547644*	17/06/1994	SCA FINE PAPER GmbH	SABLANCA	16	03/04/2010

United Kingdom	1489054*	30/07/1993	SCA FINE PAPER GmbH	TAURO	16	28/01/2009

International Trade Mark	695222*	28/05/1998	SCA FINE PAPER GmbH	EURO DIGITAL	16	28/05/2018	Finland, Norway, Sweden

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

Russian Federation	209216	28/02/2002	M-REAL CORP	GALERIE ART	16	11/02/2018

Hungary	156609	04/05/1999	M-REAL CORP	GALERIE ART	16	18/03/2018

Czech Republic	220250	27/09/1999	M-REAL CORP	GALERIE ART	16	20/03/2018

Slovakia	189979	20/03/2000	M-REAL CORP	GALERIE ART	16	27/03/2018

Poland	128980	20/04/2001	M-REAL CORP	GALERIE ART	16	19/03/2018

International Register	798366		M-REAL CORP	GALERIE IMAGE	16	14/02/2013	AT, AU, BG, BX, CH, CN, CZ, DE, DK, EE, FR, GB, GR, HU, IE, IS, IT, LT, LV, NO, PL, PT, RO, RU, SE, SG, SI, SK, TR, UA

U.S.A.	2857938		M-REAL CORP	GALERIE IMAGE	16

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

U.S.A.	2860140		M-REAL CORP	GALERIE VISION	16

Canada	TMA617754		M-REAL CORP	GALERIE VISION	16

Finland	228137		M-REAL CORP	GALERIE IMAGE	16	29/08/2013

Finland	228136		M-REAL CORP	GALERIE VISION	16	29/08/2013

Canada	TMA617961		M-REAL CORP	GALERIE IMAGE	16

International Register	798364	14/02/2003	M-REAL CORP	GALERIE VISION	16	14/02/2013	AT, AU, BG, BX, CH, CN, CZ, DE, DK, EE, FR, GB, GR, HU, IE, IS, IT, LT, LV, NO, PL, PT, RO, RU, SE, SG, SI, SK, TR, UA

EU	000516518	25/05/1999	M-REAL CORP	era	16	21/04/2017

Austria, Belgium, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxemburg, Latvia, Malta, The Netherlands, Poland, Portugal, Sweden, Slovenia, Slovakia

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

EU	001503879	14/06/2001	M-REAL CORP	era ENVIRONMENTALLY RESPONSIBLE APPROACH	16	09/02/2010

Austria, Belgium, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxemburg, Latvia, Malta, The Netherlands, Poland, Portugal, Sweden, Slovenia, Slovakia

United Kingdom	2047640	20/03/1998	M-REAL CORP	ERA	16	06/12/2015

International Trade Mark	342786A	04/03/1988	M-Real Hallein AG	EUROART	16	17/05/2010	Tunisia

Denmark	VR004630 1994*		PWA GRAFISCHE PAPIERE	SYMBIO	16	15/07/2014

Switzerland	431432		Papierfabrik	BIBER Q	16, 40	10/08/2017

* Trade marks indicated with an asterisk are registered in the former name of a Group Company and will be transferred to the Relevant Purchasers under clause 3 of the Master Agreement

Part B: Business Intellectual Property (Patents)

Patent name	Patent number	Granted / Application	Owner

Calandered paper product and a method for producing a calendered paper web	FI111401	Granted	(M-real Corporation)	Kangas

Method of producing printed matter	FI109415	Granted	(M-real Corporation)	Kangas

Process and coating composition for coating and paper web	FI117875	Granted	(M-real Corporation)	Kangas

Methods for controlling print quality	FI20065394	Application	M-real Corporation	Kirkniemi/Kangas/Husum

Menetelmä ja laitteisto mekaanista massaa sisältävän ohuen paperirainan kaksipuoliseksi päällystämiseksi	FI924960	Granted	M-real Corporation / Valmet	Kirkniemi

Method and apparatus for producing mechanical fibers	FI20022050	Application	M-real Corporation

Filler for the manufacture of base paper and method for the manufacture of base paper	FI20012328	Granted	M-real Corporation	Kirkniemi/Kangas/Husum/Stockstadt

Patent name	Patent number	Granted / Application	Owner

Procedure for the manufacture of paper	FI962701	Granted	M-real Corporation	Kirkniemi/Kangas/Husum/Stockstadt/Hallein

Process and coating colour for coating of paper and board	FI970133	Granted	M-real Corporation	Kirkniemi

Method for producing a paper for coating	FI971841	Granted	M-real Corporation	Kirkniemi/Kangas

Paper web and a method for the production thereof	FI973704	Granted	M-real Corporation	Kirkniemi/Husum

Utility models

Name	Number	Owner

Marginaalipelti	U20060471	M-real Corporation	Kirkniemi

Part C: GALERIE Marks

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

Russian Federation	209216	28/02/2002	M-REAL CORP	GALERIE ART	16	11/02/2018

Hungary	156609	04/05/1999	M-REAL CORP	GALERIE ART	16	18/03/2018

Czech Republic	220250	27/09/1999	M-REAL CORP	GALERIE ART	16	20/03/2018

Slovakia	189979	20/03/2000	M-REAL CORP	GALERIE ART	16	27/03/2018

Poland	128980	20/04/2001	M-REAL CORP	GALERIE ART	16	19/03/2018

United Kingdom	2007440		M-REAL CORP	GALERIE	16	11/01/2015

International Register	798366		M-REAL CORP	GALERIE IMAGE	16	14/02/2013	AT, AU, BG, BX, CH, CN, CZ, DE, DK, EE, FR, GB, GR, HU, IE, IS, IT, LT, LV, NO, PL, PT, RO, RU, SE, SG, SI, SK, TR, UA

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

U.S.A.	2857938		M-REAL CORP	GALERIE IMAGE	16

U.S.A.	2860140		M-REAL CORP	GALERIE VISION	16

Canada	TMA617754		M-REAL CORP	GALERIE VISION	16

Finland	228137		M-REAL CORP	GALERIE IMAGE	16	29/08/2013

Finland	228136		M-REAL CORP	GALERIE VISION	16	29/08/2013

Canada	TMA617961		M-REAL CORP	GALERIE IMAGE	16

International Register	798364	14/02/2003	M-REAL CORP	GALERIE VISION	16	14/02/2013	AT, AU, BG, BX, CH, CN, CZ, DE, DK, EE, FR, GB, GR, HU, IE, IS, IT, LT, LV, NO, PL, PT, RO, RU, SE, SG, SI, SK, TR, UA

EU	000516518	25/05/1999	M-REAL CORP	era	16	21/04/2017	Austria, Belgium, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece,

Country	Appln/Reg nr	Granted	Applicant	Mark	Classes	Renewal date	Designated countries

							Hungary, Ireland, Italy, Lithuania, Luxemburg, Latvia, Malta, The Netherlands, Poland, Portugal, Sweden, Slovenia, Slovakia

EU	001503879	14/06/2001	M-REAL CORP	era ENVIRONMENTALLY RESPONSIBLE APPROACH	16	09/02/2010

Austria, Belgium, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxemburg, Latvia, Malta, The Netherlands, Poland, Portugal, Sweden, Slovenia, Slovakia

United Kingdom	2047640	20/03/1998	M-REAL CORP	ERA	16	06/12/2015

Part D: Registered Design

Country	Application number	Applicant	Design

Switzerland	CH131884 (Design)	M-REAL CORP	Tragenheit

SCHEDULE 12

(EMPLOYEES)

To the extent that in Germany a failure to fulfil such obligations may render this Agreement in its current form void or inoperable there is a legally binding obligation imposed on any member of the Sellers’ Group which requires it to inform and consult with any recognised works council or other appointed employee representatives in that country before agreeing or implementing the terms of this Agreement, the Sellers and the Relevant Purchasers agree that:

(a)           the entering into of this Agreement is without prejudice to any legal requirement to comply with such informing and consulting obligations before implementing the terms of this Agreement;

(b)           they will cooperate with each other in good faith in order to ensure compliance with such informing and consulting obligations;

(c)           the Sellers have not taken any binding decision concerning the implementation of the terms of this Agreement, such binding decision being subject to the information and consultation obligation; and

(d)           reasonable changes to certain provisions of this Agreement may be necessary or desirable as a result of any such informing and consulting.

SCHEDULE 13

(RELEVANT SELLERS AND RELEVANT PURCHASERS)

Part A: Details of the Share Sellers and the Share Purchasers

(1)	(2)		(4)
Name of Share Seller	Name of Company	(3) Shares	Name of Share Purchaser

M-real Deutsche Holding GmbH	CN Papiervertriebs GmbH	CN Shares	Sappi Deutschland Holding GmbH

M-real Deutsche Holding GmbH	Stockstadt GmbH	Stockstadt Shares	Sappi Deutschland Holding GmbH

M-real NL Holding B.V.	M-real Biberist	Biberist Shares	Sappi Netherlands BV

Part B: Details of the Business Sellers and the Business Purchasers

(1)	(2)
Name of Business Seller	Brief Description of Business / Business Asset	(3) Name of Business Purchaser

M-real	Mill Business	Sappi Finland I Oy

M-real Zanders	Gohrsmühle Coaters	Sappi Netherlands BV

M-real Hallein AG	Hallein Coater	Sappi Netherlands BV

M-real	Know-How Business	Sappi Papier Holding GmbH (Austria)

SCHEDULE 14

(TAX INDEMNITY)

1.            Interpretation

In this Schedule 14, the headings shall not affect its interpretation and:

1.1          the following expressions bear the following meanings:

“Employment Taxes” has the meaning given in paragraph 3.2;

“Pre-Completion Accounting Periods” has the meaning given to that term in paragraph 5.1;

“Purchaser’s Relief” means any Relief which is not available on or before Completion, but arises as a consequence of or by reference to a Transaction or Transactions occurring after Completion and not as a consequence of or by reference to any Transaction or Transactions occurring on or before Completion;

“Relevant Group Companies” in respect of each Seller, means the Group Company or Group Companies the shares of which that Seller is selling under this Agreement together with any subsidiary of any of those Group Companies, and “Relevant Group Company” means each of them;

“Relevant Purchaser” means, as regards any Relevant Group Company, the Purchaser which is acquiring under this Agreement either (a) the shares of that Relevant Group Company or (b) the shares of a Relevant Group Company of which that Relevant Group Company is a subsidiary;

“Relevant Seller” means, as regards any Relevant Group Company, the Seller which is selling under this Agreement either (a) the shares of that Relevant Group Company or (b) the shares of a Relevant Group Company of which the Relevant Group Company is a subsidiary;

“Straddle Period” means any period relevant for Taxation purposes of each Group Company commencing before Completion but ending after Completion;

“Tax” or “Taxation” means:

(i)            all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies in the nature of tax whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference, in each case wherever and whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person;

(ii)           all forms of social security contributions and employee taxes, wherever and whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person;

(iii)          all penalties and interest relating to any matter within paragraphs (i) or (ii) above;

“Transaction” means any transaction, circumstance, action, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation, Completion and any change in accounting reference date;

“Tax Audits” means any audit or other investigation carried out by a Tax Authority;

1.2          (A)          references to any “Tax Liability” of any Group Company shall mean both:

(i)            liabilities of that Group Company to make actual payments of Tax (or amounts in respect or on account of Tax); and

(ii)           the setting off against profits or against any Tax in respect of which a successful claim could have been made under this Schedule, of a Purchaser’s Relief; and

(B)          in any case falling within paragraph 1.2(A)(ii) the amount that is to be treated for the purposes of this Schedule as a Tax Liability of the Group Company (the “Deemed Tax Liability”) shall be determined as follows:

(i)            in a case where the Relief that was the subject of the setting off mentioned was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief; and

(ii)           in a case where the Relief that was the subject of the setting off mentioned was a deduction from or offset against profits, the Deemed Tax Liability shall be the amount of Tax in respect of which a successful claim could have been made under this Schedule but for such deduction or setting off;

1.3          references to “profits” include income, profits or gains (including chargeable or capital gains) of any description or from any source and references to profits earned, accrued, received or otherwise recognised include profits deemed to have been or treated as earned, accrued, received or otherwise recognised for Taxation purposes; and

1.4          in the case of any conflict between the provisions of the Agreement and this Schedule, this Schedule shall prevail.

2.            Covenant

2.1          Subject to any other provisions of this Schedule, the Relevant Seller agrees to pay to the Relevant Purchaser on the due date for payment an amount equal to:

2.1.1      any Tax Liability of any Relevant Group Company arising:

(i)            as a consequence of or by reference to any Transaction occurring or deemed to have occurred on or before the date on which Completion occurs; or

(ii)           in respect of or by reference to any profits earned, accrued, received or otherwise recognised on or before the date on which Completion occurs; and

2.1.2      all reasonable external costs and expenses (including the costs and expenses of taking any action under this Schedule) reasonably and properly incurred or payable by any of the Purchasers and any of the Group Companies in connection with or in consequence of any matter for which a successful claim is made by any of the Purchasers under this Schedule.

2.2          If there is a dispute between the parties about the time at which Taxation arose (in order to determine whether the Taxation is: (i) in respect of or arising from a transaction occurring or deemed to have occurred before, on or after Completion; or (ii) referable to profits earned, accrued or received before, on or after Completion), then the parties agree that, for the purposes of resolving such dispute only, Completion shall be deemed to be an accounting period end for Taxation purposes, and the matter shall be determined by applying the accounting policies and practices adopted by the Group Company concerned which have effect immediately prior to Completion to the Transaction or profits in question.

2.3          Any payments made by a Relevant Seller under paragraph 2.1 or 7 shall, so far as permitted by law, be made by way of an adjustment to the consideration paid by the Relevant Purchaser for the Shares under the terms of this Agreement.

3              Exclusions

3.1          The Sellers shall not be liable under paragraph 2 above, paragraph 7 below or (mutatis mutandis) under the Tax Warranties in respect of any liability:

3.1.1      to the extent that, in accordance with the allocations of responsibility described in paragraph 3.2 below, such liability is a liability in respect of Employment Taxes for which the Purchaser is responsible; or

3.1.2      to the extent that such liability would not have arisen but for a voluntary act carried out by a member of the Purchaser’s Group (at any time) or a Relevant Group Company (after Completion) outside the ordinary course of business of the company concerned (and for these purposes any distribution made after Completion shall constitute such a voluntary act outside the ordinary course of business) as carried on at Completion and which has been carried out otherwise than pursuant to a legally binding obligation entered into by any Group Company on or before Completion.  An act carried out at the written request or with the written approval (expressly for the purposes of this paragraph) of any Seller shall not be a voluntary act for these purposes; or

3.1.3      to the extent that such liability arises or is increased as a consequence of any change (including, for the avoidance of doubt, any change with retrospective effect) after Completion in any accounting policy or practice or bases or methods of accounting adopted by any member of the Purchaser’s Group or a Group Company, except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting, accounting or other requirement in force before Completion by the relevant authority; or

3.1.4      to the extent that any Relief other than a Purchaser’s Relief arising as a consequence of or by reference to any Transaction which occurred or was deemed to have occurred on or before Completion or in respect of a period ending on or before Completion is available to relieve or mitigate such liability; or

3.1.5      to the extent that the liability arises or is increased as a consequence of any change (including any retrospective change), after Completion, in the law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority or in financial reporting or accounting standards or practice coming into force after Completion or to the extent that the liability arises or is increased by a change in any rate of Taxation after Completion; or

3.1.6      to the extent that the liability would not have arisen, but for an act carried out by any of the Sellers or the Group Companies prior to Completion at the written request of any member of the Purchaser’s Group; or

3.1.7      to the extent that the liability arises by reason of a voluntary disclaimer by any Group Company after Completion of the whole or part of any allowance to which any of them is entitled or by reason of the revocation by any Group Company after Completion of any claim for Relief made (whether provisionally or otherwise) by any of them prior to Completion; or

3.1.8      to the extent that the liability has been made good by insurers or otherwise compensated for without cost to Sappi, any member of the Buyer’s Group and/or any of the Group Companies; or

3.1.9      to the extent that the liability would not have arisen or would have been reduced but for a failure or omission on the part of any of the Purchasers and/or any of the Group Companies to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts and it is reasonably clear from the Accounts that such election or claim had been taken into account or is otherwise notified in writing by any of the Sellers; or

3.1.10          to the extent that the liability arises or is increased as a consequence of any failure by any of the Purchasers and/or any of the Group Companies to comply with any of their respective obligations under this Schedule or this Agreement; or

3.1.11          to the extent that the liability would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by any of the Group Companies, being a cessation or change occurring on or after Completion; or

3.1.12          to the extent that the liability relates to any debt, liability or claim provided for in clause 4.6 of this Agreement and such liability in respect of Tax is taken into account in the Completion Statements; or

3.1.13          to the extent that recovery has been made in respect of the same subject matter under this Schedule or this Agreement; or

3.1.14          to the extent that the liability is a liability to Swiss withholding Tax which arises in consequence of or in connection with the making of the distribution by Biberist to NL Holding prior to Completion as contemplated in clause 19.8 of this Agreement and such amount is deducted from the amount received by NL Holding; or

3.1.15          to the extent that the liability has been discharged prior to Completion; or

3.1.16          to the extent that the liability is a liability falling within clause 39.3 of this Agreement; or

3.1.17          to the extent that the liability is a liability in respect of VAT attributable to a period of time since the Statutory Accounts Date; or

3.1.18          to the extent that the liability is a liability in respect of German “Grundsteuer” which falls due for payment after Completion, and for these purposes it shall be assumed that, based on a calendar year, German Grundsteuer fall due for payment on a quarterly basis; or

3.1.19          to the extent that the liability is a liability in respect of any distribution made by Biberist after Completion.

3.2          This paragraph 3.2 explains the manner in which responsibility for certain employment related taxes is to be allocated for the purposes of this Schedule 14.  Such allocation of responsibility is without prejudice to any other limitations on the liability of the Sellers under this Schedule 14 or otherwise under the Agreement.

3.2.1      The Sellers shall be responsible for all liabilities of any Group Company in respect of payroll or employee/employer Taxes, including social security contributions (“Employment Taxes”), to the extent that they are properly due and payable on or before Completion.

3.2.2      The Purchaser shall be responsible for all Employment Taxes to the extent they are properly due and payable after Completion, except where such Employment Taxes fall within (i) or (ii) below (in which case the Sellers are responsible for them):

(i)            The Purchaser is not responsible for Employment Taxes which are properly due and payable after Completion to the extent that they relate to bonus payments attributable to periods of time on or before Completion.  If a bonus payment is attributable to periods of time both before and after Completion, the Purchaser shall be responsible for such part of the relevant Employment Taxes as is attributable (on a just and reasonable basis) to the period of time after Completion and the Sellers shall be responsible for such part of the relevant Employment Taxes as is attributable, on the same basis, to periods of time on or before Completion;

(ii)           The Purchaser is not responsible for Employment Taxes which are properly due and payable after Completion to the extent that they are attributable (on a just and reasonable basis) to a calendar month ended prior to the beginning of the month in which Completion occurs.

4.            Due Date for Payment

4.1          The due date for payment under paragraph 2.1 shall be the date falling ten (10) Business Days after service by the Relevant Purchaser of a notice containing a written demand in respect of the matter for which any of the Sellers are liable, or, where later and if applicable:

4.1.1      where a liability of the Relevant Sellers under paragraph 2.1 arises from a liability of the Relevant Purchaser or a Group Company to make a payment of Taxation which has not at the date of the notice under paragraph 6.1 become due to the relevant Tax Authority, the date falling five (5) Business Days before the latest date on which that Taxation may be paid to the relevant Tax Authority without a liability to interest or penalties accruing; or

4.1.2      in the case of the setting off of a Purchaser’s Relief within paragraph 1.2(A)(ii), the last date on which the relevant Tax liability would have been payable but for the setting off of the relevant Purchaser’s Relief without a liability to interest or penalties accruing.

4.2          Any payment due to be made under this Schedule shall carry interest from the due date for payment or, if the claim under this Schedule arises from a payment which has been made before the date of the notice under paragraph 6.1, the date such payment was made, until actual payment at the Agreed Rate provided that interest shall not accrue for any period in respect of which interest due to the relevant Tax Authority is included in the payment due to be made under this Schedule before the application of this paragraph 4.2.

5.            Tax Administration etc.

Pre-Completion Accounting Periods

5.1          Subject to and in accordance with the provisions of this paragraph 5, the Relevant Sellers or their duly authorised agents shall, at the Relevant Sellers’ cost (except internal costs of the relevant Group Company):

5.1.1      prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns relating to Taxation; and

5.1.2      prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes (together with the documents referred to in paragraph 5.1.1., “Tax Documents”); and

5.1.3      deal with all other matters which relate to Taxation including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority,

in respect of all periods relevant for Taxation purposes of each Group Company ending on or before Completion (the “Pre-Completion Accounting Periods”).

5.2          The Relevant Sellers or their duly authorised agents shall deliver all Tax Documents relevant to Pre-Completion Accounting Periods (“Pre-Completion Tax Documents”) that are required to be authorised and signed by any Group Company to Sappi for authorisation and signing prior to submission. If a time limit applies in relation to the submission of any Pre-Completion Tax Document, the Relevant Sellers shall ensure that Sappi receives the Pre-Completion Tax Document no later than ten (10) Business Days before the expiry of the time limit. Sappi shall:

5.2.1      subject to paragraph 5.2.2 below, procure that each Group Company shall cause any Pre-Completion Tax Document delivered to it under this paragraph 5.2 to be so authorised and signed as soon as reasonably practicable by and on behalf of the relevant Group Company, and submitted to the appropriate Tax Authority as soon as reasonably practicable (and in any event within any relevant time limit provided that the Sellers have complied with this paragraph 5.2);

5.2.2      be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Pre-Completion Tax Document delivered to it under paragraph 5.2 which is false or misleading in a material respect, or which would require fraudulent conduct, conduct involving dishonesty or the commission or participation in any criminal offence on the part of Sappi or a Group Company, but for the avoidance of doubt Sappi shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on any of the Sellers and of their agents.

5.3          The Relevant Sellers hereby agree to cancel any existing authority held by any employee or agent of or adviser to the Relevant Sellers to sign Tax Documents on behalf of any Group Company with effect from Completion.

5.4          The Relevant Sellers shall procure that:

5.4.1      Sappi is kept fully informed of the progress of all material matters relating to the Taxation affairs of the Group Companies in relation to the Pre-Completion Accounting Periods;

5.4.2      Sappi receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in paragraph 5.1 above; and

5.4.3      Sappi receives drafts of any Pre-Completion Tax Documents which are to be submitted. If a time limit applies in relation to the submission of any Pre-Completion Tax Document, the Relevant Sellers shall ensure that the Purchaser receives the draft Pre-Completion Tax Document no later than twenty (20) Business Days before the expiry of the time limit;

5.4.4      Sappi is consulted fully in relation to the matters referred to paragraph 5.4.1 above and any reasonable written comments of Sappi are taken into account in relation to such matters provided that Sappi’s comments are received no later than ten (10) Business Days after the draft Pre-Completion Tax Document has been received by Sappi pursuant to paragraph 5.4.3.

5.5        The Relevant Sellers agree to devote reasonable resources to dealing with the Taxation affairs of the Group Companies in relation to Pre-Completion Accounting Periods, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Relevant Sellers shall ensure that all Pre-Completion Tax Documents are true and accurate in all respects and are not misleading. If the Relevant Sellers are in material breach of their obligations under paragraphs 5.1 to 5.4 (inclusive) and the Relevant Sellers have not taken reasonable steps to correct the breach within ten (10) Business Days of Sappi giving the Relevant Sellers notice of such breach, Sappi may take control of the Taxation affairs of the Group Companies in relation to Pre-Completion Accounting Periods and paragraphs 5.1 to 5.5 (inclusive) shall apply as if a reference to “Sappi” is a reference to “Relevant Seller” and a reference to “Relevant Seller” is a reference to “Sappi”.

Straddle Period

5.6          Subject to paragraph 6 and paragraph 7, and subject to and in accordance with the provisions of this paragraph 5, Sappi or its duly authorised agents shall, at Sappi’s cost:

5.6.1      prepare, submit and deal with all Tax Documents in respect of the Straddle Period (“Straddle Period Tax Documents”); and

5.6.2      deal with all other matters which relate to Taxation including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority in respect of the Straddle Period.

5.7          Sappi shall procure that, to the extent that the Relevant Sellers’ liability to Taxation or liability under paragraph 2 of this Schedule 14 may be affected:

5.7.1      the Relevant Sellers are kept fully informed of the progress of all material matters relating to the Taxation affairs of the Group Companies in relation to the Straddle Period;

5.7.2      the Relevant Sellers receive copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in paragraph 5.6 above;

5.7.3      the Relevant Sellers receive drafts of any Straddle Period Tax Documents which are to be submitted. If a time limit applies in relation to the submission of any Straddle Period Tax Document, Sappi shall ensure that the Relevant Sellers receive the Straddle Period Tax Document no later than twenty (20) Business Days before the expiry of the time limit.

5.7.4      the Relevant Sellers are consulted fully in relation to the matters referred to in paragraph 5.7.1 above and any reasonable written comments of the Relevant Sellers are incorporated (to the extent that their current liability to Tax or liability under this Schedule may be affected) or are taken into account (in all other cases) in relation to such matters provided the Relevant Sellers’ comments are received no later than ten (10) Business Days after the draft Straddle Period Tax Document has been received by the Relevant Seller pursuant to paragraph 5.7.3.

5.8          Sappi agrees to devote reasonable resources to dealing with the Taxation affairs of the Group Companies in relation to the Straddle Period, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. Sappi shall ensure that all Straddle Period Tax Documents are true and accurate in all respects and are not misleading.

Tax Audits

5.9          The party which is responsible for preparing, submitting and dealing with the Tax Documents in respect of a particular period under this paragraph 5 shall also be responsible for dealing with any Tax Audits which a Tax Authority may conduct in relation to that period. If a Tax Audit affects or may affect the liability to Tax of the party which is not responsible for dealing with it under this paragraph 5, or that other party’s liability under this Schedule or the Agreement, the party dealing with the Tax Audit shall ensure that:

5.9.1      the other party is kept fully informed of the progress of all matters relating to the Tax Audit;

5.9.2      the other party receives copies of all written correspondence insofar as it is relevant to the Tax Audit; and

5.9.3      the other party is consulted fully in relation to the Tax Audit and the party which is dealing with the Tax Audit shall act reasonably in incorporating (to the extent that the current liability to Tax or liability under this Schedule of the other party may be affected) or taking into account (in all other cases) all reasonable written comments that the other party may provide.

Access

5.10        Sappi shall procure that the Relevant Sellers and their duly authorised agents are (on reasonable notice in writing to Sappi) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Group Companies and such other reasonable assistance (including from any personnel and officers of the Group Companies) as may be reasonably required to enable the Relevant Sellers to discharge their obligations under this paragraph 5.

5.11        This paragraph 5 shall operate without prejudice to the provisions of paragraph 6.

6.         Claims

6.1          If any of the Purchasers or any Group Company becomes aware after Completion of any matter which could give rise to a liability under this Schedule or under the Tax Warranties (a “Tax Claim”), Sappi shall procure that written notice of that matter (setting out reasonable particulars of the potential liability, the due date for payment and the time limits for any appeal) is given as soon as reasonably practicable to the Relevant Sellers and as regards any such matter Sappi shall itself or shall procure that the Group Company concerned shall at the request in writing of the Relevant Sellers take such action as they may reasonably request to deal with the matter but subject as set out in paragraph 6.3 and paragraph 6.4 and subject to Sappi and the Group Company concerned being indemnified to their reasonable satisfaction by the Relevant Sellers against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result.

6.2          The actions which the Relevant Sellers may reasonably request under paragraph 6.1 above shall include (without limitation) the Group Company concerned applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Relevant Sellers (subject to the conditions set out in paragraph 6.5) to take on or take over at their own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question.

6.3          Sappi and each Group Company shall be at liberty to deal with any Tax Claim if the Relevant Sellers delay unreasonably in giving any such request as is mentioned in paragraph 6.1 above provided that Sappi or the Group Company concerned has notified the Relevant Sellers in writing of its intention to so deal with the matter and Relevant Sellers have not responded within ten (10) days.

6.4          Sappi shall procure that the Relevant Sellers and their duly authorised agents are (on reasonable notice in writing to Sappi) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Group Companies and such other reasonable assistance as may be reasonably required to enable the Relevant Sellers to exercise their rights under this paragraph 6 including, without limitation, such information and assistance as the Relevant Sellers and/or their duly authorised agents may reasonably require in connection with the preparation for and conduct of those proceedings referred to in paragraph 6.3 above.

6.5          The conditions referred to in paragraph 6.2 are that Sappi is kept fully informed of the conduct of the relevant proceedings and its reasonable comments in respect thereof are taken into account by the Relevant Sellers.

7.         Secondary Liabilities

7.1          The Sellers agree to pay to Sappi on the due date for payment an amount equal to the amount of any Taxation for which any of the following:

(i)            any Group Company;

(ii)           any member of the Purchaser’s Group; or

(iii)          any director or former director of any member of the Purchaser’s Group or of any Group Company (other than a person who was a director of any Group Company prior to Completion),

is or becomes liable by virtue of the failure of the Sellers to pay, or procure that there is paid, when due, any Tax properly assessed on them or on any member of the Sellers’ Group (excluding, for the purposes of this paragraph 7.1, the Group Companies and including for the avoidance of doubt Hallein AG) except to the extent that such Taxation:

(a)           is either subject to a valid claim under this Schedule by the Sellers which has not been satisfied or could be the subject of any such valid claim; or

(b)           is recoverable by Sappi, any member of the Purchaser’s Group, any Group Company or any such director or former director under any relevant statutory provision (and Sappi shall procure that no such recovery is sought to the extent that payment has been made under this paragraph 7.1)

together with all reasonable external costs and expenses (including the costs and expenses of taking any action under this Schedule) reasonably and properly incurred or payable by the Purchasers, any member of the Purchaser’s Group, any Group Company or any such director or former director thereof in connection with or as a consequence of any matter for which a successful claim is made by Sappi under this paragraph 7.

7.2          Without prejudice to the generality of paragraph 7.1 above, the Sellers undertake to Sappi that they shall fully indemnify the Relevant Purchaser with regard to any amount of Taxation that Stockstadt GmbH and/or Chemisch Werke Zell-Wildhausen GmbH may be required to pay under sec. 73 of the Tax Code (Abgabenordnung).

8.         Counter-indemnity

8.1          Sappi agrees to pay to the Sellers on the due date for payment an amount equal to the amount of any Taxation for which any of the following:

(i)            the Sellers;

(ii)           any member of the Sellers’ Group (excluding the Group Companies); or

(iii)          any director or former director of any of the Sellers or of any member or Sellers’ Group (excluding the Group Companies),

is or becomes liable by virtue of the failure of any of the Group Companies to pay, or procure that there is paid, when due, any Tax properly assessed on them except to the extent that such Taxation:

(iv)           is either subject to a valid claim under this Schedule by the Purchasers which has not been satisfied or could be the subject of any such valid claim; or

(v)            is recoverable by the Sellers or any member of the Sellers’ Group or any such director or former director under any relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment has been made under this paragraph 8.1)

together with all reasonable external costs and expenses (including the costs and expenses of taking any action under this Schedule) reasonably and properly incurred or payable by the Sellers, any member of the Sellers’ Group or any such director or former director thereof in connection with or in consequence of any matter for which a successful claim is made by the Sellers under this paragraph 8.

8.2          To the extent that based on a fiscal unity (Organschaft) under German tax law any of the Sellers is debtor vis-à-vis the Tax Authorities for Taxes caused by the business of any of the Group

Companies and allocable to Tax periods up to the Completion Date, the Seller shall remain liable for such Taxes. However, if amended assessments, e.g. as a consequence of tax audits or of amended tax returns, regarding such Taxes result in a Tax benefit in periods after the Completion Date (e.g. in cases of higher depreciations or a recognition of accruals as deductible expenses only for periods after the Completion Date) the Purchaser shall compensate the Seller or its parent company, as the case may be, for any such Tax benefit (including in particular the reduction of taxable income (steuerliches Minderergebnis) or an increase of a tax loss for the period after the Completion Date) which any of the Group Companies or any Relevant Purchaser or any of its affiliates will derive therefrom during a Tax period commencing after Completion, provided, however, that the compensation shall be limited to the net present value of the Tax benefit which shall be calculated on a lump sum basis by multiplying the reduction of taxable income with the Tax rates in effect at the time the obligation of Purchaser under this paragraph becomes due and discounted at an interest rate of five (5) per cent. per annum for a period not exceeding five (5) years. The compensation payable by the Purchasers shall become due twenty (20) Business Day after the assessment relating to the aforementioned Taxes becomes formally binding (formell bestandskräftig).

8.3          The provisions of paragraph 4 (Due Date for Payment) and paragraph 6 (Claims) shall apply to this paragraph 8 mutatis mutandis.

9.         Savings

9.1          If the auditors for the time being of a Group Company certify in writing to any of the Sellers and Sappi that Taxation which has resulted in a payment by a Relevant Seller falling due pursuant to paragraph 2 gives rise to an actual saving (the “Saving”) of Taxation for a Group Company or a Purchaser in a tax period ending prior to the tenth anniversary of Completion then the amount of the Saving shall be set off against any payment then due from the Sellers or any of them under paragraph 2.1 of this Schedule 14 and, to the extent there is an excess, a refund shall be paid to the Sellers of any previous payment or payments made by the Sellers under this Schedule and not previously refunded under this paragraph up to the amount of excess, and (to the extent that it is not so set off or refunded) shall be carried forward and set off against any future payments which become due from the Sellers under this Schedule 14. Ten (10) Business Days after the time at which pursuant to paragraph 2 of Schedule 5 (Limitations on Liability) no Tax Claim can be made any amount not so set off shall be paid to the Seller.

9.2          If any Group Company or any of the Purchasers discovers that there has been a Saving, Sappi shall, or shall procure that the Group Company concerned shall, as soon as reasonably practicable give full details thereof to the Sellers and Sappi shall, or shall procure that the Group Company concerned shall, supply to the Sellers such information as they may reasonably require to verify the amount of the Saving.

9.3          For the purposes of paragraph 9.1 a person obtains a Saving if as a result of the Taxation which results in a claim by a Purchaser under paragraph 2 or the Tax Warranties that person is relieved in whole or in part of a liability to make some other payment of Taxation which it would otherwise have been liable to make or obtains a right to repayment of Taxation which would not otherwise have been available.

10.        Tax Refunds

10.1        If a Group Company (or a member of the Purchaser’s Group on behalf of a Group Company) has received a refund of Taxation (including, for the avoidance of doubt, the amount of any reduction or refund of corporate income tax in the amount of a corporate income tax credit (Körperschaftsteuerguthaben) within the meaning of Section 37 of the German Corporate Income Tax Act, but excluding any refund (whether in cash or by way of credit or set off against a liability to Tax) in respect of VAT which relates to periods since the Statutory Accounts Date) in respect of a period ending on or before Completion and whether in cash or by way of credit or set-off against a liability to Tax (the “Tax Refund”) (for reasons other than the availability of a Purchaser’s Relief) then the amount of the Tax Refund (less any Taxation due on any interest element of the Tax Refund (or less any Taxation that would have been due but for the availability of any Purchaser’s Relief)) shall be set off against any payment then due from the Sellers under paragraph 2.1 of this Schedule or (to the extent that it is not so set off) shall be paid by the Purchaser to the Sellers within ten (10) Business Days of the Tax Refund being obtained.

10.2        If any Group Company or Sappi discovers that it has obtained or is entitled to a Tax Refund, Sappi shall, or shall procure that the Group Company concerned shall, as soon as reasonably practicable give full details thereof to the Sellers and Sappi shall, or shall procure that the Group Company concerned shall, supply to the Sellers such information as they may reasonably require to verify the amount of the Tax Refund.

10.3        A Group Company that discovers that it is entitled to a Tax Refund shall (if so required by the Sellers and if indemnified to its reasonable satisfaction by the Sellers against all losses (including additional Taxation), costs and expenses (except internal costs and expenses of the relevant Group Company) and damages which may be incurred as a result) take all reasonable steps to obtain that Tax Refund.

11.        Effect of Waiver, Release etc.

Any liability under this Schedule may in whole or in part be released, compounded or compromised or time or indulgence given by the person to whom the liability is owed in its absolute discretion as regards any of the persons under such liability without in any way prejudicing or affecting its rights against any other or others of those persons under the same or a like liability whether joint and several or otherwise.

12.        Recovery from Third Parties

If the Sellers pay or procure payment of an amount either in respect of Taxation under paragraph 2 or paragraph 7 or an amount in respect of any circumstances giving rise to a claim under the Tax Warranties and the Relevant Purchaser or any Relevant Group Company is or becomes entitled, before the sixth anniversary of such payment, to recover or obtain from some other person (other than a Group Company) any sum in respect of that Taxation or circumstance then the Relevant Purchaser shall:

(a)           as soon as reasonably practicable notify the Sellers of such entitlement and shall, if so requested by the Sellers and subject to the Purchaser and the Group Company being indemnified to their reasonable satisfaction by the Sellers against all losses (including additional Taxation), damages, costs and expenses which may be reasonably incurred, take and procure that the Group

Company takes all reasonable steps to enforce that recovery (keeping the Sellers informed of the progress of any action taken); and

(b)           account to the Sellers within ten (10) Business Days of recovering any such amount for the whole of any sum so recovered (including any interest or repayment supplement paid to the Purchaser or a Group Company) less any costs and expenses of recovery (including any Taxation which would not have been incurred but for the recovery of that amount) up to an amount not exceeding the amount of any such payment previously made by the Sellers in respect of such Taxation.

12.        Mitigation

The Purchasers shall, at the direction in writing of the Sellers, procure that the Group Companies take all such reasonable steps as the Seller may reasonably require to:-

(a)           use in the manner hereinafter mentioned all such Reliefs arising as a consequence of or by reference to any Transaction occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion and not as a consequence of or by reference to any Transaction occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion as are available to any Group Company or Group Companies to reduce or eliminate any liability to Tax in respect of which the Purchasers or any of them would have been able to make a claim against the Sellers or any of them under this Schedule (such Reliefs including, without limitation, Reliefs made available for no consideration to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such liability to Tax to the extent specified by the Seller and permitted by law, and to provide to the Seller, at the Seller’s expense, a certificate from the auditors (for the time being) of the Relevant Group Company or Relevant Group Companies confirming that all such Reliefs have been so used;

(b)           make all such claims and elections specified by the Sellers or any of them in respect of any accounting period of any of the Group Companies commencing before Completion as have the effect of reducing or eliminating any such liability to Tax as is mentioned in paragraph (a) above, provided that no such claim or election shall require the any of the Group Companies to use any Relief which arises solely as a consequence of or by reference to any Transaction occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; and

(c)           allow the Sellers to reduce or eliminate any liability to Tax by surrendering, or procuring the surrender by any company other than the any of the Group Companies of any Relief to the Relevant Group Company for no consideration to the extent permitted by law but without any payment being made in consideration for such surrender.

13         Payments on an After-Tax basis

13.1        All sums payable under this Schedule 14 (other than interest) shall be made on an after-Tax basis.

13.2        For the purposes of paragraph 13.1 above, “after-Tax basis” means that to the extent that the sum payable (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient it shall be increased so as to ensure that, after taking into account:

(i)         the Tax chargeable on such amount (including on the increased amount); and

(ii)         any Tax credit, repayment or other Tax benefit which is available to the recipient of the Payment solely as a result of the matter giving rise to the obligation to make the Payment or as a result of receiving the Payment (which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if the matter giving rise to the obligation to make the Payment had not occurred.

13.3        If any party to this Agreement assigns the benefit in whole or in part of this Agreement, the liability of any other party to make an increased payment in accordance with paragraph 13.1 shall be limited to that (if any) which it would have been liable to make if no such assignment had taken place.

SCHEDULE 15

(ENVIRONMENTAL INDEMNITY)

In this Schedule the following expressions (which are additional to those defined in Schedule 1 (Interpretation) of this Agreement) shall have the meanings assigned to them below:

1.                                     DEFINITIONS

“Contamination” means the presence of Hazardous Materials in soil, or in groundwater or surface water (including for the avoidance of doubt, rivers, lakes, ponds and other watercourses) at the Indemnified Properties, or emanating from the Indemnified Properties on or before Completion or emanating from the Indemnified Properties after Completion provided such Hazardous Materials were so present at the Indemnified Properties on or before Completion, but excluding for the avoidance of doubt those Hazardous Materials which are contained in any operational man-made structure, plant or machinery above or below ground at or prior to Completion and have not entered soil or groundwater or surface water at or prior to Completion;

“Environment” means all or any of the following, alone or in combination, any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground or above or below water), water (including water under or within land or in pipes, tanks, ditches or sewerage systems), soil and land and any ecological systems and living organisms supported by these media, including man;

“Environmental Authority” means any legal person or body of persons (including any government or regional department or government or regional agency or court or tribunal) having jurisdiction to determine any matter arising under Indemnified Environmental Law and/or relating to the Environment;

“Environmental Claim” means a claim brought against a Relevant Seller by a Relevant Purchaser under paragraph 2 of this Schedule 15 for Environmental Losses;

“Indemnified Environmental Laws” means all applicable statutes and other laws (including without limitation all codes of law, statutory instruments, treaties, regulations, directives, decisions, circulars, codes, guidance and by-laws) of any relevant jurisdiction which relate to or provide remedies in respect of Contamination and are in force and legally binding in the relevant jurisdiction at or prior to Completion, and shall be deemed to include any national legislation implementing the Environmental Liability Directive 2004/5/EC (to the extent that it implements such directive) in due course;

“Environmental Losses” means any losses, damages, fines, penalties, charges, and reasonable costs or expenses suffered or incurred by the Purchasers or any member of the Purchaser’s Group excluding indirect and consequential losses but including reasonable costs of Remedial Action as a result of an Environmental Trigger Event;

“Environmental Permit” means any permit, licence, consent, certificate, approval, registration, notification or authorisation required by Indemnified Environmental Laws in relation to the operation of the business of any member of the Group or the occupation or use of any Property, and in Switzerland shall be deemed to include any agreement reached with the relevant Environmental Authority where it is in the normal course of business to enter into such agreement in place of any of the above;

“Environmental Proceeding” means any civil or criminal proceeding or suit or any regulatory or administrative enforcement proceeding or claim which forms the basis of an Environmental Trigger Event;

“Environmental Trigger Event” means:

(A)                              the service on or the receipt by any member of the Relevant Purchasers’ Group of written notification of the commencement of (or an intention to commence) any civil or criminal proceedings or suit or any formal regulatory or formal administrative enforcement proceedings issued under Indemnified Environmental Law brought or taken by the Environmental Authority or other third party against such member of the Relevant Purchaser’s Group in respect of Contamination; or

(B)                              an emergency, that is a state of affairs where immediate and very grave harm to the Environment occurs or is imminent and requires Remedial Action;

(C)                              the identification of Contamination at any Indemnified Property by any member of the Relevant Purchaser’s Group acting reasonably in the ordinary course of trading (as if it did not have the benefit of this indemnity), and seeking to minimise its liabilities in relation to Contamination, which, if the relevant Environmental Authority had the information held by such member of the Relevant Purchaser’s Group, would cause such Environmental Authority to serve written notice of an obligation to undertake Remedial Action in respect of such Contamination;

“Hazardous Material” means any substance (whether solid, liquid or gas) which alone or in combination with any other substance is capable of causing harm to man or to the Environment or any other organism supported by the Environment; and

“Indemnified Properties” means the Properties;

“Investigative Works” means intrusive investigation, sampling and monitoring works relating to Contamination;

“Kirkniemi Discharge Compensation” has the meaning given to it in clause 19.9(ii) of this Agreement; and

“Remedial Action” means such measures as are reasonably necessary to investigate, inspect, monitor, remove, remedy, abate, contain, control, treat or ameliorate Contamination.

2.                                     INDEMNITY

2.1                             The Relevant Sellers hereby agree to indemnify and keep indemnified the Relevant Purchasers (for themselves and in trust for each member of the Relevant Purchaser’s Group) against any and all Environmental Losses suffered or incurred by any Relevant Purchaser or any member of the Relevant Purchaser’s Group after the Completion Date PROVIDED THAT the Relevant Seller shall not be liable in respect of any Environmental Losses under this paragraph 2 unless and until:

(A)                              an Environmental Trigger Event has occurred in respect of the Environmental Losses which the Relevant Purchaser seeks to claim; and

(B)                              the Relevant Seller has received a written notice of claim in respect of the Environmental Losses (in accordance with the provisions of clause 36 (Notice) of this Agreement) relating thereto from the Relevant Purchaser setting out reasonable details of the Environmental Trigger Event in respect of which the claim is made, including details of the Contamination and an estimate of the amount of the claim in each case to the extent reasonably practicable or then known (“Notice”).

3.                                     CAP

3.1                            Without prejudice to paragraph 1 of Schedule 5, in no event shall the aggregate liability of each member of the Relevant Seller and each other member of the Relevant Seller’s Group under this Schedule in relation to Contamination exceed €275,000,000.

4.                                     THRESHOLD AND PERCENTAGE SHARE

4.1                            The Relevant Purchasers shall not be entitled to bring an Environmental Claim unless and until:

(A)                              the aggregate of the Environmental Losses incurred by the Relevant Purchasers under this Schedule 15 (but for this paragraph 4) in respect of such an Environmental Claim exceeds €50,000; and

(B)                              the aggregate of the Environmental Losses incurred by the Relevant Purchasers in respect of all Environmental Claims (but for this paragraph 4) exceeds €500,000, in which case the liability of the Relevant Sellers shall be for the full amount and not only for the excess.

4.2                            The liability of the Relevant Sellers under this Schedule 15 in respect of Environmental Losses which (after applying sub-paragraph 4.1) is finally determined to be payable under this Schedule 15 shall be as follows:

(A)                              the Relevant Sellers shall be liable for 80% of Environmental Losses up to and including €20,000,000;

(B)                              the Relevant Sellers shall be liable for 90% of Environmental Losses in excess of €20,000,000 and up to and including €50,000,000; and

(C)                              the Relevant Sellers shall be liable for 100% of Environmental Losses in excess of €50,000,000.

4.3                            For the avoidance of doubt, the apportionment of liability set out in paragraph 4.2 above shall apply to the aggregate of all Environmental Losses subject to an Environmental Claim under this Schedule 15 and shall not be reapplied in respect of each new Environmental Claim.

5.                                     TIME LIMIT

5.1                            The indemnity contained in paragraph 2 above will expire on the fifth anniversary of Completion (the “Expiry Date”) and no Environmental Claim may be brought after the Expiry Date unless Notice is received by the Relevant Seller prior to the Expiry Date.

6.                                     GENERAL LIMITATIONS ON LIABILITY

6.1                             The Relevant Seller shall not be liable in relation to any Environmental Claim to the extent that the Environmental Loss in respect of which the Environmental Claim is made, or any increase in such Environmental Loss, results from or would not have occurred but for:

(i)                                    any act, omission or transaction of the Relevant Purchasers or any member of the Relevant Purchaser’s Group after Completion or by their respective directors, officers, employees after Completion in each case which is unreasonable or negligent;

(ii)                                 the enactment of new laws in relation to Environmental Matters or changes to Indemnified Environmental Laws which come into force after the Completion Date;

(iii)                              the disclosure of information (or the authorisation of such disclosure) by the Relevant Purchaser or any member of the Relevant Purchaser’s Group or their respective officers, directors, employees, partners, agents, contractors sub-contractors or consultants concerning Contamination to any Environmental Authority or any third parties, except where:

(a)                                the Relevant Sellers have given their prior written consent provided that such consent shall not be withheld in circumstances where a reasonable operator acting in the ordinary course of business as if it did not have the benefit of this indemnity and seeking to minimise its liabilities in relation to Contamination would disclose such information (or authorise such disclosure) as a reasonable means to mitigate any Environmental Loss or to limit or to avoid significant harm or a significant risk of significant harm to the Environment, where in advance of such disclosure there is reasonable objective evidence that a matter exists or is likely to exist which would satisfy one of the Environmental Trigger Events;

(b)                                it is required by law or under or for the purpose of obtaining any Environmental Permit or for the purpose of any judicial or regulatory proceedings;

(c)                                it is requested in writing by any Environmental Authority under Indemnified Environmental Laws (without prompting or solicitation on the part of the Relevant Purchasers); or

(d)                                it is an emergency, that is a state of affairs where immediate and very grave harm to the Environment occurs or is imminent;

(iv)                               the carrying out of Investigative Works by the Relevant Purchaser or any member of the Relevant Purchaser’s Group or their respective officers, directors, employees, partners, agents, contractors sub-contractors or consultants, except where:

(a)                                the Relevant Sellers have given their prior written consent provided that such consent shall not be withheld in circumstances where a reasonable operator acting in the ordinary course of business as if it did not have the benefit of this indemnity and seeking to minimise its liabilities in relation to Contamination would carry out such Investigative Works as a reasonable means to mitigate any Environmental Loss or to limit or avoid significant harm or a significant risk of significant harm to the Environment, where in advance of such Investigative Works there is reasonable objective evidence that a matter exists or is likely to exist which would satisfy one of the Environmental Trigger Events;

(b)                                it is required by law or under or for the purpose of obtaining any Environmental Permit or for the purpose of any judicial or regulatory proceedings;

(c)                                it is requested in writing by any Environmental Authority under Indemnified Environmental Laws (without prompting or solicitation on the part of the Relevant Purchasers);

(d)                                it is required in connection with any Remedial Action; or

(e)                                it is an emergency, that is a state of affairs where immediate and very grave harm to the Environment occurs or is imminent;

(v)                                  any actual or proposed change in use or development to an environmentally more sensitive use, or any actual or proposed demolition or closure of all or a significant proportion of any Indemnified Property after Completion; and

(vi)                               the cost of repair or replacement or upgrade of any plant and or equipment or other structures where such works would have been reasonably required to be carried out in the ordinary course of business irrespective of the Contamination giving rise to the Environmental Claim; and

(vii)                            the Remedial Action exceeds the minimum that would be expressly required in writing by the Environmental Authority under Indemnified Environmental Laws were it to be aware of such Contamination, and assuming all reasonable efforts had been made as provided for in paragraph 7 of this Schedule 15.

7.                                     CONDUCT OF CLAIMS

7.1                             With effect from Completion, the Relevant Purchasers shall have control and conduct of any Environmental Proceeding and/or Remedial Action subject to paragraphs 7.2 and 7.3 below.

7.2                             Subject to paragraph 7.3 below, the Relevant Sellers have the right to take conduct and control of any Environmental Proceeding which forms the subject of an Environmental Claim, including the appointment of legal and other professional advisers and the making of any settlement or compromise of the Environmental Proceeding, provided written notice is given to the Relevant

Purchasers, in which case the Relevant Purchasers shall provide the Relevant Sellers with any such assistance and access to information and to facilities or the Indemnified Properties as the Relevant Sellers may reasonably require in relation to such Environmental Proceeding.

7.3                             In relation to any Environmental Proceeding which forms the subject of an Environmental Claim, the Relevant Purchasers (in the event that paragraph 7.1 applies) or the Relevant Sellers (in the event that paragraph 7.2 applies) as appropriate (referred to in this paragraph as the “Conduct Party”) shall ensure that (subject to appropriate arrangements to maintain confidentiality and privilege):

(A)                              the party who is not the Conduct Party (the “Other Party”) is provided with regular updates as to the steps which are being taken in connection with any Environmental Proceeding and any relevant Remedial Action;

(B)                              copies of all material documentation and correspondence in relation to the Environmental Proceeding and any relevant Remedial Action shall be provided at the Other Party’s cost including drafts where they are material;

(C)                              reasonable requests of the Other Party will be complied with at the Other Party’s cost where applicable;

(D)                              the Other Party (including their legal and other professional advisors) is given a reasonable opportunity to review and comment in advance on any proposed specifications for Remedial Action and/or work programmes relating to that Environmental Claim, provided that such comments are received within a period to be specified by the Conduct Party at that time and the Conduct Party shall have reasonable regard to such comments;

(E)                              the Other Party is allowed to attend meetings with the Environmental Authority as an observer (to the extent permitted to do so by the Environmental Authority) as an observer, provided that such meetings shall not be rearranged if the Other Party is unable to attend at the proposed time;

(F)                               the Other Party is allowed to attend meetings with consultants and advisors when planning any Remedial Action as an observer, provided that such meetings shall not be rearranged if the Other Party is unable to attend at the proposed time;

(G)                             without prejudice to paragraph 9 (Mitigation) all reasonable efforts are made in the conduct of the claim to minimise the amount of Environmental Losses;

(H)                              where the Relevant Purchasers are the Conduct Party, such action is taken as the Relevant Sellers may reasonably require (having regard to the operations and reputation of the Graphic Paper Business and any of the other businesses within the Relevant Purchaser’s Group) to resist, dispute, contest, avoid, appeal, compromise or defend the Environmental Proceeding and progress the Remedial Action (including making all available counter-claims and exercising all rights of set-off against third parties);

(I)                                    material Remedial Action shall not be carried out without prior written notice to the Relevant Sellers; and

(J)                                 where the Relevant Purchasers are the Conduct Party, no admission of liability, agreement, settlement or compromise in relation to the Environmental Proceeding is made without the prior written consent of the Relevant Sellers which consent shall not be unreasonably withheld.

8.                                     ONLY RIGHT TO CLAIM

8.1                             This Schedule 15 contains the Relevant Purchasers’ only right to claim against the Relevant Sellers under the Agreement in relation to Contamination at the Indemnified Properties and the Relevant Purchasers and any other member of the Relevant Purchasers’ Group irrevocably waives, releases and discharges the Relevant Sellers and each member of the Relevant Seller’s Group from any claims or causes of action, known or unknown, whether based on statute, regulation or common law in relation to Contamination except for claims under the Warranties set out in Schedule 4, paragraph 17 (Environment).  For the avoidance of doubt, this paragraph 8 shall not be construed as an admission of liability by any person.

8.2                             This indemnity, and for the avoidance of doubt paragraph 8.1 of this Schedule 15 above, shall not apply to the Kirkniemi Discharge Compensation.

9.                                     MITIGATION

9.1                             Subject to the other provisions of this Schedule, the Relevant Purchasers shall (and shall procure that any member of the Relevant Purchaser’s Group shall) procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Environmental Losses which in the absence of mitigation might give rise to an Environmental Claim against the Relevant Sellers under this Schedule 15.

10.                              RELEVANT PURCHASER TO INDEMNIFY RELEVANT SELLER

10.1                      The Relevant Purchasers undertake to the Relevant Sellers (for themselves and as trustees for each other member of the Relevant Seller’s Group) that it shall indemnify and keep indemnified the Relevant Sellers (for themselves and as trustees for each other member of the Relevant Seller’s Group) against any claims, damages, costs, expenses, losses or liabilities incurred by the Relevant Sellers and/or any other member of the Relevant Seller’s Group after the Expiry Date referred to in paragraph 5 above arising as a result of, or in relation to Contamination at the Kirkniemi Property save to the extent that:

(A)                              Notice of any Environmental Claim has been received by the Relevant Sellers prior to the Expiry Date; or

(B)                              the relevant damages, costs, expenses, losses or liabilities are recoverable from the Relevant Sellers by the Relevant Purchasers under clause 19.9(ii) of this Agreement.

SCHEDULE 16

(ANTI DILUTION PROVISIONS)

1.                                    If, prior to the date that the obligation to deliver Consideration Shares under this Agreement is settled with M-real, Sappi shall issue or grant to holders of Sappi Shares a Rights Issue, in each case at a price per Sappi Share which is less than the Current Market Price on the day immediately preceding the announcement of the full terms of the Rights Issue, Sappi acknowledges and agrees that the Consideration Share Price shall be adjusted, with effect from the date of closing and settlement with Sappi of the last of the proceeds of the Rights Issue, by multiplying the Consideration Share Price in force immediately prior to such issue or grant by the following fraction:

(A x B) + C

(A x D)

where:

A                                       means, the Current Market Price in respect of a Sappi Share on the day immediately preceding the announcement of the full terms of the Rights Issue,

B                                       is the number of Sappi Shares in issue immediately before the announcement of the full terms of the Rights Issue (excluding any Sappi Shares held in treasury by Sappi or any of its subsidiaries);

C                                       is the aggregate proceeds raised by Sappi pursuant to the Rights Issue expressed in ZAR after the deduction of the fees, expenses and other costs of the Rights Issue; and

D                                       is the number of Sappi Shares in issue immediately following completion of the Rights Issue (excluding any Sappi Shares held in treasury by Sappi or any of its subsidiaries),

PROVIDED THAT where the effect of any adjustment would be that the Consideration Share Price would be less than ZAR 1.00 being the nominal value of a Sappi Share, the Consideration Share Price shall be ZAR 1.00 and Sappi shall compensate M-real by way of a payment in cash of an amount per share which is equal to the amount by which the Consideration Share Price falls short of the nominal value of ZAR 1.00.

2.                                    If, prior to the date the obligation to deliver Consideration Shares under this Agreement is settled with M-real, Sappi shall have announced or completed a share capital reorganisation or special dividend or capital distribution or any other action (other than the declaration or payment of an ordinary dividend) in respect of the capital of Sappi, the effect of which would be to disadvantage M-real as compared to the position they would have been in had all of the Consideration Shares been issued and delivered on the date of this Agreement (and in each such case no adjustment for the relevant event is made under paragraph 1 Sappi undertakes that it shall at its own expense and acting reasonably, request an international investment bank selected by it and being reasonably acceptable to M-Real, acting as expert, to determine as soon as practicable what adjustment (if any) to the Consideration Share Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall take effect in accordance with such determination PROVIDED THAT where the effect of any adjustment would be that the Consideration Share Price would be less than ZAR 1.00 being the nominal value of a Sappi Share, the Consideration Share Price shall be ZAR 1.00 and Sappi shall compensate M-real by way of a payment in cash of an amount per share which is equal to the amount by which the Consideration Share Price falls short of the nominal value of ZAR 1.00.

3.                                    An example of the application of the principles in Part 1 of this Schedule 16 are set out in Part 2 of this Schedule 16.

Part 2

Assumptions

	ZAR	€
Share Price
Consideration Share Price (30 day VWAP at announcement)	82.39	7.16
Current Market Price (5 day VWAP prior to full terms of rights offer set)	81.50	6.81
FX Rates
Current ZAR/EUR FX	11.964
30 Day Avg ZAR/EUR FX prior to announcement	11.5044
Other
Dividend Post Closing/ Pre Rights Offering (Per Share)	2.41
Rights Issue Discount to Current Market Price	40%
Determination of Consideration Shares
Consideration Share Proceeds (MM)	575	50
Consideration Share Price	82.39	7.16
Consideration Shares (# MM)	6.98	6.98

If €450 MM Rights Issue is Taken Up by Shareholders

Consideration Shares
Shareholders Take Up (MM)	5384	450
Less: Proceeds Used to Pay Rights Issue Costs (MM)	(215)	(18)
Rights Issue Proceeds Net of Issue Costs (MM)	5169	432

Current Price	81.50	6.81
Rights Issue Discount to Current Market Price	40%	40%
Underwrite Price	48.90	4.09
Rights Issue Proceeds (MM)	5,384	450
Shares Issued to Rights Holders / Underwriters (# MM)	110.10	110.10
Total Shares Outstanding Pre Rights Issue Excl Consideration Shares(# MM)	229	229
TSO Post Rights Issue (# MM)	339.10	339.10
Theoretical Ex Rights Price	70.28	5.87
Adjustment Factor	86.23%	86.23%
Consideration Share Price	82.39	7.16
Adjusted Consideration Share Price	71.04	6.18
Consideration Share Proceeds (MM)	575	50
Consideration Shares Adjusted for Rights Issue (# MM)	8.10	8.10

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

SIGNED by	/s/ Esa Kaikkonen
for and on behalf of M-REAL CORPORATION

SIGNED by	/s/ Esa Kaikkonen
for and on behalf of M-REAL DEUTSCHE HOLDING
GMBH

SIGNED by	/s/ Esa Kaikkonen
for and on behalf of M-REAL HALLEIN A.G.

SIGNED by	/s/ Esa Kaikkonen
for and on behalf of M-REAL NL HOLDING B.V.

SIGNED by	/s/ Esa Kaikkonen
for and on behalf of M-REAL ZANDERS GMBH

SIGNED by	/s/ R J Boëttger and RD Hope
for and on behalf of SAPPI LIMITED

SIGNED by	/s/ R J Boëttger and RD Hope
for and on behalf of SAPPI DEUTSCHLAND
HOLDING GMBH

SIGNED by	/s/ R J Boëttger and RD Hope
for and on behalf of SAPPI NETHERLANDS BV

SIGNED by	/s/ R J Boëttger and RD Hope
for and on behalf of SAPPI PAPIER HOLDING
GMBH, AUSTRIA

SIGNED by	/s/ R J Boëttger and RD Hope
for and on behalf of SAPPI FINLAND I OY